EXHIBIT 2

CONSOLIDATED

FINANCIAL STATEMENTS

AND NOTES

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 89

Financial Reporting Responsibilities

Management is responsible for preparing the Consolidated Financial Statements. This responsibility includes selecting appropriate accounting policies and making estimates and other judgments consistent with International Financial Reporting Standards. The financial information presented elsewhere in the annual report to shareholders is consistent with these Consolidated Financial Statements.

The Board of Directors (“Board”) oversees management’s responsibilities for financial reporting. An Audit & Conduct Review Committee of non-management directors is appointed by the Board to review the Consolidated Financial Statements and report to the Board prior to their approval of the Consolidated Financial Statements for issuance to shareholders. Other key responsibilities of the Audit & Conduct Review Committee include reviewing the Company’s existing internal control procedures and planned revisions to those procedures, and advising the Board on auditing matters and financial reporting issues.

Management is also responsible for maintaining systems of internal control that provide reasonable assurance that financial information is reliable, that all financial transactions are properly authorized, that assets are safeguarded, and that Sun Life Financial Inc. and its subsidiaries, collectively referred to as “the Company”, adhere to legislative and regulatory requirements. These systems include the communication of policies and the Company’s Code of Business Conduct throughout the organization. Internal controls are reviewed and evaluated by the Company’s internal auditors.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2015, based on the framework and criteria established in Internal Control — Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2015.

The Audit & Conduct Review Committee also conducts such review and inquiry of management and the internal and external auditors as it deems necessary towards establishing that the Company is employing appropriate systems of internal control, is adhering to legislative and regulatory requirements and is applying the Company’s Code of Business Conduct. Both the internal and external auditors and the Company’s Appointed Actuary have full and unrestricted access to the Audit & Conduct Review Committee with and without the presence of management.

The Office of the Superintendent of Financial Institutions, Canada conducts periodic examinations of the Company. These examinations are designed to evaluate compliance with provisions of the Insurance Companies Act (Canada) and to ensure that the interests of policyholders, depositors, and the public are safeguarded. The Company’s foreign operations and foreign subsidiaries are examined by regulators in their local jurisdictions.

The Company’s Appointed Actuary, who is a member of management, is appointed by the Board to discharge the various actuarial responsibilities required under the Insurance Companies Act (Canada), and conducts the valuation of the Company’s actuarial liabilities. The role of the Appointed Actuary is described in more detail in Note 11. The report of the Appointed Actuary accompanies these Consolidated Financial Statements.

The Company’s external auditor, Deloitte LLP, Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2015, in addition to auditing the Company’s Consolidated Financial Statements for the years ended December 31, 2015 and December 31, 2014. Its reports to the Board and shareholders express unqualified opinions and accompany these Consolidated Financial Statements. Deloitte LLP meets separately with both management and the Audit & Conduct Review Committee to discuss the results of its audit.

Dean A. Connor	Colm J. Freyne, CPA, CA
President and Chief Executive Officer	Executive Vice-President and Chief Financial Officer

Toronto, Canada

February 10, 2016

90 Sun Life Financial Inc. Annual Report 2015	Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, (in millions of Canadian dollars except for per share amounts)	2015	2014
Revenue
Premiums
Gross	$16,824	$15,499
Less: Ceded	6,429	5,503
Net premiums	10,395	9,996
Net investment income (loss):
Interest and other investment income (Note 5)	5,288	4,941
Fair value and foreign currency changes on assets and liabilities (Note 5)	(1,961)	6,172
Net gains (losses) on available-for-sale assets	228	202
Net investment income (loss)	3,555	11,315
Fee income (Note 18)	5,324	4,453
Total revenue	19,274	25,764
Benefits and expenses
Gross claims and benefits paid (Note 11)	14,086	12,816
Increase (decrease) in insurance contract liabilities (Note 11)	1,261	8,920
Decrease (increase) in reinsurance assets (Note 11)	(505)	13
Increase (decrease) in investment contract liabilities (Note 11)	(29)	70
Reinsurance expenses (recoveries) (Note 12)	(6,146)	(5,411)
Commissions	2,100	1,889
Net transfer to (from) segregated funds (Note 23)	(43)	(30)
Operating expenses (Note 19)	5,037	4,537
Premium taxes	292	251
Interest expense	322	336
Total benefits and expenses	16,375	23,391
Income (loss) before income taxes	2,899	2,373
Less: Income tax expense (benefit) (Note 21)	599	491
Total net income (loss)	2,300	1,882
Less: Net income (loss) attributable to participating policyholders	15	9
Shareholders’ net income (loss)	2,285	1,873
Less: Preferred shareholders’ dividends	100	111
Common shareholders’ net income (loss)	$2,185	$1,762

Average exchange rates during the reporting periods:
U.S. dollars	1.28	1.10
U.K. pounds	1.95	1.82

Earnings (loss) per share (Note 27)
Basic earnings (loss) per share	$3.57	$2.88
Diluted earnings (loss) per share	$3.55	$2.86

Dividends per common share	$1.51	$1.44

The attached notes form part of these Consolidated Financial Statements.

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 91

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, (in millions of Canadian dollars)	2015	2014
Total net income (loss)	$2,300	$1,882
Other comprehensive income (loss), net of taxes:
Items that may be reclassified subsequently to income:
Change in unrealized foreign currency translation gains (losses):
Unrealized gains (losses) before net investment hedges	1,689	681
Unrealized gains (losses) on net investment hedges	(32)	(13)
Change in unrealized gains (losses) on available-for-sale assets:
Unrealized gains (losses)	(174)	367
Reclassifications to net income (loss)	(124)	(148)
Change in unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses)	3	14
Reclassifications to net income (loss)	(6)	(21)
Total items that may be reclassified subsequently to income	1,356	880
Items that will not be reclassified subsequently to income:
Remeasurement of defined benefit plans	(49)	(137)
Total items that will not be reclassified subsequently to income	(49)	(137)
Total other comprehensive income (loss)	1,307	743
Total comprehensive income (loss)	3,607	2,625
Less: Participating policyholders’ comprehensive income (loss)	27	14
Shareholders’ comprehensive income (loss)	$3,580	$2,611

INCOME TAXES INCLUDED IN OTHER COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, (in millions of Canadian dollars)	2015	2014
Income tax benefit (expense):
Items that may be reclassified subsequently to income:
Unrealized foreign currency translation gains / losses, including net investment hedges	$(18)	$2
Unrealized gains / losses on available-for-sale assets	61	(99)
Reclassifications to net income for available-for-sale assets	54	36
Unrealized gains / losses on cash flow hedges	(1)	(5)
Reclassifications to net income for cash flow hedges	2	7
Total items that may be reclassified subsequently to income	98	(59)
Items that will not be reclassified subsequently to income:
Remeasurement of defined benefit plans	12	63
Total items that will not be reclassified subsequently to income	12	63
Total income tax benefit (expense) included in other comprehensive income (loss)	$110	$4

The attached notes form part of these Consolidated Financial Statements.

92 Sun Life Financial Inc. Annual Report 2015	Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at December 31, (in millions of Canadian dollars)	2015	2014
Assets
Cash, cash equivalents and short-term securities (Note 5)	$8,983	$6,818
Debt securities (Notes 5 and 6)	69,896	66,214
Equity securities (Notes 5 and 6)	5,313	5,223
Mortgages and loans (Notes 5 and 6)	39,103	33,679
Derivative assets (Notes 5 and 6)	1,866	1,839
Other invested assets (Note 5)	3,111	2,375
Policy loans (Note 5)	3,151	2,895
Investment properties (Note 5)	6,540	6,108
Invested assets	137,963	125,151
Other assets (Note 8)	3,931	3,429
Reinsurance assets (Notes 11 and 12)	5,386	4,042
Deferred tax assets (Note 21)	1,372	1,230
Property and equipment (Note 9)	636	555
Intangible assets (Note 10)	1,479	895
Goodwill (Note 10)	4,646	4,117
Total general fund assets	155,413	139,419
Investments for account of segregated fund holders (Note 23)	91,440	83,938
Total assets	$246,853	$223,357
Liabilities and equity
Liabilities
Insurance contract liabilities (Note 11)	$110,227	$101,228
Investment contract liabilities (Note 11)	2,913	2,819
Derivative liabilities (Notes 5 and 6)	3,378	1,603
Deferred tax liabilities (Note 21)	405	155
Other liabilities (Note 13)	12,332	9,725
Senior debentures (Note 14)	2,248	2,849
Subordinated debt (Note 15)	2,492	2,168
Total general fund liabilities	133,995	120,547
Insurance contracts for account of segregated fund holders (Note 23)	83,670	76,736
Investment contracts for account of segregated fund holders (Note 23)	7,770	7,202
Total liabilities	$225,435	$204,485
Equity
Issued share capital and contributed surplus	$10,900	$10,805
Retained earnings and accumulated other comprehensive income	10,518	8,067
Total equity	$21,418	$18,872
Total liabilities and equity	$246,853	$223,357

Exchange rates at the end of the reporting periods:
U.S. dollars	1.38	1.16
U.K. pounds	2.04	1.81

The attached notes form part of these Consolidated Financial Statements.

Approved on behalf of the Board of Directors on February 10, 2016.

Dean A. Connor	William D. Anderson
President and Chief Executive Officer	Director

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 93

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the years ended December 31, (in millions of Canadian dollars)	2015	2014
Shareholders:
Preferred shares (Note 16)
Balance, beginning of year	$2,257	$2,503
Redemption of preferred shares	–	(246)
Balance, end of year	2,257	2,257
Common shares (Note 16)
Balance, beginning of year	8,465	8,304
Stock options exercised	54	83
Common shares purchased for cancellation	(74)	(13)
Issued under dividend reinvestment and share purchase plan	88	91
Issued as consideration for business acquisition (Note 3)	34	–
Balance, end of year	8,567	8,465
Contributed surplus
Balance, beginning of year	83	95
Share-based payments	3	4
Stock options exercised	(10)	(16)
Balance, end of year	76	83
Retained earnings
Balance, beginning of year	6,762	5,899
Net income (loss)	2,285	1,873
Redemption of preferred shares (Note 16)	–	(4)
Dividends on common shares	(918)	(869)
Dividends on preferred shares	(100)	(111)
Common shares purchased for cancellation (Note 16)	(138)	(26)
Balance, end of year	7,891	6,762
Accumulated other comprehensive income (loss), net of taxes
Unrealized gains (losses) on available-for-sale assets	548	329
Unrealized cumulative translation differences, net of hedging activities	773	110
Unrealized gains (losses) on transfers to investment properties	6	6
Unrealized gains (losses) on derivatives designated as cash flow hedges	6	13
Cumulative changes in liabilities for defined benefit plans	(169)	(32)
Balance, beginning of year	1,164	426
Total other comprehensive income (loss) for the year	1,295	738
Balance, end of year	2,459	1,164
Total shareholders’ equity, end of year	$21,250	$18,731
Participating policyholders:
Retained earnings
Balance, beginning of year	$135	$126
Net income (loss)	15	9
Balance, end of year	150	135
Accumulated other comprehensive income (loss), net of taxes
Unrealized cumulative translation differences, net of hedging activities	6	1
Balance, beginning of year	6	1
Total other comprehensive income (loss) for the year	12	5
Balance, end of year	18	6
Total participating policyholders’ equity, end of year	$168	$141
Total equity	$21,418	$18,872

The attached notes form part of these Consolidated Financial Statements.

94 Sun Life Financial Inc. Annual Report 2015	Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, (in millions of Canadian dollars)	2015		2014
Cash flows provided by (used in) operating activities
Income (loss) before income taxes	$2,899		$2,373
Add: Interest expense related to financing activities	297		313
Operating items not affecting cash:
Increase (decrease) in insurance and investment contract liabilities	1,232		9,358
(Increase) decrease in reinsurance assets	(595)		(101)
Unrealized (gains) losses on invested assets	3,833		(4,597)
Other non-cash items	(1,652)		(443)
Operating cash items:
Deferred acquisition costs	(60)		(54)
Realized (gains) losses on assets	(812)		(1,178)
Sales, maturities and repayments of invested assets	46,306		64,305
Purchases of invested assets	(46,661)		(68,454)
Change in policy loans	(62)		(13)
Income taxes received (paid)	(453)		(230)
Mortgage securitization (Note 5)	364		248
Other cash items	(175)		277
Net cash provided by (used in) operating activities	4,461		1,804
Cash flows provided by (used in) investing activities
Net (purchase) sale of property and equipment	(106)		63
Investment in and transactions with joint ventures and associates (Note 17)	(3)		(87)
Dividends received from joint ventures and associates (Note 17)	32		5
Cash received on sale of discontinued operation	–		72
Acquisitions, net of cash and cash equivalents acquired (Note 3)	(578	)(1)	–
Other investing activities	(68)		(66)
Net cash provided by (used in) investing activities	(723)		(13)
Cash flows provided by (used in) financing activities
Increase in (repayment of) borrowed funds	589		(260)
Issuance of subordinated debt, net of issuance costs (Note 15)	497		249
Redemption of senior debentures and subordinated debt (Notes 14 and 15)	(806)		(500)
Redemption of preferred shares (Note 16)	–		(250)
Issuance of common shares on exercise of stock options	44		67
Common shares purchased for cancellation (Note 16)	(212)		(39)
Dividends paid on common and preferred shares	(921)		(886)
Interest expense paid	(297)		(321)
Net cash provided by (used in) financing activities	(1,106)		(1,940)
Changes due to fluctuations in exchange rates	516		189
Increase (decrease) in cash and cash equivalents	3,148		40
Net cash and cash equivalents, beginning of year	3,364		3,324
Net cash and cash equivalents, end of year	6,512		3,364
Short-term securities, end of year	2,305		3,450
Net cash and cash equivalents and short-term securities, end of year (Note 5)	$8,817		$6,814

(1)	Consists of total cash consideration paid of $638, less cash and cash equivalents acquired of $60.

The attached notes form part of these Consolidated Financial Statements.

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 95

Notes to the Consolidated Financial Statements

(Amounts in millions of Canadian dollars except for per share amounts and where otherwise stated. All amounts stated in U.S. dollars are in millions.)

1. Significant Accounting Policies

Description of Business

Sun Life Financial Inc. (“SLF Inc.”) is a publicly traded company domiciled in Canada and is the holding company of Sun Life Assurance Company of Canada (“Sun Life Assurance”). Both companies are incorporated under the Insurance Companies Act (Canada), and are regulated by the Office of the Superintendent of Financial Institutions, Canada (“OSFI”). SLF Inc. and its subsidiaries are collectively referred to as “us”, “our”, “ours”, “we”, “the Enterprise”, or “the Company”. We are an internationally diversified financial services organization providing savings, retirement, and pension products, and life and health insurance to individuals and groups through our operations in Canada, the United States (“U.S.”), the United Kingdom (“U.K.”), and Asia. We also operate mutual fund and investment management businesses, primarily in Canada, the U.S., and Asia.

Statement of Compliance

We prepared our Consolidated Financial Statements in accordance with International Financial Reporting Standards (“IFRS”) as issued and adopted by the International Accounting Standards Board (“IASB”). Our accounting policies have been applied consistently within our Consolidated Financial Statements.

Basis of Presentation

Our Consolidated Statements of Financial Position are presented in the order of liquidity and each statement of financial position line item includes both current and non-current balances, as applicable.

We have defined our reportable segments and the amounts disclosed for those segments based on our management structure and the manner in which our internal financial reporting is conducted. Transactions between segments are executed and priced on an arm’s-length basis in a manner similar to transactions with third parties.

The significant accounting policies used in the preparation of our Consolidated Financial Statements are summarized below and are applied consistently by us.

Estimates, Assumptions and Judgments

The application of our accounting policies requires estimates, assumptions and judgments as they relate to matters that are inherently uncertain. We have established procedures to ensure that our accounting policies are applied consistently and that the processes for changing methodologies for determining estimates are controlled and occur in an appropriate and systematic manner.

Use of Estimates and Assumptions

The preparation of our Consolidated Financial Statements requires us to make estimates and assumptions that affect the application of our policies and the reported amounts of assets, liabilities, revenue and expenses. Key sources of estimation uncertainty include the measurement of insurance contract liabilities and investment contract liabilities, determination of fair value, impairment of financial instruments, determination and impairment of goodwill and intangible assets, and determination of provisions and liabilities for pension plans, other post-retirement benefits, and income taxes. Actual results may differ from our estimates thereby impacting our Consolidated Financial Statements. Information on our use of estimates and assumptions are discussed in this Note.

Judgments

In preparation of these Consolidated Financial Statements, we use judgments to select assumptions and determine estimates as described above. We also use judgment when applying accounting policies and when determining the classification of insurance contracts, investment contracts and service contracts; the substance of whether our relationship with a structured entity, subsidiary, joint venture or associate constitutes control, joint control or significant influence; functional currencies; contingencies; acquisitions; and the determination of fair value of share-based payments.

96 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Significant estimates and judgments have been made in the following areas and are discussed as noted:

Insurance contract and investment contract assumptions and measurement	Note 1 Insurance Contract Liabilities and Investment Contract Liabilities
Note 11 Insurance Contract Liabilities and Investment Contract Liabilities
Determination of fair value	Note 1 Basis of Consolidation
Note 1 Determination of Fair Value
Note 3 Acquisitions
Note 5 Total Invested Assets and Related Net Investment Income
Impairment of financial instruments	Note 1 Financial Assets Excluding Derivative Financial Instruments
Note 6 Financial Instrument Risk Management
Income taxes	Note 1 Income Taxes
Note 21 Income Taxes
Pension plans	Note 1 Pension Plans and Other Post-Retirement Benefits
Note 26 Pension Plans and Other Post-Retirement Benefits
Goodwill and intangible asset impairment	Note 1 Goodwill
Note 1 Intangible Assets
Note 10 Goodwill and Intangible Assets
Determination of control for purpose of consolidation	Note 1 Basis of Consolidation
Note 17 Interests in Other Entities

Basis of Consolidation

Our Consolidated Financial Statements include the results of operations and the financial position of subsidiaries, which includes structured entities controlled by us, after intercompany balances and transactions have been eliminated. Subsidiaries are fully consolidated from the date we obtain control, and deconsolidated on the date control ceases. The acquisition method is used to account for the acquisition of a subsidiary from an unrelated party at the date that control is obtained, with the difference between the consideration transferred and the fair value of the subsidiary’s net identifiable assets acquired recorded as goodwill. Judgment is required to determine fair value of the net identifiable assets acquired in a business combination.

We control an entity when we have power over an entity, exposure to or rights to variable returns from our involvement with an entity, and the ability to affect our returns through our power over an entity. Power exists when we have rights that give us the ability to direct the relevant activities, which are those activities that could significantly affect the entity’s returns. Power can be obtained through voting rights or other contractual arrangements. Judgment is required to determine the relevant activities and which party has power over these activities. When we have power over and variable returns from an entity, including an investment fund that we manage, we also apply significant judgment in determining whether we are acting as a principal or agent. To make this determination, we consider factors such as how much discretion we have regarding the management of the investment fund and the magnitude and extent of variability associated with our interests in the fund. If we determine we are the principal rather than the agent, we would consolidate the assets and liabilities of the fund. Interests held by external parties in investment funds that we consolidate are recorded as third-party interest in consolidated investment funds in Other liabilities. If we lose control of an entity, the assets and liabilities of that entity are derecognized from our Consolidated Statements of Financial Position at the date at which control is lost and any investment retained is remeasured to fair value.

A joint venture exists when SLF Inc., or one of its subsidiaries, has joint control of a joint arrangement and has rights to the net assets of the arrangement. Joint control is the contractually agreed sharing of control and exists only when the decisions about the relevant activities require the unanimous consent of the parties sharing control. Associates are entities over which SLF Inc. or its subsidiaries are able to exercise significant influence. Significant influence is the power to participate in the financial and operating policy decisions of an investee but not have control or joint control over those decisions. Significant influence is generally presumed to exist when SLF Inc. or its subsidiaries holds greater than 20% of the voting power of the investee but does not have control or joint control. The equity method is used to account for our interests in joint ventures and associates. A joint operation exists when SLF Inc., or one of its subsidiaries, has joint control of an arrangement that gives it rights to the assets and obligations for the liabilities of the operation, rather than the net assets of the arrangement. For joint operations, we record our share of the assets, liabilities, revenue and expenses of the joint operation. Judgment is required to determine whether contractual arrangements between multiple parties results in control, joint control or significant influence, with consideration of the relevant activities of the entity, voting rights, representation on boards of directors and other decision-making factors. Judgment is also required to determine if a joint arrangement is a joint venture or joint operation, with consideration of our rights and obligations and the structure and legal form of the arrangement.

Determination of Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is measured using the assumptions that market participants would use when pricing an asset or liability. We determine fair value by using quoted prices in active markets for identical or similar assets or liabilities. When quoted prices in active markets are not available, fair value is determined using valuation techniques that maximize the use of observable inputs. When observable valuation inputs are not available, significant judgment is required to determine fair value by assessing the valuation techniques and valuation inputs. The use of alternative valuation techniques or valuation inputs may result in a different fair value. A description of the fair value methodologies, assumptions, valuation techniques, and valuation inputs by type of asset is included in Note 5.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 97

Foreign Currency Translation

Translation of Transactions in Foreign Currencies

The financial results of SLF Inc. and its subsidiaries, joint ventures and associates are prepared in the currency in which they conduct their ordinary course of business, which is referred to as functional currency. Transactions occurring in currencies other than the functional currency are translated to the functional currency using the spot exchange rates at the dates of the transactions.

Monetary assets and liabilities in foreign currencies are translated to the functional currency at the exchange rate at the statement of financial position date. Non-monetary assets and liabilities in foreign currencies that are held at fair value are translated using the exchange rate at the statement of financial position date, while non-monetary assets and liabilities that are measured at historical cost are translated using the exchange rate at the date of the transaction.

The resulting exchange differences from the translation of monetary items and non-monetary items held at fair value, with changes in fair value recorded to income, are recognized in our Consolidated Statements of Operations. For monetary assets classified as available-for-sale (“AFS”), translation differences calculated on amortized cost are recognized in our Consolidated Statements of Operations and other changes in carrying amount are recognized in other comprehensive income (“OCI”). The exchange differences from the translation of non-monetary items classified as AFS are recognized in OCI.

Translations to the Presentation Currency

In preparing our Consolidated Financial Statements, the financial statements of foreign operations are translated from their respective functional currencies to Canadian dollars, our presentation currency. Assets and liabilities are translated at the closing exchange rate at the statement of financial position date, and income and expenses are translated using the average exchange rates. The accumulated gains or losses arising from translation of functional currencies to the presentation currency, net of the effect of any hedges, are included as a separate component of OCI within equity. Upon disposal of a foreign operation that includes loss of control, significant influence or joint control, the cumulative exchange gain or loss related to that foreign operation is recognized in income.

Invested Assets

Financial Assets Excluding Derivative Financial Instruments

Financial assets include cash, cash equivalents and short-term securities, debt securities, equity securities, mortgages and loans, financial assets included in other invested assets and policy loans. Financial assets are designated as financial assets at fair value through profit or loss (“FVTPL”) or AFS assets, or are classified as loans and receivables at initial recognition. The following table summarizes the financial assets included in our Consolidated Statements of Financial Position and the asset classifications applicable to these assets:

Consolidated Statements of Financial Position line	Asset classification
Cash, cash equivalents and short-term securities	FVTPL
Debt securities	FVTPL and AFS
Equity securities	FVTPL and AFS
Mortgages and loans	Loans and receivables
Other invested assets	FVTPL and AFS
Policy loans	Loans and receivables

Mortgages and loans include mortgages, loans and debt securities not quoted in an active market. Financial assets included in Other invested assets include investments in limited partnerships, segregated funds and mutual funds. Cash equivalents are highly liquid instruments with a term to maturity of three months or less, while short-term securities have a term to maturity exceeding three months but less than one year. Policy loans are fully secured by the policy values on which the loans are made. The accounting for each asset classification is described in the following sections.

i) Initial Recognition and Subsequent Measurement

Generally, debt securities, equity securities and other invested assets supporting our insurance contract liabilities or investment contract liabilities measured at fair value are designated as FVTPL, while debt securities, equity securities and other invested assets not supporting our insurance contract liabilities or that are supporting investment contract liabilities measured at amortized cost are designated as AFS. Mortgages and loans and policy loans are classified as loans and receivables. Financial assets are recognized in the Consolidated Statements of Financial Position on their trade dates, which are the dates that we commit to purchase or sell the assets. Originated mortgages and loans are recognized in the Consolidated Statements of Financial Position on their funding dates.

Financial Assets at Fair Value Through Profit or Loss

Financial assets at FVTPL include financial assets that are held for trading (“HFT”), as well as financial assets that have been designated as FVTPL at initial recognition. A financial asset is classified as HFT if it is acquired principally for the purpose of selling in the near term. A financial asset can be designated as FVTPL if it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases; or if a group of financial assets, financial liabilities or both, is managed and its performance is evaluated on a fair value basis. Cash equivalents and short-term securities have been classified as HFT.

Debt securities, equity securities and other invested assets supporting insurance contract liabilities or investment contract liabilities measured at fair value have been designated as FVTPL. This designation has been made to eliminate or significantly reduce the measurement inconsistency that would arise due to the measurement of the insurance contract or investment contract liabilities, which are based on the carrying value of the assets supporting those liabilities. Because the carrying value of insurance contract liabilities is determined by reference to the assets supporting those liabilities, changes in the insurance contract liabilities generally offset changes in the fair value of debt securities classified as FVTPL, except for changes that are due to impairment. The majority of equity securities and other invested assets classified as FVTPL are held to support products where investment returns are passed through to policyholders and therefore, changes in the fair value of those assets are significantly offset by changes in insurance contract liabilities.

98 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Financial assets classified as FVTPL are recorded at fair value in our Consolidated Statements of Financial Position and transaction costs are expensed immediately. Changes in fair value as well as realized gains and losses on sale are recorded in Fair value and foreign currency changes on assets and liabilities in our Consolidated Statements of Operations. Interest income earned and dividends received are recorded in Interest and other investment income in our Consolidated Statements of Operations.

Available-for-Sale Financial Assets

Financial assets classified as AFS are recorded at fair value in our Consolidated Statements of Financial Position and transaction costs are capitalized on initial recognition. Transaction costs for debt securities are recognized in income using the effective interest method, while transaction costs for equity securities and other invested assets are recognized in income when the asset is derecognized. Changes in fair value are recorded to unrealized gains and losses in OCI. For foreign currency translation, exchange differences calculated on the amortized cost of AFS debt securities are recognized in income and other changes in carrying amount are recognized in OCI. The exchange differences from the translation of AFS equity securities and other invested assets are recognized in OCI. Interest income earned and dividends received are recorded in Interest and other investment income in our Consolidated Statements of Operations. Net impairment losses and realized gains and losses on the sale of assets classified as AFS are reclassified from accumulated OCI to Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations.

Loans and Receivables

Loans and receivables are generally carried at amortized cost using the effective interest method. Transaction costs for mortgages and loans are capitalized on initial recognition and are recognized in income using the effective interest method. Realized gains and losses on the sale of mortgages and loans, interest income earned, and fee income are recorded in Interest and other investment income in our Consolidated Statements of Operations.

ii) Derecognition

Financial assets are derecognized when our rights to contractual cash flows expire, when we transfer substantially all our risks and rewards of ownership, or when we no longer retain control.

iii) Impairment

Financial assets are assessed for impairment on a quarterly basis. Financial assets are impaired and impairment losses are incurred if there is objective evidence of impairment as a result of one or more loss events and that event has an impact on the estimated future cash flows that can be reliably estimated. Objective evidence of impairment generally includes significant financial difficulty of the issuer, including actual or anticipated bankruptcy or defaults and delinquency in payments of interest or principal or disappearance of an active market for that financial asset. Objective evidence of impairment for an investment in an equity instrument or other invested asset also includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic, or legal environment in which the issuer operates that may indicate that the carrying amount will not be recovered, and a significant or prolonged decline in the fair value of an equity instrument or other invested asset below its cost. Management exercises considerable judgment in assessing for objective evidence of impairment. Due to the inherent risks and uncertainties in our evaluation of assets or groups of assets for objective evidence of impairment, the actual impairment amount and the timing of the recognition of impairment may differ from management assessment. The impairment assessment process is discussed in Note 6.

Financial Assets at Fair Value Through Profit or Loss

Since financial assets classified as FVTPL are carried at fair value with changes in fair value recorded to income, any reduction in value of the assets due to impairment is already reflected in income. However, the impairment of assets classified as FVTPL, generally impacts the change in insurance contract liabilities due to the impact of asset impairment on future cash flows.

Available-for-Sale Financial Assets

When there is objective evidence that a financial asset classified as AFS is impaired, the loss in accumulated OCI is reclassified to Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations. Following impairment loss recognition, a debt security continues to be carried at fair value with changes in fair value recorded in OCI, and it is assessed quarterly for further impairment loss or reversal. Subsequent losses on an impaired equity security or other invested asset, including losses relating to foreign currency changes, are reclassified from OCI to income in subsequent reporting periods until the asset is derecognized. Once an impairment loss on a debt security classified as AFS is recorded to income, any reversal of impairment loss through income occurs only when the recovery in fair value is objectively related to an event occurring after the impairment was recognized. Impairment losses on an equity security or other invested asset classified as AFS are not reversed through income.

Loans and Receivables

If an impairment loss on an individual mortgage or loan has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. For collateralized financial assets, the present value of the estimated future cash flows reflects the cash flows that may result from foreclosure less costs to sell, whether or not foreclosure is probable. If no evidence of impairment exists for an individually assessed mortgage or loan, it is included in a group of loans with similar credit risk characteristics and collectively assessed for impairment.

When an impairment loss has been incurred, the carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in income. If the impairment loss subsequently decreases and the decrease can be related objectively to an event occurring after the initial impairment charge was recognized, the previous impairment charge is reversed by adjusting the allowance account and the reversal is recognized in income. Interest income is recognized on impaired mortgages and loans using the effective interest rate method and it is based on the estimated future cash flows used to measure the impairment loss.

Changes in the allowance account, other than write-offs net of recoveries, are charged against Interest and other investment income in our Consolidated Statements of Operations. Write-offs, net of recoveries, are deducted from the allowance account when there is no realistic prospect of recovery, which is typically not before derecognition of the asset through foreclosure or sale.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 99

Collateral

Cash received (pledged) as collateral is recognized (derecognized) in our Consolidated Statements of Financial Position with corresponding amounts recognized in Other liabilities (Other assets), respectively. All other types of assets received (pledged) as collateral are not recognized (derecognized) in our Consolidated Statements of Financial Position.

Derivative Financial Instruments

All derivative financial instruments are recorded at fair value in our Consolidated Statements of Financial Position. Derivatives with a positive fair value are recorded as Derivative assets while derivatives with a negative fair value are recorded as Derivative liabilities.

The accounting for the changes in fair value of a derivative instrument depends on whether or not it is designated as a hedging instrument for accounting purposes. Changes in fair value of derivatives that are not designated as hedging instruments for accounting purposes, which are defined as derivative investments, and embedded derivatives that are bifurcated are recorded in Fair value and foreign currency changes on assets and liabilities in our Consolidated Statements of Operations. Income earned or paid on these derivatives is recorded in Interest and other investment income in our Consolidated Statements of Operations. Hedge accounting is applied to certain derivatives to reduce income statement volatility. When certain qualification criteria are met, hedge accounting recognizes the offsetting effects of hedging instruments and hedged items in income or defers the effective portion of changes in fair value of hedging instruments in OCI until there is a recognition event, such as the occurrence of a forecasted transaction or the disposal of a net investment in a foreign subsidiary. All hedging relationships are documented at inception and hedge effectiveness is assessed on a quarterly basis.

Fair Value Hedges

Certain interest rate swaps and foreign currency forwards are designated as fair value hedges of the interest rate or foreign exchange rate risks associated with AFS assets. Changes in fair value of the derivatives are recorded in Interest and other investment income in our Consolidated Statements of Operations. The change in fair value of the AFS assets related to the hedged risk is reclassified from OCI to income. As a result, ineffectiveness, if any, is recognized in income to the extent that changes in fair value of the derivatives and AFS assets do not offset. Interest income earned and paid on the AFS assets and swaps in the fair value hedging relationships are recorded in Interest and other investment income in our Consolidated Statements of Operations.

Cash Flow Hedges

Certain equity and foreign currency forwards are designated as cash flow hedges for the anticipated payments of awards under certain share-based payment plans and for the anticipated foreign currency purchase of an equity investment. Changes in the fair value of derivatives for the effective portion of the hedge are recognized in OCI, while the ineffective portion of the hedge and any items excluded from hedge assessment, such as the spot-to-forward differential, are recognized in Interest and other investment income in our Consolidated Statements of Operations. A portion of the amount recognized in OCI related to the equity forwards is reclassified to income as a component of operating expenses as the liabilities for the share-based payment awards are accrued over the vesting period. A portion of the amounts recognized in OCI related to the foreign currency forwards would be reclassified to income upon disposal or impairment of the equity investment. All amounts recognized in, or reclassified from OCI are net of related taxes.

Net Investment Hedges

Foreign currency denominated liabilities are designated as net investment hedges to reduce foreign exchange fluctuations associated with certain net investments in funding of foreign subsidiaries. Changes in fair value of these instruments are recorded to foreign exchange gains and losses in OCI, offsetting the respective foreign currency translation gains or losses arising from the underlying net investments in foreign subsidiaries. All amounts recorded to, or from, OCI are net of related taxes. If the hedging relationship is terminated, amounts deferred in accumulated OCI continue to be deferred until there is a disposal or partial disposal of our net investment in the hedged foreign subsidiary.

Embedded Derivatives

An embedded derivative is a component of a host contract that modifies the cash flows of the host contract in a manner similar to a derivative, according to a specified interest rate, financial instrument price, foreign exchange rate, underlying index or other variable. We are required to separate embedded derivatives from the host contract, if an embedded derivative has economic and risk characteristics that are not closely related to the host contract, meets the definition of a derivative, and the combined contract is not measured at fair value with changes recognized in income. If an embedded derivative is bifurcated for accounting purposes from the host contract, it will be accounted for as a derivative. For further details on embedded derivatives in insurance contracts, see the Insurance Contract Liabilities accounting policy in this Note.

Investment Properties

Investment properties are real estate held to earn rental income, for capital appreciation, or both. Properties held to earn rental income or for capital appreciation that have an insignificant portion that is owner-occupied are classified as investment properties. Properties that do not meet these criteria are classified as property and equipment. Expenditures related to ongoing maintenance of properties incurred subsequent to acquisition are expensed. Investment properties are initially recognized at cost in our Consolidated Statements of Financial Position. Various costs incurred associated with the acquisition of an investment property are either capitalized or expensed depending on whether or not the acquisition is considered a business combination. Investment properties are subsequently measured at fair value with changes in value recorded to Fair value and foreign currency changes on assets and liabilities in our Consolidated Statements of Operations.

Other Invested Assets – Non-Financial Assets

Other invested assets also include non-financial assets such as investments in joint ventures and associates, which are accounted for using the equity method. Investments in joint ventures and associates are initially recorded at cost. The investment in joint ventures and associates is increased by our share of capital contributions and for purchases of additional interests and is reduced by distributions received. In addition, subsequent adjustments to the investment are made for our share of net income or loss and our share of OCI. Our share of net income is recorded in Interest and other investment income in our Consolidated Statements of Operations and our share of OCI is recorded in our Consolidated Statements of Comprehensive Income (Loss). Impairment losses on equity method investments are recognized when events or changes in circumstances indicate that they are impaired. The impairment loss recognized is the difference between the carrying amount and the recoverable amount.

100 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Other Assets

Other assets which are measured at amortized cost, include accounts receivable and investment income due and accrued. Deferred acquisition costs arising from service contracts or from service components of investment contracts are amortized over the expected life of the contracts based on the future expected fees.

Reinsurance Assets

In the normal course of business, we use reinsurance to limit exposure to large losses. We have a retention policy that requires that such arrangements be placed with well-established, highly-rated reinsurers. Reinsurance assets are measured consistently with the amounts associated with the underlying insurance contracts and in accordance with the terms of each reinsurance contract. Amounts due to or from reinsurers with respect to premiums received or paid claims are included in Other assets and Other liabilities in the Consolidated Statements of Financial Position. Premiums for reinsurance ceded are presented as premiums ceded in the Consolidated Statements of Operations. Reinsurance expenses (recoveries), as presented in our Consolidated Statements of Operations, represent reinsurance expenses and expense recoveries resulting from reinsurance agreements.

Reinsurance assets are subject to impairment testing. If impaired, the carrying value is reduced, and an impairment loss is recognized in Reinsurance expenses (recoveries) in our Consolidated Statements of Operations. Impairment occurs when objective evidence exists (as a result of an event) after the initial recognition of the reinsurance asset indicating that not all amounts due under the terms of the contract will be received, and the impairment can be reliably measured.

Reinsurance assumed is accounted for as an insurance, investment or service contract depending on the underlying nature of the agreement and if it meets the definition of an insurance, investment or service contract. For the accounting for these types of contracts, see the respective policy section in this Note.

Property and Equipment

Owner-occupied properties and all other items classified as property and equipment are carried at historical cost less accumulated depreciation and impairment.

Costs including the purchase price and any costs directly attributable to bringing the asset to the location and condition necessary for its intended use are capitalized. Repairs and maintenance costs incurred subsequent to acquisition or development of the property are charged through operating expenses during the period in which they are incurred. Other costs incurred subsequently are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the asset will flow to us and the cost of the asset can be measured reliably.

Depreciation of property and equipment, excluding land which is not depreciated, is calculated using a straight-line method and the asset is amortized to its residual value over its estimated useful life as follows:

Owner-occupied properties	25 to 49 years
Furniture, computers, other office equipment, and leasehold improvements	2 to 10 years

The asset’s residual value, useful life, and method of depreciation are reviewed regularly, at a minimum at the end of each fiscal year, and adjusted if appropriate. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is considered to be impaired and it is written down immediately to its recoverable amount. In the event of an improvement in the estimated recoverable amount, the related impairment may be reversed. Gain and loss on disposal of property and equipment is determined by reference to its carrying amount and is recognized in the Consolidated Statements of Operations.

Intangible Assets

Intangible assets consist of finite life and indefinite life intangible assets. Finite life intangible assets are amortized on a straight-line basis over varying periods of up to 40 years, and are charged through operating expenses. The useful lives of finite life intangible assets are reviewed annually, and the amortization is adjusted as necessary. Indefinite life intangibles are not amortized, and are assessed for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Impairment is assessed by comparing the carrying values of the indefinite life intangible assets to their recoverable amounts. If the carrying values of the indefinite life intangibles exceed their recoverable amounts, these assets are considered impaired, and a charge for impairment is recognized in our Consolidated Statements of Operations. The recoverable amount of intangible assets is determined using various valuation models, which require management to make certain judgments and assumptions that could affect the estimates of the recoverable amount.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable tangible and intangible assets of the acquired businesses. It is carried at original cost less any impairment subsequently incurred. Goodwill is assessed for impairment annually or more frequently if events or circumstances occur that may result in the recoverable amount of a cash generating unit (“CGU”) falling below its carrying value. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of cash inflows from other groups of assets. We exercise significant judgment in determining our CGUs. The factors considered in determining our CGUs include product cash inflows, product distribution, target markets, and how management monitors and evaluates the operations.

The goodwill balances are allocated to either individual or groups of CGUs that are expected to benefit from the synergies of the business combination. Goodwill impairment is quantified by comparing a CGU’s carrying value to its recoverable amount, which is the higher of fair value less costs to sell and value in use. Impairment losses are recognized immediately and may not be reversed in future periods. Significant judgment is involved in estimating the model inputs used to determine the recoverable amount of our CGUs, including those for discount rates, capital, the value of new business, and expenses as well as cash flow projections, due to the uncertainty in the timing of and amount of cash flows and the forward-looking nature of these inputs. The assumptions may differ from the actual experience, and estimates may change from period to period based on future events or revisions of assumptions. These key assumptions are discussed in Note 10.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 101

Insurance Contract Liabilities

Insurance contracts are contracts under which we accept significant insurance risk from a policyholder by agreeing to compensate the policyholder if a specified uncertain future event adversely affects the policyholder. The presence of significant insurance risk in individual contracts is assessed by reviewing books of contracts with homogeneous risk features. Judgment is required to determine the classification of a contract as an insurance contract, investment contract or a service contract.

As discussed in the Segregated Funds section of this Note, certain insurance contracts under which the policyholder bears the risks associated with the underlying investments are classified as Insurance contracts for account of segregated fund holders in our Consolidated Statements of Financial Position.

Insurance contract liabilities, including policy benefits payable and provisions for policyholder dividends, are determined in accordance with Canadian accepted actuarial practice and any requirements of OSFI. As confirmed by guidance provided by the Canadian Institute of Actuaries (“CIA”), the current Canadian Asset Liability Method (“CALM”) of valuation of insurance contract liabilities satisfies the IFRS 4 Insurance Contracts (“IFRS 4”) requirements for eligibility for use under IFRS. Under CALM, liabilities are set equal to the statement of financial position value of the assets required to support them.

Some insurance contracts contain discretionary participation features (“DPF”), whereby the policyholder has the right to receive potentially significant additional benefits based on the actual investments and other experience on a block of similar contracts. IFRS allows the non-guaranteed, or participating, elements of such contracts to be classified as either a liability or as equity, depending on the nature of our obligation to the policyholder. The contracts issued by us contain constructive obligations to the policyholder with respect to the DPF of the contracts. We have therefore elected to classify these features as a liability, consistent with accounting treatment under CALM, and in accordance with guidance provided by the CIA.

Derivatives embedded in insurance contracts are treated as separate derivatives and measured at fair value with changes in fair value recognized in income, except when the embedded derivative itself meets the definition of an insurance contract under IFRS, or when the risks and characteristics are closely related to those of the host contracts or when the derivative is the policyholder’s option to surrender an insurance contract for a fixed amount or an amount based on a fixed amount and an interest rate. The derivatives that have not been separated are accounted for as insurance contract liabilities.

Significant judgment is required in determining our liabilities for insurance contracts including the assumptions required for their determination. Application of different assumptions may result in different measurement of the insurance contract liabilities. Actual experience may differ from assumptions, and estimates may change from period to period based on future events or revisions of assumptions. Key assumptions and considerations in choosing assumptions are discussed in Note 11 and sensitivities are discussed in Note 7.

Financial Liabilities

Investment Contract Liabilities

Contracts issued by us that do not transfer significant insurance risk, but do transfer financial risk from the policyholder to us, are financial liabilities and are accounted for as investment contracts. Service components of investment contracts are treated as service contracts. For further details on how service components of investment contracts are treated, see the Service Contracts accounting policy in this Note.

Liabilities for investment contracts without DPF are measured at FVTPL or amortized cost. Contracts recorded at FVTPL are measured at fair value at inception and each subsequent reporting period. Contracts recorded at amortized cost are initially recognized at fair value, less transaction costs directly attributable to the issue of the contract. These liabilities are derecognized when the obligation of the contract is discharged, cancelled or expired. At each subsequent period, the contracts are measured at amortized cost using the effective interest method. Changes in fair value of investment contract liabilities recorded at FVTPL and amortization on contracts recorded at amortized cost are recorded as an Increase (decrease) in investment contract liabilities in our Consolidated Statements of Operations. Deposits collected from and payments made to contract holders are recorded as an increase and decrease in Investment contract liabilities in our Consolidated Statements of Financial Position.

As discussed in the Segregated Funds section of this Note, certain investment contracts under which the policyholder bears the risks associated with the underlying investments are classified as Investment contracts for account of segregated fund holders in the Consolidated Statements of Financial Position. The accounting for Investment contracts that contain DPF is described in the Insurance Contract Liabilities section of this Note.

Other Liabilities

Other liabilities, which are measured at amortized cost, include accounts payable, repurchase agreements, accrued expenses and taxes, senior financing and provisions. Liabilities for provisions, other than insurance contract liabilities and investment contract liabilities, are recognized for present legal or constructive obligations as a result of a past event if it is probable that they will result in an outflow of economic resources and the amount can be reliably estimated. The amounts recognized for these provisions are the best estimates of the expenditures required to settle the present obligations or to transfer them to a third-party at the statement of financial position date, considering all the inherent risks and uncertainties, as well as the time value of money. These provisions are reviewed as relevant facts and circumstances change.

Senior Debentures and Subordinated Debt

Senior debentures and subordinated debt liabilities are recorded at amortized cost using the effective interest method. Transaction costs are recorded as part of the liability and are recognized in income using the effective interest method. These liabilities are derecognized when the obligation of the contract is discharged, cancelled or expired.

Service Contracts

Contracts issued by us that do not transfer significant insurance risk and do not transfer financial risk from the policyholder to us are classified as service contracts. Service components of investment contracts are also accounted for as service contracts. Fee income

102 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

earned from these contracts is described in the Premium and Fee Income Recognition accounting policy section of this Note. Deferred acquisition costs are described under the Other Assets accounting policy section of this Note. Where the cost of meeting the obligations of the contract exceed the economic benefits expected to be received under it, a provision is recognized in other liabilities.

Segregated Funds

Segregated funds are products for which we issue a contract where the benefit amount is directly linked to the fair value of the investments held in the particular segregated fund. Although the underlying assets are registered in our name and the segregated fund contract holder has no direct access to the specific assets, the contractual arrangements are such that the segregated fund policyholder bears the risks and rewards of the fund’s investment performance. In addition, certain contracts include guarantees from us. We derive fee income from segregated funds, which is included in Fee income in our Consolidated Statements of Operations. Policyholder transfers between general funds and segregated funds are included in Net transfer to (from) segregated funds in our Consolidated Statements of Operations. Deposits to segregated funds are reported as increases in segregated funds liabilities and are not reported as revenues in our Consolidated Statements of Operations.

Investments for Account of Segregated Fund Holders

Investments for account of segregated fund holders are recorded separately from the Total general fund assets in our Consolidated Statements of Financial Position and are carried at fair value. Fair values are determined using quoted market values or, where quoted market values are not available, estimated fair values as determined by us.

Insurance Contracts for Account of Segregated Fund Holders

Insurance contracts for account of segregated fund holders are recorded separately from the Total general fund liabilities in our Consolidated Statements of Financial Position. Insurance contracts under which the segregated fund holders bear the risks associated with the underlying investments are classified as insurance contracts for account of segregated fund holders. The liabilities reported as insurance contracts for account of segregated fund holders are measured at the aggregate of the policyholder account balances. Changes in the fair value of the invested assets of the segregated funds are recorded in net realized and unrealized gains (losses) within the segregated fund and are not recorded in our Consolidated Statements of Operations.

Other assets and liabilities associated with these insurance contracts, such as origination costs and the liabilities associated with guarantees provided by us, are included in general fund liabilities in Insurance contract liabilities in our Consolidated Statements of Financial Position.

Investment Contracts for Account of Segregated Fund Holders

Investment contracts for account of segregated fund holders are recorded separately from the Total general fund liabilities in our Consolidated Statements of Financial Position. Investment contracts under which the segregated fund holders bear the risks associated with the underlying investments are classified as investment contracts for account of segregated fund holders. The liabilities reported as investment contracts for account of segregated fund holders are measured at the aggregate of the policyholder account balances.

Other liabilities associated with these investment contracts, such as onerous contract provisions required for service components, are included in general fund liabilities in Investment contract liabilities in our Consolidated Statements of Financial Position.

Income Taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. Deferred income tax is provided using the liability method on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Current and deferred income tax relating to items recognized, in the current or previous period, in OCI or directly in equity is accordingly recognized in OCI or equity and not in our Consolidated Statements of Operations. Interest and penalties payable to taxation authorities are recorded in Operating expenses in our Consolidated Statements of Operations.

Deferred income tax assets and liabilities are calculated based on income tax rates and laws that are expected to apply when the liability is settled or the asset is realized, which are normally those enacted or considered substantively enacted at our Consolidated Statements of Financial Position dates. Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses to the extent that it is probable that future taxable profit will be available against which these assets can be utilized. At each reporting period, we assess all available evidence, both positive and negative, to determine the amount of deferred income tax assets to be recognized. The recognition of deferred income tax assets requires estimates and significant judgment about future events, such as projections of future taxable profits, based on the information available at the reporting date.

The determination of the required provision for current and deferred income taxes requires that we interpret tax legislation in the jurisdictions in which we operate. For each reporting period, our income tax provision reflects our best estimate, based on the information available at the reporting date, of tax positions that are under audit or appeal by relevant tax authorities. To the extent that our estimate of tax positions or the timing of realization of deferred income tax assets or liabilities are not as expected, the provision for income taxes may increase or decrease in the future to reflect the actual experience.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, joint ventures and associates, except where we control the timing of the reversal of the temporary difference and it is apparent that the temporary difference will not reverse in the foreseeable future. No deferred income tax asset or liability is recognized in relation to temporary differences that arise from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, did not affect either the accounting profit or taxable profit or loss. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities, the deferred income taxes relate to the same taxable entity and the same taxation authority and we intend either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 103

In determining the impact of taxes, we are required to comply with Canadian accepted actuarial practice and IFRS. CALM requires that all projected cash flows associated with insurance contract liabilities, including income taxes, be included in the determination of insurance contract liabilities. The insurance contract liabilities are therefore determined including all policy-related income tax effects on a discounted basis, and then adjusted for any related deferred income tax assets and liabilities held in accordance with IFRS. The net result of this adjustment is to leave the discounting effect of the deferred income taxes associated with temporary differences on policy-related tax items in the insurance contract liabilities.

Pension Plans and Other Post-Retirement Benefits

For defined benefit plans, the present value of the defined benefit obligation is calculated by independent actuaries using the projected unit credit method, and actuarial assumptions that represent best estimates of future variables that will affect the ultimate cost of these obligations. The discount rate used is based on market yields of high-quality corporate bonds that are denominated in the same currency in which the benefits will be paid, and that have terms to maturity approximating the terms of obligations. Plan assets are measured at fair value and are held in separate trustee administered funds. The difference between the fair value of the plan assets and the present value of the defined benefit obligation is recognized on the Consolidated Statements of Financial Position as an asset or liability.

Costs charged to our Consolidated Statements of Operations include current service cost, any past service costs, any gains or losses from curtailments or settlements, and interest on the net defined benefit liability (asset). Remeasurement of the net defined benefit liability (asset) includes the impact of changes to the actuarial assumption underlying the liability calculations, liability experience gains or losses, the difference between the return on plan assets and the amount included in the interest on the net defined benefit liability (asset), is reflected immediately in OCI. The calculation of the defined benefit expenses and obligations requires judgment as the recognition is dependent on various actuarial assumptions such as discount rates, health care cost trend rates and projected compensation increases. These key assumptions are discussed in Note 26.

Dividends

Dividends payable to holders of shares of SLF Inc. are recognized in the period in which they are authorized or approved. Dividends that have been reinvested in additional common shares under the Dividend Reinvestment and Share Purchase Plan (“DRIP”) are also reflected as dividends within retained earnings. Where SLF Inc. has issued common shares from treasury under the DRIP, the additional shares have been reflected in common shares.

Premium and Fee Income Recognition

Gross premiums for all types of insurance contracts excluding segregated fund contracts are generally recognized as revenue when due.

Fee income includes fund management and other asset-based fees, commissions from intermediary activities, and fees on service contracts and is recognized when services are rendered.

Share-Based Payments

Stock options of SLF Inc. granted to employees are accounted for as equity-settled share-based payment transactions. The total compensation expense for stock options is computed based on the fair value of the stock option at the date of grant and the estimated number of options expected to vest at the end of the vesting period. The expense is recognized over the vesting period as compensation expense in Operating expenses in our Consolidated Statements of Operations, with an offset to contributed surplus in our Consolidated Statements of Changes in Equity. When options are exercised, new common shares are issued, contributed surplus is reversed and the common shares issued are credited to common shares in our Consolidated Statements of Changes in Equity.

Other share-based payment plans based on the value of SLF Inc.’s common shares are accounted for as cash-settled share-based payment transactions. The total liabilities for these plans are computed based on the estimated number of awards expected to vest at the end of the vesting period. The liabilities are recomputed at the end of each reporting period and are measured at the fair value of the award at that reporting date. The liabilities are accrued and expensed on a straight-line basis over the vesting periods. The liabilities are settled in cash at the end of the vesting period.

Share-based payment awards within MFS Investment Management (“MFS”) which are based on their own shares, are accounted for as cash-settled share-based payment awards. The vested and unvested awards, as well as the shares that have been issued under these plans, are recognized as liabilities because the subsidiary has a practice of purchasing the issued shares from employees after a specified holding period. The total liabilities for these plans are computed based on the estimated number of awards expected to vest at the end of the vesting period. The liabilities are accrued over the vesting period and are measured at fair value at each reporting period with the change in fair value recognized as compensation expense in Operating expenses in our Consolidated Statements of Operations. The liabilities are settled in cash when the shares are purchased from the employees.

Basic and Diluted Earnings Per Share (“EPS”)

Basic EPS is calculated by dividing the common shareholders’ net income by the weighted average number of common shares issued and outstanding.

Diluted EPS adjusts common shareholders’ net income and the weighted average number of common shares for the effects of all dilutive potential common shares under the assumption that convertible instruments are converted and that outstanding options are exercised. Diluted EPS is calculated by dividing the adjusted common shareholders’ net income by the adjusted weighted average number of common shares outstanding. For convertible instruments, common shareholders’ net income is increased by the after-tax expense on the convertible instrument while the weighted average common shares are increased by the number of common shares that would be issued at conversion. For stock options, it is assumed that the proceeds from the exercise of options whose exercise price is less than the average market price of common shares during the period are used to repurchase common shares at the average market price for the period. The difference between the number of common shares issued for the exercise of the dilutive options and the number of common shares that would have been repurchased at the average market price of the common shares during the period is adjusted to the weighted average number of common shares outstanding.

104 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

2. Changes in Accounting Policies

2.A New and Amended International Financial Reporting Standards Adopted in 2015

We have adopted the following amended IFRS in the current year.

In November 2013, Defined Benefit Plans: Employee Contributions was issued to amend IAS 19 Employee Benefits. These narrow-scope amendments clarify the accounting for contributions by employees or third-parties to defined benefit plans. These amendments are effective for annual periods beginning on or after July 1, 2014, applied retrospectively. The adoption of these amendments did not have an impact on our Consolidated Financial Statements.

2.B New and Amended International Financial Reporting Standards to be Adopted in 2016

The following amended IFRS were issued by the IASB and are expected to be adopted by us in 2016.

In May 2014, Accounting for Acquisitions of Interests in Joint Operations was issued, which amends IFRS 11 Joint Arrangements. These amendments provide guidance on the accounting for an acquisition of an interest in a joint operation when the operation constitutes a business. These amendments are effective for annual periods beginning on or after January 1, 2016, to be applied prospectively. We do not expect the adoption of these amendments to have a material impact on our Consolidated Financial Statements.

In May 2014, Clarification of Acceptable Methods of Depreciation and Amortization was issued, which amends IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets. These amendments clarify that, in general, revenue based methods of depreciation or amortization of property, plant and equipment and intangible assets should not be used. These amendments are effective for annual periods beginning on or after January 1, 2016, to be applied prospectively. We do not expect the adoption of these amendments to have a material impact on our Consolidated Financial Statements.

In September 2014, the IASB issued Annual Improvements to IFRSs 2012-2014 Cycle, which includes minor amendments to various IFRSs, with some amendments to be applied prospectively and others to be applied retrospectively. These amendments are effective for annual periods beginning on or after January 1, 2016. We do not expect the adoption of these amendments to have a material impact on our Consolidated Financial Statements.

In December 2014, Disclosure Initiative was issued, which amends IAS 1 Presentation of Financial Statements. The amendments are designed to encourage entities to use professional judgment to determine what information to disclose in the financial statements and accompanying notes by clarifying the guidance on materiality, presentation, and note structure. The amendments also require separate disclosure of other comprehensive income attributable to joint ventures and associates, classified by nature. These amendments are effective for annual periods beginning on or after January 1, 2016. We will provide this disclosure in our 2016 Consolidated Financial Statements.

In December 2014, Investment Entities: Applying the Consolidation Exception (Amendments to IFRS 10, IFRS 12 and IAS 28) was issued. The amendments clarify certain accounting requirements related to investment entities, which are entities that evaluate the performance of their investments on a fair value basis and whose business purpose is to invest funds solely for returns from capital appreciation, investment income, or both. The amendments include permitting a non-investment entity to retain the fair value accounting applied by its investment entity joint venture or associate when applying the equity method of accounting. The amendments are effective for annual periods beginning on or after January 1, 2016, to be applied retrospectively. We do not expect the adoption of this standard to have an impact on our Consolidated Financial Statements.

2.C New and Amended International Financial Reporting Standards to be Adopted in 2017 or Later

The following new standards were issued by the IASB and are expected to be adopted by us in 2017 or later.

In May 2014, IFRS 15 Revenue from Contracts with Customers (“IFRS 15”) was issued, which replaces IAS 11 Construction Contracts, IAS 18 Revenue and various interpretations. IFRS 15 establishes principles about the nature, amount, timing, and uncertainty of revenue arising from contracts with customers. IFRS 15 requires entities to recognize revenue to reflect the transfer of goods or services to customers measured at the amounts an entity expects to be entitled to in exchange for those goods or services. In September 2015, the IASB deferred the effective date of IFRS 15 from January 1, 2017 to annual periods beginning on or after January 1, 2018. IFRS 15 is to be applied retrospectively, or on a modified retrospective basis. Insurance and investment contracts are not in the scope of this standard. We are currently assessing the impact the adoption of this standard will have on our Consolidated Financial Statements.

In July 2014, the final version of IFRS 9 Financial Instruments (“IFRS 9”) was issued, which replaces IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 includes guidance on the classification and measurement of financial instruments, impairment of financial assets, and hedge accounting. Financial asset classification is based on the cash flow characteristics and the business model in which an asset is held. The classification determines how a financial instrument is accounted for and measured. IFRS 9 also introduces an impairment model for financial instruments not measured at fair value through profit or loss that requires recognition of expected losses at initial recognition of a financial instrument and the recognition of full lifetime expected losses if certain criteria are met. In addition, a new model for hedge accounting was introduced to achieve better alignment with risk management activities. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, to be applied retrospectively, or on a modified retrospective basis. In December 2015, the IASB published an exposure draft that proposes amendments to IFRS 4, which will allow insurance entities to be temporarily exempt from applying IFRS 9 if certain conditions are met. The IASB is currently developing a standard that will replace IFRS 4 and the proposed amendments will provide an option for certain insurers to be temporarily exempt from applying IFRS 9 until the earlier of the effective date of the replacement standard for IFRS 4 and 2021. We are currently assessing the impact the adoption of these standards will have on our Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 105

In September 2014, Sale or Contribution of Assets between an Investor and its Associate or Joint Venture was issued, which amends IFRS 10 Consolidated Financial Statements and IAS 28 Investments in Associates and Joint Ventures. These amendments provide guidance on the accounting for a sale or contribution of assets or businesses between an investor and its associate or joint venture. In December 2015, the IASB deferred the effective date of these amendments indefinitely pending the outcome of its research project on the equity method of accounting.

In January 2016, IFRS 16 Leases (“IFRS 16”) was issued, which replaces IAS 17 Leases, and related interpretations. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. For lessees, IFRS 16 removes the classification of leases as either operating or financing and requires that all leases be recognized on the statement of financial position, with certain exemptions that include leases of 12 months or less. The accounting for lessors is substantially unchanged. The standard is effective for annual periods beginning on or after January 1, 2019, to be applied retrospectively, or on a modified retrospective basis. We are currently assessing the impact the adoption of this standard will have on our Consolidated Financial Statements.

In January 2016, IASB issued narrow-scope amendments to IAS 12 Income Taxes. The amendments clarify how to account for deferred tax assets related to unrealized losses on debt instruments measured at fair value. The amendments are effective for annual periods beginning on or after January 1, 2017. The amendments are to be applied retrospectively, with certain relief available upon transition. We are currently assessing the impact the adoption of these amendments will have on our Consolidated Financial Statements.

In January 2016, Disclosure Initiative (Amendments to IAS 7) was issued, which amends IAS 7 Statement of Cash Flows. The amendments require entities to provide disclosure that enables users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes. The amendments are effective for annual periods beginning on or after January 1, 2017, to be applied prospectively. We are currently assessing the impact the adoption of these amendments will have on our Consolidated Financial Statements.

3. Acquisitions

Acquisitions Completed in 2015

Acquisitions in SLF Asset Management

On September 1, 2015, we completed the acquisition of the Bentall Kennedy group of companies (“Bentall Kennedy”) for cash consideration of $557. Bentall Kennedy is a real estate investment manager operating in Canada and the U.S. and provides specialized real estate investment management and real estate services, including property management and leasing. The acquired business complements our expertise in asset-liability management, fixed income, and alternative asset classes by extending our real estate and mortgage investment capabilities. The fair value of the net identifiable assets acquired was $392, which includes intangible assets of $475 and a net deferred tax liability of $83. The acquired intangible assets include finite life intangible assets of $125 and indefinite life intangible assets of $350. The finite life intangible assets relate to client relationships which are subject to amortization on a straight-line basis over their projected economic lives of 20 years. The indefinite life intangible assets relate to fund management contracts and will not be amortized. We recognized goodwill of $165 as a result of this transaction.

On July 31, 2015, we completed the acquisition of all of the shares of Prime Advisors, Inc. (“Prime Advisors”) for cash consideration of $76. The acquired business increased our capacity for liability-driven investing as Prime Advisors specializes in customized fixed income portfolios, primarily for U.S. insurance companies. The fair value of the net identifiable assets acquired in the transaction was $23, which includes a client relationship intangible asset of $16 that is subject to amortization on a straight-line basis over its projected economic life of 15 years. We recognized goodwill of $53 as a result of this transaction.

On April 2, 2015, we completed the acquisition of all the shares of Ryan Labs Asset Management Inc., previously Ryan Labs, Inc., (“Ryan Labs”), a New York-based asset manager for $46. The acquired business increased our capacity for liability-driven investing and total return fixed income strategies in the United States. The purchase price consisted of SLF Inc. common shares valued at $34, cash of $5, and estimated contingent consideration of $7 to be paid in SLF Inc. common shares if certain future performance targets are achieved. The fair value of the net identifiable assets acquired in the transaction was $9, which includes an intangible asset of $11 and a related deferred tax liability of $5. The acquired intangible asset consists of client relationships which are subject to amortization on a straight-line basis over its projected economic life of 15 years. We recognized goodwill of $37 as a result of this transaction.

Goodwill arising from these transactions includes the benefit of synergies, future business and other economic benefits.

The Total revenue and Total net income (loss) from these acquisitions included in our Consolidated Statements of Operations from the dates of acquisition to December 31, 2015 were $99 and $15, respectively. Had these acquisitions been completed as at January 1, 2015, Total revenue and Total net income (loss) in our Consolidated Statements of Operations for the year ended December 31, 2015 would have been $19,423 and $2,318, respectively. For the year ended December 31, 2015, we incurred acquisition costs of $12 that were included in Operating expenses.

Subsequent Acquisition

On January 7, 2016, we completed a transaction to increase our ownership interest in our joint venture insurance company in Vietnam, PVI Sun Life Insurance Company Limited (“PVISL”), from 49% to 75% by acquiring from PVI Holdings an additional 26% of the charter capital for cash consideration of $49. We also entered into an agreement that allows PVI Holdings to sell all of its outstanding shares to us within a 10 year period. Due to the recent closing of the acquisition, the fair value determination and the initial purchase price accounting for the business combination have not been completed.

Pending Acquisition

On September 9, 2015, we entered into an agreement with Assurant, Inc. (“Assurant”) to acquire Assurant’s U.S. Employee Benefits business for cash consideration of US$940 which consists of a ceding commission and a payment for the acquisition of direct

106 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

subsidiaries. The transaction will add new capabilities and increase the size and scale of our Sun Life Financial United States (“SLF U.S.”) business segment. The acquisition will be financed using a combination of cash and subordinated debt issued by SLF Inc. The transaction is expected to close by the end of the first quarter of 2016 and is subject to regulatory approvals and customary closing conditions.

4. Segmented Information

In the third quarter of 2015, we renamed our MFS segment to SLF Asset Management to reflect our asset management acquisitions that were completed in 2015. This segment includes the operations of MFS, previously reported as the MFS segment. The operations of Sun Life Investment Management (“SLIM”) have been added to this segment. SLIM consists of the results of acquisitions completed in 2015, as described in Note 3, and Sun Life Investment Management Inc (“SLIM Inc.”).

We have five reportable segments: Sun Life Financial Canada (“SLF Canada”), SLF U.S., SLF Asset Management, Sun Life Financial Asia (“SLF Asia”), and Corporate.

These reportable segments operate in the financial services industry and reflect our management structure and internal financial reporting. Corporate includes the results of our U.K. business unit and our Corporate Support operations, which include run-off reinsurance operations as well as investment income, expenses, capital, and other items not allocated to our other business groups.

Revenues from our reportable segments are derived principally from life and health insurance, investment management and annuities, and mutual funds. Revenues not attributed to the strategic business units are derived primarily from Corporate investments and earnings on capital. Transactions between segments are executed and priced on an arm’s-length basis in a manner similar to transactions with third parties.

The expenses in each business segment may include costs or services directly incurred or provided on their behalf at the enterprise level. For other costs not directly attributable to one of our business segments, we use a management reporting framework that uses assumptions, judgments, and methodologies for allocating overhead costs, and indirect expenses to our business segments.

Intersegment transactions consist primarily of internal financing agreements which are measured at fair values prevailing when the arrangements are negotiated. Intersegment investment income consists primarily of interest paid by SLF U.S. to Corporate. Intersegment fee income is primarily asset management fees paid by SLF Canada and Corporate to SLF Asset Management, and by SLF Asset Management to SLF U.S. Intersegment transactions are presented in the Consolidation adjustments column in the following tables.

Management considers its external clients to be individuals and corporations. We are not reliant on any individual client as none are individually significant to our operations.

Results by segment for the years ended December 31, are as follows:

	SLF Canada	SLF U.S.	SLF Asset Management	SLF Asia	Corporate	Consolidation adjustments	Total
2015
Gross premiums:
Annuities	$2,715	$143	$–	$–	$30	$–	$2,888
Life insurance	3,783	2,382	–	1,195	102	–	7,462
Health insurance	4,105	2,333	–	16	20	–	6,474
Total gross premiums	10,603	4,858	–	1,211	152	–	16,824
Less: ceded premiums	5,582	627	–	40	180	–	6,429
Net investment income (loss)	2,527	812	4	52	223	(63)	3,555
Fee income	998	210	3,727	306	157	(74)	5,324
Total revenue	8,546	5,253	3,731	1,529	352	(137)	19,274
Less:
Total benefits and expenses	7,530	4,830	2,616	1,170	366	(137)	16,375
Income tax expense (benefit)	177	90	424	48	(140)	–	599
Total net income (loss)	$839	$333	$691	$311	$126	$–	$2,300

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 107

	SLF Canada	SLF U.S.	SLF Asset Management	SLF Asia	Corporate	Consolidation adjustments	Total
2014
Gross premiums:
Annuities	$2,227	$325	$–	$–	$28	$–	$2,580
Life insurance	3,580	2,491	–	823	109	–	7,003
Health insurance	3,951	1,940	–	14	11	–	5,916
Total gross premiums	9,758	4,756	–	837	148	–	15,499
Less: ceded premiums	5,058	388	–	33	24	–	5,503
Net investment income (loss)	6,017	3,089	(21)	832	1,456	(58)	11,315
Fee income	909	180	3,046	230	147	(59)	4,453
Total revenue	11,626	7,637	3,025	1,866	1,727	(117)	25,764
Less:
Total benefits and expenses	10,702	7,210	2,202	1,641	1,753	(117)	23,391
Income tax expense (benefit)	129	82	332	43	(95)	–	491
Total net income (loss)	$795	$345	$491	$182	$69	$–	$1,882

Assets and liabilities by segment are as follows:

	SLF Canada	SLF U.S.	SLF Asset Management		SLF Asia	Corporate		Consolidation adjustments	Total
As at December 31, 2015
Total general fund assets	$78,109	$42,890	$4,341		$13,551	$16,690		$(168)	$155,413
Investments for account of segregated fund holders	$72,633	$1,379	$–		$4,278	$13,150		$–	$91,440
Total general fund liabilities	$70,437	$38,843	$2,566		$9,816	$12,501		$(168)	$133,995

As at December 31, 2014
Total general fund assets	$73,810	$34,820	$2,791	(1)	$11,568	$16,570	(1)	$(140)	$139,419
Investments for account of segregated fund holders	$66,859	$1,363	$–		$3,383	$12,333		$–	$83,938
Total general fund liabilities	$66,297	$31,639	$2,047		$8,529	$12,175		$(140)	$120,547

(1)	Due to changes in how we report our segments, goodwill of $449 and intangible assets of $221 pertaining to MFS, previously classified in Corporate, have been reclassified to SLF Asset Management to be consistent with the 2015 presentation.

The revenue and assets of our reportable segments differ from geographic segments primarily due to the geographic segmenting of our SLF Asset Management and Corporate segments.

The following table shows revenue by country for SLF Asset Management and Corporate:

	SLF Asset Management			Corporate
For the years ended December 31,	2015		2014	2015	2014
Revenue:
United States	$3,680		$3,025	$(20)	$177
United Kingdom	–		–	322	1,526
Canada	51	(1)	–	49	14
Other countries	–		–	1	10
Total revenue	$3,731		$3,025	$352	$1,727

(1)	Consists of the Canadian operations of Bentall Kennedy.

108 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

The following table shows total assets by country for SLF Asset Management and Corporate:

	SLF Asset Management			Corporate
As at December 31,	2015		2014	2015	2014
Total general fund assets:
United States	$3,871		$2,791	$2,682	$2,702	(2)
United Kingdom	–		–	10,361	9,827
Canada	470	(1)	–	3,503	3,916
Other countries	–		–	144	125
Total general fund assets	$4,341		$2,791	$16,690	$16,570	(2)
Investment for account of segregated fund holders:
United Kingdom	$–		$–	$13,150	$12,333
Total investment for account of segregated fund holders	$–		$–	$13,150	$12,333

(1)	Consists of the Canadian operations of Bentall Kennedy.
(2)	Due to changes in how we report our segments, goodwill of $449 and intangible assets of $221 pertaining to MFS, previously classified in Corporate, have been reclassified to SLF Asset Management to be consistent with the 2015 presentation.

5. Total Invested Assets and Related Net Investment Income

5.A Carrying Value and Fair Value of Financial Assets

The carrying values and fair values of our financial assets are shown in the following tables:

As at December 31, 2015	Carrying value	Fair value
Assets
Cash, cash equivalents and short-term securities	$8,983	$8,983
Debt securities – fair value through profit or loss	56,785	56,785
Debt securities – available-for-sale	13,111	13,111
Equity securities – fair value through profit or loss	4,426	4,426
Equity securities – available-for-sale	887	887
Mortgages and loans	39,103	41,849
Derivative assets	1,866	1,866
Other invested assets – fair value through profit or loss(1)	1,811	1,811
Other invested assets – available-for-sale(1)	327	327
Policy loans	3,151	3,151
Total financial assets(2)	$130,450	$133,196

(1)	Other invested assets (FVTPL and AFS) include our investments in segregated funds, mutual funds, and limited partnerships.
(2)	Invested assets on our Consolidated Statements of Financial Position of $137,963 includes Total financial assets in this table, Investment properties of $6,540, and Other invested assets – non-financial assets of $973.

As at December 31, 2014	Carrying value	Fair value
Assets
Cash, cash equivalents and short-term securities	$6,818	$6,818
Debt securities – fair value through profit or loss	53,127	53,127
Debt securities – available-for-sale	13,087	13,087
Equity securities – fair value through profit or loss	4,357	4,357
Equity securities – available-for-sale	866	866
Mortgages and loans	33,679	36,700
Derivative assets	1,839	1,839
Other invested assets – fair value through profit or loss(1)	1,347	1,347
Other invested assets – available-for-sale(1)	136	136
Policy loans	2,895	2,895
Total financial assets(2)	$118,151	$121,172

(1)	Other invested assets (FVTPL and AFS) include our investments in segregated funds, mutual funds, and limited partnerships.
(2)	Invested assets on our Consolidated Statements of Financial Position of $125,151 includes Total financial assets in this table, Investment properties of $6,108, and Other invested assets – non-financial assets of $892.

Derivative liabilities with a fair value of $3,378 ($1,603 as at December 31, 2014) are also included on the Consolidated Statements of Financial Position.

Our mortgages and loans are generally carried at amortized cost. The fair value of mortgages and loans, for disclosure purposes, is determined based on the methodology and assumptions described in Note 5.A.i. As at December 31, 2015, $37,294 and $4,555 are

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 109

categorized in Level 2 and Level 3, respectively, of the fair value hierarchy, described in this Note ($32,778 and $3,922 as at December 31, 2014).

Policy loans are carried at their unpaid principal balances. The fair value of policy loans, for disclosure purposes, is approximated by their carrying value, as policy loans are fully secured by policy values on which the loans are made and are categorized in Level 2 of the fair value hierarchy.

5.A.i Fair Value Methodologies and Assumptions

The fair value of government and corporate debt securities is determined using quoted prices in active markets for identical or similar securities. When quoted prices in active markets are not available, fair value is determined using market standard valuation methodologies, which include discounted cash flow analysis, consensus pricing from various broker dealers that are typically the market makers, or other similar techniques. The assumptions and valuation inputs in applying these market standard valuation methodologies are determined primarily using observable market inputs, which include, but are not limited to, benchmark yields, reported trades of identical or similar instruments, broker-dealer quotes, issuer spreads, bid prices, and reference data including market research publications. In limited circumstances, non-binding broker quotes are used.

The fair value of asset-backed securities is determined using quoted prices in active markets for identical or similar securities, when available, or valuation methodologies and valuation inputs similar to those used for government and corporate debt securities. Additional valuation inputs include structural characteristics of the securities, and the underlying collateral performance, such as prepayment speeds and delinquencies. Expected prepayment speeds are based primarily on those previously experienced in the market at projected future interest rate levels. In instances where there is a lack of sufficient observable market data to value the securities, non-binding broker quotes are used.

The fair value of equity securities is determined using quoted prices in active markets for identical securities or similar securities. When quoted prices in active markets are not available, fair value is determined using equity valuation models, which include discounted cash flow analysis and other techniques that involve benchmark comparison. Valuation inputs primarily include projected future operating cash flows and earnings, dividends, market discount rates, and earnings multiples of comparable companies.

The fair value of mortgages and loans, for disclosure purposes, is determined by discounting the expected future cash flows using a current market interest rate applicable to financial instruments with a similar yield, credit quality, and maturity characteristics. Valuation inputs typically include benchmark yields and risk-adjusted spreads from current lending activities or loan issuances. The risk-adjusted spreads are determined based on the borrower’s credit and liquidity, as well as term and other loan-specific features. Long-term mortgages and loans are generally categorized in Level 3 of the fair value hierarchy. The significant unobservable input is a portion of these risk-adjusted spreads at or beyond the 20-year point for mortgages and at or beyond the 10-year point for loans.

The fair value of derivative financial instruments depends upon derivative types. The fair value of exchange-traded futures and options is determined using quoted prices in active markets, while the fair value of over-the-counter (“OTC”) derivatives is determined using pricing models, such as discounted cash flow analysis or other market standard valuation techniques, with primarily observable market inputs. Valuation inputs used to price OTC derivatives may include swap interest rate curves, foreign exchange spot and forward rates, index prices, the value of underlying securities, projected dividends, volatility surfaces, and in limited circumstances, counterparty quotes. The fair value of OTC derivative financial instruments also includes credit valuation adjustments to reflect the credit risk of both the derivative counterparty and ourselves as well as the impact of contractual factors designed to reduce our credit exposure, such as collateral and legal rights of offset under master netting agreements. Inputs into determining the appropriate credit valuation adjustments are typically obtained from publicly available information and include credit default swap spreads when available, credit spreads derived from specific bond yields, or published cumulative default experience data adjusted for current trends when credit default swap spreads are not available.

The fair value of other invested assets is determined using quoted prices in active markets for identical securities or similar securities. When quoted prices in active markets are not available, fair value is determined using equity valuation models, which include discounted cash flow analysis and other techniques that involve benchmark comparison. Valuation inputs primarily include projected future operating cash flows and earnings, dividends, market discount rates, and earnings multiples of comparable companies.

The fair value of investment properties is generally determined using property valuation models that are based on expected capitalization rates and models that discount expected future net cash flows at current market interest rates reflective of the characteristics, location, and market of each property. Expected future net cash flows include contractual and projected cash flows and forecasted operating expenses, and take into account interest, rental, and occupancy rates derived from market surveys. The estimates of future cash inflows in addition to expected rental income from current leases, include projected income from future leases based on significant assumptions that are consistent with current market conditions. The future rental rates are estimated based on the location, type, and quality of the properties, and take into account market data and projections at the valuation date. The fair values are typically compared to market-based information for reasonability, including recent transactions involving comparable assets. The methodologies and inputs used in these models are in accordance with real estate industry valuation standards. Valuations are prepared externally or internally by professionally accredited real estate appraisers.

The fair value of short-term securities is approximated by their carrying amount, adjusted for credit risk where appropriate.

The fair value of investments for account of segregated fund holders is determined using quoted prices in active markets or independent valuation information provided by investment managers. The fair value of direct investments within investments for account of segregated fund holders, such as short-term securities and government and corporate debt securities, is determined according to valuation methodologies and inputs described above in the respective asset type sections.

The methodologies and assumptions for determining the fair values of investment contract liabilities are included in Note 11.B.

5.A.ii Fair Value Hierarchy

We categorize our assets and liabilities carried at fair value, based on the priority of the inputs to the valuation techniques used to measure fair value, into a three-level fair value hierarchy as follows:

Level 1:    Fair value is based on the unadjusted quoted prices for identical assets or liabilities in an active market. The types of assets and liabilities classified as Level 1 generally include cash and cash equivalents, certain U.S. government and agency securities, exchange-traded equity securities, and certain segregated and mutual fund units held for account of segregated fund holders.

110 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Level 2:    Fair value is based on quoted prices for similar assets or liabilities traded in active markets, or prices from valuation techniques that use significant observable inputs, or inputs that are derived principally from or corroborated with observable market data through correlation or other means. The types of assets and liabilities classified as Level 2 generally include Canadian federal, provincial and municipal government, other foreign government and corporate debt securities, certain asset-backed securities, OTC derivatives, and certain segregated and mutual fund units held for account of segregated fund holders.

Level 3:    Fair value is based on valuation techniques that require one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect our expectations about the assumptions market participants would use in pricing the asset or liability. The types of assets and liabilities classified as Level 3 generally include certain corporate bonds, certain other invested assets, and investment properties.

Our assets and liabilities that are carried at fair value on a recurring basis by hierarchy level are as follows:

As at December 31, 2015	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and short-term securities	$8,233	$750	$–	$8,983
Debt securities – fair value through profit or loss	1,205	55,053	527	56,785
Debt securities – available-for-sale	430	12,576	105	13,111
Equity securities – fair value through profit or loss	2,562	1,694	170	4,426
Equity securities – available-for-sale	709	178	–	887
Derivative assets	30	1,836	–	1,866
Other invested assets	888	144	1,106	2,138
Investment properties	–	–	6,540	6,540
Total invested assets measured at fair value	$14,057	$72,231	$8,448	$94,736
Investments for account of segregated fund holders	$27,714	$62,961	$765	$91,440
Total assets measured at fair value	$41,771	$135,192	$9,213	$186,176
Liabilities
Investment contract liabilities	$–	$–	$4	$4
Derivative liabilities	8	3,370	–	3,378
Total liabilities measured at fair value	$8	$3,370	$4	$3,382

Debt securities – fair value through profit or loss consist of the following:

As at December 31, 2015	Level 1	Level 2	Level 3	Total
Canadian federal government	$–	$2,342	$41	$2,383
Canadian provincial and municipal government	–	10,516	39	10,555
U.S. government and agency	1,205	59	8	1,272
Other foreign government	–	5,883	33	5,916
Corporate	–	33,325	343	33,668
Asset-backed securities:
Commercial mortgage-backed securities	–	1,516	1	1,517
Residential mortgage-backed securities	–	1,052	8	1,060
Collateralized debt obligations	–	34	28	62
Other	–	326	26	352
Total debt securities – fair value through profit or loss	$1,205	$55,053	$527	$56,785

Debt securities – available-for-sale consist of the following:

As at December 31, 2015	Level 1	Level 2	Level 3	Total
Canadian federal government	$–	$1,637	$–	$1,637
Canadian provincial and municipal government	–	836	–	836
U.S. government and agency	430	–	–	430
Other foreign government	–	737	1	738
Corporate	–	7,463	63	7,526
Asset-backed securities:
Commercial mortgage-backed securities	–	940	–	940
Residential mortgage-backed securities	–	308	–	308
Collateralized debt obligations	–	221	–	221
Other	–	434	41	475
Total debt securities – available-for-sale	$430	$12,576	$105	$13,111

During 2015, we did not have any significant transfers between Level 1 and Level 2.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 111

Our assets and liabilities that are carried at fair value on a recurring basis by hierarchy level are as follows:

As at December 31, 2014	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and short-term securities	$5,596	$1,222	$–	$6,818
Debt securities – fair value through profit or loss	1,125	51,111	891	53,127
Debt securities – available-for-sale	345	12,462	280	13,087
Equity securities – fair value through profit or loss	2,626	1,606	125	4,357
Equity securities – available-for-sale	722	144	–	866
Derivative assets	21	1,818	–	1,839
Other invested assets	625	70	788	1,483
Investment properties	–	–	6,108	6,108
Total invested assets measured at fair value	$11,060	$68,433	$8,192	$87,685
Investments for account of segregated fund holders	$27,510	$55,898	$530	$83,938
Total assets measured at fair value	$38,570	$124,331	$8,722	$171,623
Liabilities
Investment contract liabilities	$–	$11	$5	$16
Derivative liabilities	13	1,590	–	1,603
Total liabilities measured at fair value	$13	$1,601	$5	$1,619

Debt securities – fair value through profit or loss consist of the following:

As at December 31, 2014	Level 1	Level 2	Level 3	Total
Canadian federal government	$–	$1,814	$17	$1,831
Canadian provincial and municipal government	–	10,314	21	10,335
U.S. government and agency	1,125	50	8	1,183
Other foreign government	–	5,234	71	5,305
Corporate	–	31,050	611	31,661
Asset-backed securities:
Commercial mortgage-backed securities	–	1,388	28	1,416
Residential mortgage-backed securities	–	742	31	773
Collateralized debt obligations	–	28	71	99
Other	–	491	33	524
Total debt securities – fair value through profit or loss	$1,125	$51,111	$891	$53,127

Debt securities – available-for-sale consist of the following:

As at December 31, 2014	Level 1	Level 2	Level 3	Total
Canadian federal government	$–	$1,717	$–	$1,717
Canadian provincial and municipal government	–	768	–	768
U.S. government and agency	345	61	–	406
Other foreign government	–	535	1	536
Corporate	–	7,929	99	8,028
Asset-backed securities:
Commercial mortgage-backed securities	–	939	3	942
Residential mortgage-backed securities	–	215	–	215
Collateralized debt obligations	–	–	136	136
Other	–	298	41	339
Total debt securities – available-for-sale	$345	$12,462	$280	$13,087

During 2014, we did not have any significant transfers between Level 1 and Level 2.

112 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

The following table provides a reconciliation of the beginning and ending balances for assets and liabilities that are categorized in Level 3 for the year ended December 31, 2015:

	Beginning balance	Included in net income(1)(3)	Included in OCI(3)	Purchases	Sales	Settlements	Transfers into Level 3(2)	Transfers (out) of Level 3(2)	Foreign currency translation(4)	Ending balance	Gains (losses) included in earnings relating to instruments still held at the reporting date(1)
Assets
Debt securities – fair value through profit or loss	$891	$(14)	$–	$248	$(35)	$(95)	$134	$(665)	$63	$527	$(37)
Debt securities – available-for-sale	280	(1)	(1)	263	(3)	(15)	8	(432)	6	105	(1)
Equity securities – fair value through profit or loss	125	14	–	46	(2)	(28)	–	–	15	170	14
Other invested assets	788	77	(11)	370	(128)	–	–	–	10	1,106	80
Investment properties	6,108	97	–	386	(367)	–	–	–	316	6,540	219
Total invested assets measured at fair value	$8,192	$173	$(12)	$1,313	$(535)	$(138)	$142	$(1,097)	$410	$8,448	$275
Investments for account of segregated fund holders	$530	$67	$–	$199	$(88)	$(1)	$–	$(9)	$67	$765	$79
Total assets measured at fair value	$8,722	$240	$(12)	$1,512	$(623)	$(139)	$142	$(1,106)	$477	$9,213	$354
Liabilities(5)
Investment contract liabilities	$5	$–	$–	$–	$–	$(1)	$–	$–	$–	$4	$–
Total liabilities measured at fair value	$5	$–	$–	$–	$–	$(1)	$–	$–	$–	$4	$–

(1)	Included in Net investment income (loss) for Total invested assets measured at fair value in our Consolidated Statements of Operations.
(2)	Transfers into Level 3 occur when the inputs used to price the assets and liabilities lack observable market data, and as a result, no longer meet the Level 1 or 2 definitions at the reporting date. Transfers out of Level 3 occur when the pricing inputs become more transparent and satisfy the Level 1 or 2 criteria and are primarily the result of observable market data being available at the reporting date, thus removing the requirement to rely on inputs that lack observability.
(3)	Total gains and losses in net income (loss) and OCI are calculated assuming transfers into or out of Level 3 occur at the beginning of the period. For an asset or liability that transfers into Level 3 during the reporting period, the entire change in fair value for the period is included in the table above. For transfers out of Level 3 during the reporting period, the change in fair value for the period is excluded from the table above.
(4)	Foreign currency translation relates to the foreign exchange impact of translating Level 3 assets and liabilities of foreign subsidiaries from their functional currencies to Canadian dollars.
(5)	For liabilities, gains are indicated by negative numbers.

The following table provides a reconciliation of the beginning and ending balances for assets and liabilities that are categorized in Level 3 for the year ended December 31, 2014:

	Beginning balance	Included in net income(1)(3)	Included in OCI (3)	Purchases	Sales	Settlements	Transfers into Level 3(2)	Transfers (out) of Level 3(2)	Foreign currency translation(4)	Ending balance	Gains (losses) included in earnings relating to instruments still held at the reporting date(1)
Assets
Debt securities – fair value through profit or loss	$1,017	$12	$–	$519	$(40)	$(13)	$82	$(730)	$44	$891	$6
Debt securities – available-for-sale	307	5	2	280	(99)	(33)	–	(198)	16	280	2
Equity securities – fair value through profit or loss	115	(2)	–	9	(4)	–	–	–	7	125	(2)
Other invested assets	618	50	1	194	(80)	–	–	–	5	788	51
Investment properties	6,092	134	–	190	(449)	–	–	–	141	6,108	154
Total invested assets measured at fair value	$8,149	$199	$3	$1,192	$(672)	$(46)	$82	$(928)	$213	$8,192	$211
Investments for account of segregated fund holders	$482	$49	$–	$92	$(113)	$–	$7	$(2)	$15	$530	$47
Total assets measured at fair value	$8,631	$248	$3	$1,284	$(785)	$(46)	$89	$(930)	$228	$8,722	$258
Liabilities(5)
Investment contract liabilities	$7	$(1)	$–	$–	$–	$(1)	$–	$–	$–	$5	$–
Total liabilities measured at fair value	$7	$(1)	$–	$–	$–	$(1)	$–	$–	$–	$5	$–

(1)	Included in Net investment income (loss) for Total invested assets measured at fair value in our Consolidated Statements of Operations.
(2)	Transfers into Level 3 occur when the inputs used to price the assets and liabilities lack observable market data, and as a result, no longer meet the Level 1 or 2 definitions at the reporting date. Transfers out of Level 3 occur when the pricing inputs become more transparent and satisfy the Level 1 or 2 criteria and are primarily the result of observable market data being available at the reporting date, thus removing the requirement to rely on inputs that lack observability.
(3)	Total gains and losses in net income (loss) and OCI are calculated assuming transfers into or out of Level 3 occur at the beginning of the period. For an asset or liability that transfers into Level 3 during the reporting period, the entire change in fair value for the period is included in the table above. For transfers out of Level 3 during the reporting period, the change in fair value for the period is excluded from the table above.
(4)	Foreign currency translation relates to the foreign exchange impact of translating Level 3 assets and liabilities of foreign subsidiaries from their functional currencies to Canadian dollars.
(5)	For liabilities, gains are indicated by negative numbers.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 113

Unobservable Inputs and Sensitivity for Level 3 Assets

Our assets categorized in Level 3 of the fair value hierarchy are primarily Investment properties, Debt securities, and Other invested assets.

The fair value of Investment properties is determined by using the discounted cash flows methodology as described in Note 5.A.i. The key unobservable inputs used in the valuation of investment properties as at December 31, 2015 include the following:

•

Estimated rental value: The estimated rental value is based on contractual rent and other local market lease transactions net of reimbursable operating expenses. An increase (decrease) in the estimated rental value would result in a higher (lower) fair value. The estimated rental value varies depending on the property types, which include retail, office, and industrial properties. The estimated rental value (in dollars, per square foot, per annum) ranges from $12.00 to $40.00 for retail and office properties and from $3.00 to $11.00 for industrial properties.

•

Rental growth rate: The rental growth rate is typically estimated based on expected market behaviour, which is influenced by the type of property and geographic region of the property. An increase (decrease) in the rental growth rate would result in a higher (lower) fair value. The rental growth rate (per annum) ranges from 1.0% to 3.0%.

•

Long-term vacancy rate: The long-term vacancy rate is typically estimated based on expected market behaviour, which is influenced by the type of property and geographic region of the property. An increase (decrease) in the long-term vacancy rate would result in a lower (higher) fair value. The long-term vacancy rate ranges from 2.0% to 10.0%.

•

Discount rate: The discount rate is derived from market activity across various property types and geographic regions and is a reflection of the expected rate of return to be realized on the investment over the next 10 years. An increase (decrease) in the discount rate would result in a lower (higher) fair value. The discount rate ranges from 5.75% to 10.0%.

•

Terminal capitalization rate: The terminal capitalization rate is derived from market activity across various property types and geographic regions and is a reflection of the expected rate of return to be realized on the investment over the remainder of its life after the 10-year period. An increase (decrease) in the terminal capitalization rate would result in a lower (higher) fair value. The terminal capitalization rate ranges from 5.25% to 9.5%.

Changes in the estimated rental value are positively correlated with changes in the rental growth rate. Changes in the estimated rental value are negatively correlated with changes in the long-term vacancy rate, the discount rate, and the terminal capitalization rate.

Our Debt securities categorized in Level 3, which are included in Debt securities – FVTPL and Debt securities – AFS in the Level 3 roll forward table, consist primarily of corporate bonds. The fair value of these corporate bonds is generally determined using broker quotes that cannot be corroborated with observable market transactions. Significant unobservable inputs for these corporate bonds would include issuer spreads, which are comprised of credit, liquidity, and other security-specific features of the bonds. An increase (decrease) in these issuer spreads would result in a lower (higher) fair value. Due to the unobservable nature of these broker quotes, we do not assess whether applying reasonably possible alternative assumptions would have an impact on the fair value of the Level 3 corporate bonds. The majority of our debt securities categorized in Level 3 are FVTPL assets supporting insurance contract liabilities. Changes in the fair value of these assets supporting insurance contract liabilities are largely offset by changes in the corresponding insurance contract liabilities under CALM. As a result, though using reasonably possible alternative assumptions may have an impact on the fair value of the Level 3 debt securities, it would not have a significant impact on our Consolidated Financial Statements.

The Other invested assets categorized in Level 3, which are included in Other invested assets – FVTPL and Other invested assets – AFS in the Level 3 roll forward table, consists primarily of limited partnership investments. The fair value of our limited partnership investments are based on net asset value (“NAV”) provided by management of the limited partnership investments. Based on the unobservable nature of these NAVs, we do not assess whether applying reasonably possible alternative assumptions would have an impact on the fair value of the Level 3 limited partnership investments.

Valuation Process for Level 3 Assets

Our assets categorized in Level 3 of the fair value hierarchy are primarily Investment properties, Debt securities, and limited partnership investments included in Other invested assets. Our valuation processes for these assets are as follows:

The fair value of Investment properties are based on the results of appraisals performed annually and reviewed quarterly for material changes. The valuation methodology used to determine the fair value is in accordance with the standards of the Appraisal Institute of Canada, the U.S., and the U.K. Investment properties are appraised externally at least once every three years. Investment properties not appraised externally in a given year are reviewed by qualified appraisers. A management committee, including investment professionals, reviews the fair value of Investment properties for overall reasonability.

The fair value of Debt securities is generally obtained by external pricing services. We obtain an understanding of inputs and valuation methods used by external pricing services. When fair value cannot be obtained from external pricing services, broker quotes, or internal models subject to detailed review and validation processes are used. The fair value of debt securities is subject to price validation and review procedures to ensure overall reasonability.

The fair value of limited partnership investments, included in Other invested assets, is based on NAV. The financial statements used in calculating the NAV are generally audited annually. We review the NAV of the limited partnership investments and perform analytical and other procedures to ensure the fair value is reasonable.

114 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

5.B Interest and Other Investment Income

Interest and other investment income consist of the following:

For the years ended December 31,	2015	2014
Interest income:
Cash, cash equivalents and short-term securities	$32	$42
Debt securities – fair value through profit or loss	2,280	2,110
Debt securities – available-for-sale	391	368
Mortgages and loans	1,859	1,677
Derivative investments	73	113
Policy loans	167	157
Total interest income	4,802	4,467
Equity securities – dividends on fair value through profit or loss	123	123
Equity securities – dividends on available-for-sale	15	17
Investment properties rental income(1)	625	613
Investment properties expenses	(283)	(282)
Other income	168	150
Investment expenses and taxes	(162)	(147)
Total interest and other investment income	$5,288	$4,941

(1)	Comprised of operating lease rental income.

5.C Fair Value and Foreign Currency Changes on Assets and Liabilities

Fair value and foreign currency changes on assets and liabilities recorded to net income consist of the following:

For the years ended December 31,	2015	2014
Fair value change:
Cash, cash equivalents and short-term securities	$47	$14
Debt securities	(1,177)	4,563
Equity securities	(244)	359
Derivative investments	(2,098)	398
Other invested assets	76	59
Total change in fair value through profit or loss assets and liabilities	$(3,396)	$5,393
Fair value changes on investment properties	150	188
Foreign exchange gains (losses)(1)	1,285	591
Fair value and foreign currency changes on assets and liabilities	$(1,961)	$6,172

(1)	Primarily arises from the translation of foreign currency denominated AFS assets and mortgage and loans. Any offsetting amounts arising from foreign currency derivatives are included in the fair value change on derivative investments.

5.D Cash, Cash Equivalents and Short-Term Securities

Cash, cash equivalents and short-term securities presented in our Consolidated Statements of Financial Position and Net cash, cash equivalents and short-term securities presented in our Consolidated Statements of Cash Flows consist of the following:

As at December 31,	2015	2014
Cash	$1,856	$1,283
Cash equivalents	4,822	2,085
Short-term securities	2,305	3,450
Cash, cash equivalents and short-term securities	8,983	6,818
Less: Bank overdraft, recorded in Other liabilities	166	4
Net cash, cash equivalents and short-term securities	$8,817	$6,814

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 115

5.E Gross Unrealized Gains and Gross Unrealized Losses on Available-For-Sale Debt and Equity Securities

Gross unrealized gains and gross unrealized losses included in accumulated OCI on AFS debt and equity securities consist of the following:

As at December 31, 2015	Amortized cost	Gross unrealized gains	Gross unrealized (losses)	Fair value
Debt securities:
Canadian federal government	$1,563	$74	$–	$1,637
Canadian provincial and municipal government	805	33	(2)	836
U.S. government and agency	432	1	(3)	430
Other foreign government	675	86	(23)	738
Corporate	7,467	223	(164)	7,526
Asset-backed securities:
Commercial mortgage-backed securities	937	16	(13)	940
Residential mortgage-backed securities	305	5	(2)	308
Collateralized debt obligations	224	–	(3)	221
Other	488	1	(14)	475
Total debt securities	12,896	439	(224)	13,111
Equity securities	675	224	(12)	887
Total AFS debt and equity securities	$13,571	$663	$(236)	$13,998

As at December 31, 2014	Amortized cost	Gross unrealized gains	Gross unrealized (losses)	Fair value
Debt securities:
Canadian federal government	$1,656	$61	$–	$1,717
Canadian provincial and municipal government	740	28	–	768
U.S. government and agency	392	15	(1)	406
Other foreign government	441	96	(1)	536
Corporate	7,681	379	(32)	8,028
Asset-backed securities:
Commercial mortgage-backed securities	910	35	(3)	942
Residential mortgage-backed securities	208	7	–	215
Collateralized debt obligations	137	–	(1)	136
Other	337	4	(2)	339
Total debt securities	12,502	625	(40)	13,087
Equity securities	627	247	(8)	866
Total AFS debt and equity securities	$13,129	$872	$(48)	$13,953

5.F Derivative Financial Instruments and Hedging Activities

The fair values of derivative financial instruments by major class of derivatives are as follows:

As at December 31,	2015		2014
	Fair value		Fair value
	Assets	Liabilities	Assets	Liabilities
Interest rate contracts	$1,707	$(437)	$1,657	$(346)
Foreign exchange contracts	71	(2,925)	67	(1,240)
Other contracts	88	(16)	115	(17)
Total derivatives	$1,866	$(3,378)	$1,839	$(1,603)

116 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

The following tables present the fair values of derivative assets and liabilities categorized by type of hedge for accounting purposes and derivative investments:

	Total notional amount	Fair value
As at December 31, 2015		Assets	Liabilities
Derivative investments(1)	$56,747	$1,840	$(3,147)
Fair value hedges	862	–	(230)
Cash flow hedges	236	26	(1)
Net investment hedges	–	–	–
Total derivatives	$57,845	$1,866	$(3,378)

(1)	Derivative investments are derivatives that have not been designated as hedges for accounting purposes.

	Total notional amount	Fair value
As at December 31, 2014		Assets	Liabilities
Derivative investments(1)	$47,284	$1,786	$(1,395)
Fair value hedges	829	–	(208)
Cash flow hedges	98	53	–
Net investment hedges	–	–	–
Total derivatives	$48,211	$1,839	$(1,603)

(1)	Derivative investments are derivatives that have not been designated as hedges for accounting purposes.

We had non-derivative instruments designated as net investment hedges that matured in the fourth quarter of 2015. The fair value of non-derivative instruments was $184 as at December 31, 2014. These non-derivative instruments were presented as Subordinated debt in our Consolidated Statements of Financial Position.

Hedge ineffectiveness recognized in Interest and other investment income consists of the following:

For the years ended December 31,	2015	2014
Fair value hedging ineffectiveness:
Gains (losses) on the hedged items attributable to the hedged risk	$1	$125
Gains (losses) on the hedging derivatives	2	(128)
Net ineffectiveness on fair value hedges	3	(3)
Net investment in foreign operations hedge ineffectiveness	–	–
Cash flow hedging ineffectiveness(1)	–	–
Total hedge ineffectiveness	$3	$(3)

(1)	We expect to reclassify a gain of $3 from accumulated OCI to net income within the next 12 months that relates to cash flow hedges of anticipated award payments under certain share-based payment plans that are expected to occur in 2016, 2017 and 2018. Cash flow hedges also include foreign currency forwards for the anticipated foreign currency purchase of an equity investment in 2016. The reclassification of accumulated OCI to income relating to foreign currency forwards occurs upon disposal or impairment of the equity investment.

5.G Investment Properties

Changes in investment properties are as follows:

For the years ended December 31,	2015	2014
Balance as at January 1	$6,108	$6,092
Additions	327	139
Leasing commissions and tenant inducements, net of amortization	6	1
Fair value gains (losses)	150	184
Disposals	(367)	(449)
Foreign exchange rate movements	316	141
Balance as at December 31	$6,540	$6,108

5.H Transfers of Financial Assets

We enter into transactions, including mortgage securitization, repurchase agreements and securities lending, where we transfer financial assets while retaining the risks and rewards of ownership of the assets. These transferred financial assets are not derecognized and remain on our Consolidated Statements of Financial Position. The carrying value of the transferred assets and the associated liabilities are described in the sections below.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 117

5.H.i Mortgage Securitization

We securitize certain insured fixed rate commercial mortgages through the creation of mortgage-backed securities under the National Housing Act Mortgage-Backed Securities (“NHA MBS”) Program sponsored by the Canada Mortgage and Housing Corporation (“CMHC”). The NHA MBS are then sold to Canada Housing Trust, a government-sponsored security trust that issues securities to third-party investors under the Canadian Mortgage Bond (“CMB”) program. The securitization of these assets does not qualify for derecognition as we have not transferred substantially all of the risks and rewards of ownership. Specifically, we continue to be exposed to pre-payment and interest rate risk associated with these assets. There are no expected credit losses on the securitized mortgages, as the mortgages were already insured by the CMHC prior to securitization. These assets continue to be recognized as Mortgages and loans in our Consolidated Statements of Financial Position. Proceeds from securitization transactions are recognized as secured borrowings and included in Other liabilities in our Consolidated Statements of Financial Position.

Receipts of principal on the securitized mortgages are deposited into a principal reinvestment account (“PRA”) to meet our repayment obligation upon maturity under the CMB program. The assets in the PRA are typically comprised of cash and cash equivalents and certain asset-backed securities. We are exposed to reinvestment risk due to the amortizing nature of the securitized mortgages relative to our repayment obligation for the full principal amount due at maturity. We mitigate this reinvestment risk using interest rate swaps.

The carrying value and fair value of the securitized mortgages as at December 31, 2015 are $654 and $668, respectively ($299 and $311 as at December 31, 2014). The carrying value and fair value of the associated liabilities as at December 31, 2015 are $667 and $689, respectively ($303 and $313 as at December 31, 2014). The carrying value of asset-backed securities in the PRA as at December 31, 2015 and 2014 are $17 and $6, respectively. There are no cash and cash equivalents in the PRA as at December 31, 2015 and 2014.

The fair value of the secured borrowings from mortgage securitization is based on the methodologies and assumptions for asset-backed securities described in Note 5.A. The fair value of these liabilities is categorized in Level 2 of the fair value hierarchy as at December 31, 2015 and 2014.

5.H.ii Repurchase Agreements

We enter into repurchase agreements for operational funding and liquidity purposes. Repurchase agreements have maturities ranging from 8 to 76 days, averaging 50 days, and bear interest at an average rate of 0.61% as at December 31, 2015 (1.04% as at December 31, 2014). The fair values of the transferred assets and the obligations related to their repurchase, which approximate their carrying values, are $1,549 as at December 31, 2015 ($1,333 as at December 31, 2014). These liabilities are categorized in Level 2 of the fair value hierarchy. Collateral primarily consists of cash and cash equivalents as well as government guaranteed securities. Details on the collateral pledged are included in Note 6.A.ii.

5.H.iii Securities Lending

The Company engages in securities lending to generate additional income. Certain securities from its portfolio are lent to other institutions for short periods. Collateral exceeding the fair value of the securities lent, is deposited by the borrower with a lending agent, usually a securities custodian, and maintained by the lending agent until the underlying security has been returned to us. The fair value of the securities lent is monitored on a daily basis with additional collateral obtained or refunded as the fair values fluctuate. Collateral primarily consists of Canadian federal and provincial government securities and cash and cash equivalents. Certain arrangements allow us to invest the cash collateral received for the securities lent. The carrying values of the securities lent approximate their fair values. The carrying values of the securities lent and the related collateral held are $1,438 and $1,511 as at December 31, 2015 ($1,415 and $1,485 as at December 31, 2014). Of the collateral held, we held cash collateral of $193 and $155 as at December 31, 2015 and 2014, which is recognized on our Consolidated Statements of Financial Position.

6. Financial Instrument Risk Management

The significant risks related to financial instruments are credit risk, market risk (equity market risk, interest rate and spread risk, and foreign currency risk) and liquidity risk. The following sections describe how we manage these risks.

Some of our financial instruments risk management policies and procedures are described in our Annual Management’s Discussion and Analysis (“MD&A”) for the year ended December 31, 2015. The shaded text and tables in the Risk Management section of the MD&A represent part of our disclosures on credit, market and liquidity risks and include a description of how we measure our risk and our objectives, policies and methodologies for managing these risks. Therefore, the shaded text and tables are an integral part of these Consolidated Financial Statements.

We use derivative instruments to manage risks related to equity market, interest rate and currency fluctuations and in replication strategies for permissible investments. We do not engage in speculative investment in derivatives. The gap in market sensitivities or exposures between liabilities and supporting assets is monitored and managed within defined tolerance limits, by using derivative instruments, where appropriate. We use models and techniques to measure the effectiveness of our risk management strategies.

6.A Credit Risk

Risk Description

Credit risk is the possibility of loss from amounts owed by our borrowers or financial counterparties. We are subject to credit risk in connection with issuers of securities held in our investment portfolio, debtors, structured securities, reinsurers, counterparties (including derivative, repurchase agreement and securities lending counterparties), other financial institutions and other entities. Losses may occur when a counterparty fails to make timely payments pursuant to the terms of the underlying contractual arrangement or when the counterparty’s credit rating or risk profile otherwise deteriorates. Credit risk can also arise in connection with deterioration in the value of, or ability to, realize on any underlying security that may be used as collateral for the debt obligation. Credit risk can occur at multiple levels, as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual

118 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

companies. Events that result in defaults, impairments or downgrades of the securities in our investment portfolio would cause the Company to record realized or unrealized losses and increase our provisions for asset default, adversely impacting earnings.

Credit Risk Management Governance and Control

We employ a wide range of credit risk management practices and controls, as outlined below:

•	Credit risk governance practices are in place, including independent monitoring and review and reporting to senior management and the Risk Review Committee.
•	Risk appetite limits have been established for credit risk.
•	Income and regulatory capital sensitivities are monitored, managed and reported against pre-established risk limits.
•	Comprehensive Investment and Credit Risk Management Policy, guidelines and practices are in place.
•	Specific investment diversification requirements are in place, such as defined investment limits for asset class, geography, and industry.
•	Risk-based credit portfolio, counterparty, and sector exposure limits have been established.
•	Mandatory use of credit quality ratings for portfolio investments has been established and is reviewed regularly.
•	Internal rating decisions for new fixed income investments and ongoing review of existing rating decisions are independently adjudicated by corporate risk management.
•	Comprehensive due diligence processes and ongoing credit analyses are conducted.
•	Regulatory solvency requirements include risk-based capital requirements and are monitored regularly.
•	Comprehensive compliance monitoring practices and procedures including reporting against pre-established investment limits are in place.
•	Reinsurance exposures are monitored to ensure that no single reinsurer represents an undue level of credit risk.
•	Stress-testing techniques, such as Dynamic Capital Adequacy Testing (“DCAT”), are used to measure the effects of large and sustained adverse credit developments.
•	Insurance contract liabilities are established in accordance with Canadian actuarial standards of practice.
•

Internal capital targets are established at an enterprise level to cover all risks and are above regulatory supervisory and minimum targets. Actual capital levels are monitored to ensure they exceed internal targets.

6.A.i Maximum Exposure to Credit Risk

Our maximum credit exposure related to financial instruments as at December 31 is the balance as presented in our Consolidated Statements of Financial Position as we believe that these carrying amounts best represent the maximum exposure to credit risk. The credit exposure for debt securities may be increased to the extent that the amounts recovered from default are insufficient to satisfy the actuarial liability cash flows that the assets are intended to support.

The positive fair value of derivative assets is used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all derivative contracts with a positive fair value. Additionally, we have credit exposure to items not on the Consolidated Statements of Financial Position as follows:

As at December 31,	2015	2014
Off-balance sheet items:
Loan commitments(1)	$816	$1,159
Guarantees	53	61
Total off-balance sheet items	$869	$1,220

(1)	Loan commitments include commitments to extend credit under commercial and residential mortgages and private debt securities not quoted in an active market. Commitments on debt securities contain provisions that allow for withdrawal of the commitment if there is deterioration in the credit quality of the borrower.

6.A.ii Right of Offset and Collateral

We invest in financial assets which may be secured by real estate properties, pools of financial assets, third-party financial guarantees, credit insurance, and other arrangements.

For OTC derivatives, collateral is collected from and pledged to counterparties to manage credit exposure according to the Credit Support Annexes (“CSA”), which forms part of the International Swaps and Derivatives Association’s (“ISDA”) master agreements. It is common practice to execute a CSA in conjunction with an ISDA master agreement. Under the ISDA master agreements for OTC derivatives, we have a right of offset in the event of default, insolvency, bankruptcy, or other early termination. In the ordinary course of business, bilateral OTC exposures under these agreements are substantially mitigated through associated collateral agreements with a majority of our counterparties.

For exchange-traded derivatives subject to derivative clearing agreements with the exchanges and clearinghouses, there is no provision for set-off at default. Initial margin is excluded from the table below as it would become part of a pooled settlement process.

For repurchase agreements and reverse repurchase agreements, assets are sold or purchased with a commitment to resell or repurchase at a future date. Additional collateral may be pledged to or collected from counterparties to manage credit exposure according to bilateral repurchase or reverse repurchase agreements. In the event of default by a counterparty, we are entitled to liquidate the assets we hold as collateral to offset against obligations to the same counterparty.

In the case of securities lending, assets are lent with a commitment from the counterparty to return at a future date. Cash or securities are received as collateral from the counterparty. In the event of default by the counterparty, we are entitled to liquidate the assets we hold as collateral to offset against obligations to the same counterparty.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 119

We do not offset financial instruments in our Consolidated Statements of Financial Position, as our rights of offset are conditional. The following tables present the effect of conditional netting and similar arrangements. Similar arrangements include global master repurchase agreements, security lending agreements, and any related rights to financial collateral.

	Financial instruments presented in the Consolidated Statements of Financial Position(1)	Related amounts not set off in the Consolidated Statements of Financial Position
As at December 31, 2015		Financial instruments subject to master netting or similar agreements	Financial collateral (received) pledged(2)	Net amount
Financial assets
Derivative assets (Note 6.A.v)	$1,866	$(900)	$(795)	$171
Reverse repurchase agreements (Note 8)	289	(96)	(193)	–
Total financial assets	$2,155	$(996)	$(988)	$171
Financial liabilities
Derivative liabilities	$(3,378)	$900	$1,809	$(669)
Repurchase agreements (Note 5.H.ii)	(1,549)	96	1,453	–
Cash collateral on securities lent (Note 5.H.iii)	(193)	–	189	(4)
Total financial liabilities	$(5,120)	$996	$3,451	$(673)

(1)	Net amounts of the financial instruments presented in our Consolidated Statements of Financial Position are the same as our gross recognized financial instruments, as we do not offset financial instruments in our Consolidated Statements of Financial Position.
(2)	Financial collateral excludes overcollateralization and for exchange-traded derivatives, initial margin. Total financial collateral, including initial margin and overcollateralization, received on derivative assets was $1,087, received on reverse repurchase agreements was $289, pledged on derivative liabilities was $2,452, and pledged on repurchase agreements was $1,549.

	Financial instruments presented in the Consolidated Statements of Financial Position(1)	Related amounts not set off in the Consolidated Statements of Financial Position
As at December 31, 2014		Financial instruments subject to master netting or similar agreements	Financial collateral (received) pledged(2)	Net amount
Financial assets
Derivative assets (Note 6.A.v)	$1,839	$(591)	$(1,014)	$234
Reverse repurchase agreements (Note 8)	155	(3)	(152)	–
Total financial assets	$1,994	$(594)	$(1,166)	$234
Financial liabilities
Derivative liabilities	$(1,603)	$591	$659	$(353)
Repurchase agreements (Note 5.H.ii)	(1,333)	3	1,330	–
Cash collateral on securities lent (Note 5.H.iii)	(155)	–	152	(3)
Total financial liabilities	$(3,091)	$594	$2,141	$(356)

(1)	Net amounts of the financial instruments presented in our Consolidated Statements of Financial Position are the same as our gross recognized financial instruments, as we do not offset financial instruments in our Consolidated Statements of Financial Position.
(2)	Financial collateral excludes overcollateralization and for exchange-traded derivatives, initial margin. Total financial collateral, including initial margin and overcollateralization, received on derivative assets was $1,146, received on reverse repurchase agreements was $155, pledged on derivative liabilities was $819, and pledged on repurchase agreements was $1,334.

6.A.iii Concentration Risk

Concentrations of credit risk arise from exposures to a single debtor, a group of related debtors, or groups of debtors that have similar credit risk characteristics, such as groups of debtors in the same economic or geographic regions or in similar industries. Related issuers may have similar economic characteristics so that their ability to meet contractual obligations may be impacted similarly by changes in the economic or political conditions. We manage this risk by appropriately diversifying our investment portfolio through the use of concentration limits. In particular, we maintain policies which set counterparty exposure limits to manage the credit exposure for investments in any single issuer or to the same underlying credit. Exceptions exist for investments in securities which are issued or guaranteed by the Government of Canada, U.S. or U.K. and issuers for which the Risk Review Committee have granted specific approval. Mortgages are collateralized by the related property, and generally do not exceed 75% of the value of the property at the time the original loan is made. Our mortgages and loans are diversified by type and location and, for mortgages, by borrower. Loans provide diversification benefits (name, industry and geography) and often provide stronger covenants and collateral than public debt securities, thereby providing both better credit protection and potentially higher recoveries in the event of default. The following tables provide details of the debt securities, mortgages, and loans held by issuer country, geographic location and industry sector, where applicable.

120 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

The carrying value of debt securities by geographic location is shown in the following tables. The geographic location is based on the country of the creditor’s parent.

As at December 31, 2015	Fair value through profit or loss	Available- for- sale	Total debt securities
Canada	$20,400	$3,373	$23,773
United States	20,432	6,546	26,978
United Kingdom	6,416	662	7,078
Other	9,537	2,530	12,067
Balance	$56,785	$13,111	$69,896

As at December 31, 2014	Fair value through profit or loss	Available- for-sale	Total debt securities
Canada	$20,008	$3,779	$23,787
United States	17,978	6,100	24,078
United Kingdom	6,286	805	7,091
Other	8,855	2,403	11,258
Balance	$53,127	$13,087	$66,214

The carrying value of debt securities by issuer and industry sector is shown in the following tables:

As at December 31, 2015	Fair value through profit or loss	Available- for- sale	Total debt securities
Debt securities issued or guaranteed by:
Canadian federal government	$2,383	$1,637	$4,020
Canadian provincial and municipal government	10,555	836	11,391
U.S. government and agency	1,272	430	1,702
Other foreign government	5,916	738	6,654
Total government issued or guaranteed debt securities	20,126	3,641	23,767
Corporate debt securities by industry sector:
Financials	9,905	2,351	12,256
Utilities and energy	10,355	1,477	11,832
Telecommunication services	1,859	372	2,231
Consumer staples and discretionary	4,475	1,473	5,948
Industrials	3,880	847	4,727
Other	3,194	1,006	4,200
Total corporate debt securities	33,668	7,526	41,194
Asset-backed securities	2,991	1,944	4,935
Total debt securities	$56,785	$13,111	$69,896

As at December 31, 2014	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities issued or guaranteed by:
Canadian federal government	$1,831	$1,717	$3,548
Canadian provincial and municipal government	10,335	768	11,103
U.S. government and agency	1,183	406	1,589
Other foreign government	5,305	536	5,841
Total government issued or guaranteed debt securities	18,654	3,427	22,081
Corporate debt securities by industry sector:
Financials	9,510	3,034	12,544
Utilities and energy	9,878	1,384	11,262
Telecommunication services	1,708	516	2,224
Consumer staples and discretionary	4,921	1,556	6,477
Industrials	2,911	576	3,487
Other	2,733	962	3,695
Total corporate debt securities	31,661	8,028	39,689
Asset-backed securities	2,812	1,632	4,444
Total debt securities	$53,127	$13,087	$66,214

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 121

The carrying value of mortgages and loans by geographic location is shown in the following tables. The geographic location for mortgages is based on location of property, while for corporate loans it is based on the country of the creditor’s parent. Residential mortgages include mortgages for both single and multiple family dwellings.

	Mortgages
As at December 31, 2015	Residential	Non-residential	Loans	Total
Canada	$2,684	$5,383	$13,271	$21,338
United States	992	5,733	7,442	14,167
United Kingdom	–	–	886	886
Other	–	–	2,712	2,712
Total mortgages and loans	$3,676	$11,116	$24,311	$39,103

	Mortgages
As at December 31, 2014	Residential	Non-residential	Loans	Total
Canada	$2,093	$5,754	$12,308	$20,155
United States	701	4,862	5,196	10,759
United Kingdom	–	1	776	777
Other	–	–	1,988	1,988
Total mortgages and loans	$2,794	$10,617	$20,268	$33,679

6.A.iv Contractual Maturities

The contractual maturities of debt securities are shown in the following tables. Debt securities that are not due at a single maturity date are included in the tables in the year of final maturity. Actual maturities could differ from contractual maturities because of the borrower’s right to call or extend or right to prepay obligations, with or without prepayment penalties.

As at December 31, 2015	Fair value through profit or loss	Available- for-sale	Total debt securities
Due in 1 year or less	$1,581	$1,625	$3,206
Due in years 2-5	7,135	3,863	10,998
Due in years 6-10	10,378	2,897	13,275
Due after 10 years	37,691	4,726	42,417
Total debt securities	$56,785	$13,111	$69,896

As at December 31, 2014	Fair value through profit or loss	Available- for-sale	Total debt securities
Due in 1 year or less	$1,951	$1,348	$3,299
Due in years 2-5	6,628	4,473	11,101
Due in years 6-10	9,334	3,024	12,358
Due after 10 years	35,214	4,242	39,456
Total debt securities	$53,127	$13,087	$66,214

The carrying value of mortgages by scheduled maturity, before allowances for losses, is as follows:

As at December 31,	2015	2014
Due in 1 year or less	$1,364	$1,137
Due in years 2-5	4,367	4,784
Due in years 6-10	6,114	4,979
Due after 10 years	2,989	2,548
Total mortgages	$14,834	$13,448

The carrying value of loans by scheduled maturity, before allowances for losses, is as follows:

As at December 31,	2015	2014
Due in 1 year or less	$1,351	$1,012
Due in years 2-5	6,393	4,983
Due in years 6-10	4,599	4,444
Due after 10 years	11,975	9,845
Total loans	$24,318	$20,284

122 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Notional amounts of derivative financial instruments are the basis for calculating payments and are generally not the actual amounts exchanged. The following tables provide the notional amounts of derivative instruments outstanding by type of derivative and term to maturity:

	Term to maturity
As at December 31, 2015	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Over-the-counter contracts:
Interest rate contracts:
Forward contracts	$1,371	$–	$–	$1,371
Swap contracts	689	3,397	18,047	22,133
Options purchased	980	2,781	3,938	7,699
Options written(1)	277	1,557	505	2,339
Foreign exchange contracts:
Forward contracts	4,862	219	–	5,081
Swap contracts	1,793	3,542	7,086	12,421
Other contracts:
Options purchased	3	3	–	6
Forward contracts	96	111	–	207
Swap contracts	310	–	–	310
Credit derivatives(2)	29	512	326	867
Exchange-traded contracts:
Interest rate contracts:
Futures contracts	2,397	–	–	2,397
Foreign exchange contracts:
Futures contracts	83	–	–	83
Equity contracts:
Futures contracts	2,649	–	–	2,649
Options purchased	195	–	–	195
Options written	87	–	–	87
Total notional amount	$15,821	$12,122	$29,902	$57,845

(1)	These are covered short derivative positions that may include interest rate options, swaptions, or floors.
(2)	Our credit default swap program consists entirely of contracts based on investment grade underlying reference securities.

	Term to maturity
As at December 31, 2014	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Over-the-counter contracts:
Interest rate contracts:
Forward contracts	$11	$–	$–	$11
Swap contracts	1,348	3,022	12,492	16,862
Options purchased	1,295	2,636	3,766	7,697
Options written(1)	518	1,104	860	2,482
Foreign exchange contracts:
Forward contracts	3,859	184	–	4,043
Swap contracts	1,240	3,876	7,035	12,151
Other contracts:
Options purchased	–	5	–	5
Forward contracts	88	111	–	199
Swap contracts	341	–	–	341
Credit derivatives(2)	–	151	217	368
Exchange-traded contracts:
Interest rate contracts:
Futures contracts	1,372	–	–	1,372
Foreign exchange contracts:
Futures contracts	173	–	–	173
Equity contracts:
Futures contracts	2,227	–	–	2,227
Options purchased	174	–	–	174
Options written	106	–	–	106
Total notional amount	$12,752	$11,089	$24,370	$48,211

(1)	These are covered short derivative positions that may include interest rate options, swaptions, or floors.
(2)	Our credit default swap program consists entirely of contracts based on investment grade underlying reference securities.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 123

The following tables provide the fair value of derivative instruments outstanding by term to maturity:

	Term to maturity
As at December 31, 2015	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Derivative assets	$144	$268	$1,454	$1,866
Derivative liabilities	$(497)	$(689)	$(2,192)	$(3,378)

	Term to maturity
As at December 31, 2014	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Derivative assets	$158	$233	$1,448	$1,839
Derivative liabilities	$(138)	$(355)	$(1,110)	$(1,603)

6.A.v Asset Quality

The following sections describe our assessment of the credit quality of our financial assets. We monitor credit quality based on internal risk ratings as well as ratings assigned by external rating agencies where available.

Debt Securities by Credit Rating

Investment grade debt securities are those rated BBB and above. Our debt security portfolio was 97% investment grade based on carrying value as at December 31, 2015 (97% as at December 31, 2014). The credit risk ratings were established in accordance with the process described in the Credit Risk Management Governance and Control section.

The following tables summarize our debt securities by credit quality:

As at December 31, 2015	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities by credit rating:
AAA	$8,684	$4,283	$12,967
AA	10,046	1,189	11,235
A	19,526	3,709	23,235
BBB	16,974	3,316	20,290
BB and lower	1,555	614	2,169
Total debt securities	$56,785	$13,111	$69,896

As at December 31, 2014	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities by credit rating:
AAA	$7,317	$3,975	$11,292
AA	10,201	1,620	11,821
A	18,068	3,786	21,854
BBB	16,259	3,218	19,477
BB and lower	1,282	488	1,770
Total debt securities	$53,127	$13,087	$66,214

Mortgages and Loans by Credit Rating

The credit quality of mortgages and loans is evaluated internally through regular monitoring of credit-related exposures. We use judgment and experience to determine what factors should be considered when assigning an internal credit rating, which is validated through the use of credit scoring models, to a particular mortgage or corporate loan. The internal credit ratings reflect the credit quality of the borrower as well as the value of any collateral held as security.

124 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

The following tables summarize our mortgages and loans by credit quality indicator:

As at December 31,	2015	2014
Mortgages by credit rating:
Insured	$2,497	$1,937
AAA	–	69
AA	1,677	984
A	3,051	2,549
BBB	5,412	5,106
BB and lower	2,060	2,685
Impaired	95	81
Total mortgages	$14,792	$13,411

As at December 31,	2015	2014
Loans by credit rating:
AAA	$409	$374
AA	3,174	2,199
A	11,532	10,022
BBB	8,499	7,215
BB and lower	697	438
Impaired	–	20
Total loans	$24,311	$20,268

Derivative Financial Instruments by Counterparty Credit Rating

Derivative instruments consist of bilateral OTC contracts negotiated directly between counterparties, OTC contracts cleared through central clearing houses or exchange-traded contracts. Since a counterparty failure in an OTC derivative transaction could render it ineffective for hedging purposes, we generally transact our derivative contracts with highly-rated counterparties. In limited circumstances, we enter into transactions with lower-rated counterparties if credit enhancement features are included.

We pledge and hold assets as collateral under CSAs for bilateral OTC derivative contracts. The collateral is realized in the event of early termination as defined in the agreements. The assets held and pledged are primarily cash and debt securities issued by the Canadian federal government and U.S. government and agencies. While we are generally permitted to sell or re-pledge the assets held as collateral, we have not sold or re-pledged any assets. Exchange-traded and cleared OTC derivatives require the posting of initial margin, as well as daily cash settlement of variation margin. The terms and conditions related to the use of the collateral are consistent with industry practice.

Further details on collateral held and pledged as well as the impact of netting arrangements are included in Note 6.A.ii.

The following tables show the OTC derivative financial instruments with a positive fair value split by counterparty credit rating:

As at December 31, 2015	Gross positive replacement cost(2)	Impact of master netting agreements(3)	Net replacement cost(4)
Over-the-counter contracts:
AA	$347	$(249)	$98
A	723	(496)	227
BBB	766	(155)	611
Total over-the-counter derivatives(1)	$1,836	$(900)	$936

As at December 31, 2014	Gross positive replacement cost(2)	Impact of master netting agreements(3)	Net replacement cost(4)
Over-the-counter contracts:
AA	$293	$(110)	$183
A	1,130	(470)	660
BBB	396	(11)	385
Total over-the-counter derivatives(1)	$1,819	$(591)	$1,228

(1)	Exchange-traded derivatives with a positive fair value of $30 in 2015 ($20 in 2014) are excluded from the table above, as they are subject to daily margining requirements. Our credit exposure on these derivatives is with the exchanges and clearinghouses.
(2)	Used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all contracts with a positive fair value.
(3)	The credit risk associated with derivative assets subject to master netting arrangements is reduced by derivative liabilities due to the same counterparty in the event of default or early termination. Our overall exposure to credit risk reduced through master netting arrangements may change substantially following the reporting date as the exposure is affected by each transaction subject to the arrangement.
(4)	Net replacement cost is positive replacement cost less the impact of master netting agreements.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 125

Reinsurance Counterparties Exposure by Credit Rating

The following is the potential maximum exposure to loss based on ceded reserves and outstanding claims. In 2015, we switched from a rating methodology based on ratings assigned by external rating agencies to an internal rating methodology consistent with the rating methodology of fixed income investments that is described in the Credit Risk Management Governance and Control section. The December 31, 2014 exposures have been revised to reflect the change in the rating methodology adopted during the year.

As at December 31, 2015	Gross exposure	Collateral	Net exposure
Reinsurance counterparties by credit rating:
AA	$898	$7	$891
A	3,416	141	3,275
BBB	151	98	53
BB	26	–	26
B	1,717	1,435	282
Not rated	193	191	2
Total	$6,401	$1,872	$4,529
Less: ceded negative reserves	$1,015
Total Reinsurance assets	$5,386

As at December 31, 2014	Gross exposure	Collateral	Net exposure
Reinsurance counterparties by credit rating:
AA	$836	$1	$835
A	2,604	137	2,467
BBB	206	5	201
BB	13	–	13
B	1,317	1,112	205
Not rated	46	16	30
Total	$5,022	$1,271	$3,751
Less: ceded negative reserves	$980
Total Reinsurance assets	$4,042

6.A.vi Impairment of Assets

Management assesses debt and equity securities, mortgages and loans, and other invested assets for objective evidence of impairment at each reporting date. We employ a portfolio monitoring process to identify assets or groups of assets that have objective evidence of impairment, having experienced a loss event or events that have an impact on the estimated future cash flows of the asset or group of assets. There are inherent risks and uncertainties in our evaluation of assets or groups of assets for objective evidence of impairment, including both internal and external factors such as general economic conditions, issuers’ financial conditions and prospects for economic recovery, market interest rates, unforeseen events which affect one or more issuers or industry sectors, and portfolio management parameters, including asset mix, interest rate risk, portfolio diversification, duration matching, and greater than expected liquidity needs. All of these factors could impact our evaluation of an asset or group of assets for objective evidence of impairment.

Management exercises considerable judgment in assessing for objective evidence of impairment and, based on its assessment, classifies specific assets as performing or into one of our credit quality lists:

“Monitor List” – the timely collection of all contractually specified cash flows is reasonably assured, but changes in issuer-specific facts and circumstances require monitoring. No impairment charge is recorded for unrealized losses on assets related to these debtors.

“Watch List” – the timely collection of all contractually specified cash flows is reasonably assured, but changes in issuer-specific facts and circumstances require heightened monitoring. An asset is moved from the Monitor List to the Watch List when changes in issuer-specific facts and circumstances increase the possibility that a security may experience a loss event on an imminent basis. No impairment charge is recorded for unrealized losses on assets related to these debtors.

“Impaired List” – the timely collection of all contractually specified cash flows is no longer reasonably assured. For these investments that are classified as AFS or amortized cost, an impairment charge is recorded or the asset is sold and a realized loss is recorded as a charge to income. Impairment charges and realized losses are recorded on assets related to these debtors.

Equity securities and other invested assets are assessed for impairment according to the prospect of recovering the cost of our investment from estimated future cash flows.

Our approach to determining whether there is objective evidence of impairment varies by asset type. However, we have a process to ensure that in all instances where a decision has been made to sell an asset at a loss, the asset is impaired.

126 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Debt Securities

Objective evidence of impairment on debt securities involves an assessment of the issuer’s ability to meet current and future contractual interest and principal payments. In determining whether debt securities have objective evidence of impairment, we employ a screening process. The process identifies securities in an unrealized loss position, with particular attention paid to those securities whose fair value to amortized cost percentages have been less than 80% for an extended period of time. Discrete credit events, such as a ratings downgrade, are also used to identify securities that may have objective evidence of impairment. The securities identified are then evaluated based on issuer-specific facts and circumstances, including an evaluation of the issuer’s financial condition and prospects for economic recovery, evidence of difficulty being experienced by the issuer’s parent or affiliate, and management’s assessment of the outlook for the issuer’s industry sector.

Management also assesses previously impaired debt securities whose fair value has recovered to determine whether the recovery is objectively related to an event occurring subsequent to the impairment loss that has an impact on the estimated future cash flows of the asset.

Asset-backed securities are assessed for objective evidence of impairment on an alternative basis. Specifically, we periodically update our best estimate of cash flows over the life of the security. In the event that there is an adverse change in the expected cash flows, the asset is impaired. Estimating future cash flows is a quantitative and qualitative process that incorporates information received from third parties, along with assumptions and judgments about the future performance of the underlying collateral. Losses incurred on the respective mortgage-backed securities portfolios are based on loss models using assumptions about key systematic risks, such as unemployment rates and housing prices, and loan-specific information such as delinquency rates and loan-to-value ratios.

Equity Securities and Other Invested Assets

Objective evidence of impairment for equity securities and investments in limited partnerships, segregated funds, and mutual funds involves an assessment of the prospect of recovering the cost of our investment. Instruments in an unrealized loss position are reviewed to determine if objective evidence of impairment exists. Objective evidence of impairment for these instruments includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic, or legal environment in which the issuer operates, and a significant or prolonged decline in the fair value of the instruments below their cost.

We apply presumptive impairment tests to determine whether there has been a significant or prolonged decline in the fair value of an instrument below its cost, and unless extenuating circumstances exist, the instrument is considered to be impaired.

Mortgages and Loans

Objective evidence of impairment on mortgages and loans involves an assessment of the borrower’s ability to meet current and future contractual interest and principal payments. In determining whether an individual mortgage or loan has objective evidence of impairment, we consider a number of triggers that cause us to reassess its creditworthiness and consequent cause for concern, generally based on a decline in the current financial position of the borrower and, for collateral-dependent mortgages and loans, the value of the collateral.

Mortgages and loans causing concern are monitored closely and evaluated for objective evidence of impairment. For these mortgages and loans, we review information that is appropriate to the circumstances, including recent operating developments, strategy review, timelines for remediation, financial position of the borrower and, for collateral-dependent mortgages and loans, the value of security as well as occupancy and cash flow considerations.

In addition to specific allowances, circumstances may warrant a collective allowance based on objective evidence of impairment for a group of mortgages and loans. We consider regional economic conditions, developments for various property types, and significant exposure to struggling tenants in determining whether there is objective evidence of impairment for certain collateral dependent mortgages and loans, even though it is not possible to identify specific mortgages and loans that are likely to become impaired on an individual basis.

Management also assesses previously impaired mortgages and loans to determine whether a recovery is objectively related to an event occurring subsequent to the impairment loss that has an impact on the estimated future cash flows of the asset.

Impairment of Fair Value Through Profit or Loss Assets

We generally maintain distinct asset portfolios for each line of business. Changes in the fair values of these assets are largely offset by changes in the value of insurance contract liabilities, when there is an effective matching of assets and liabilities. For assets designated as FVTPL, the change in fair value arising from impairment is not separately disclosed. The reduction in fair values of FVTPL debt securities attributable to impairment, results in an increase in insurance contract liabilities charged through the Consolidated Statements of Operations.

Impairment of Available-For-Sale Assets

We recognized impairment losses on available-for-sale assets of $14 for the year ended December 31, 2015 ($17 during 2014).

We did not reverse any impairment on AFS debt securities during 2015 and 2014.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 127

Past Due and Impaired Mortgages and Loans

The distribution of mortgages and loans past due or impaired is shown in the following tables:

	Gross carrying value			Allowance for losses
As at December 31, 2015	Mortgages	Loans	Total	Mortgages	Loans	Total
Not past due	$14,690	$24,279	$38,969	$–	$–	$–
Past due:
Past due less than 90 days	7	32	39	–	–	–
Past due 90 days or more	–	–	–	–	–	–
Impaired	137	7	144	42	7	49
Total	$14,834	$24,318	$39,152	$42	$7	$49

	Gross carrying value			Allowance for losses
As at December 31, 2014	Mortgages	Loans	Total	Mortgages	Loans	Total
Not past due	$13,316	$20,248	$33,564	$–	$–	$–
Past due:
Past due less than 90 days	14	–	14	–	–	–
Past due 90 days or more	–	–	–	–	–	–
Impaired	118	36	154	37	16	53
Total	$13,448	$20,284	$33,732	$37	$16	$53

Changes in Allowances for Losses

The changes in the allowances for losses are as follows:

	Mortgages	Loans	Total
Balance, January 1, 2014	$47	$16	$63
Provision for (reversal of) losses	(9)	–	(9)
Write-offs, net of recoveries	(6)	–	(6)
Foreign exchange rate movements	5	–	5
Balance, December 31, 2014	$37	$16	$53
Provision for (reversal of) losses	1	(12)	(11)
Write-offs, net of recoveries, and other adjustments	(3)	3	–
Foreign exchange rate movements	7	–	7
Balance, December 31, 2015	$42	$7	$49

6.B Market Risk

Risk Description

We are exposed to financial and capital market risks – the risk that the fair value or future cash flows of an insurance contract or financial instrument will fluctuate because of changes or volatility in market prices. Market risk includes equity market, interest rate and spread, real estate and foreign currency risks.

Market Risk Management Governance and Control

We employ a wide range of market risk management practices and controls, as outlined below:

•	Market risk governance practices are in place, including independent monitoring and review and reporting to senior management and the Risk Review Committee.
•	Risk appetite limits have been established for equity market, interest rate, real estate and foreign currency risks.
•	Income and regulatory capital sensitivities are monitored, managed and reported against pre-established risk limits.
•	Comprehensive Asset Liability Management and hedging policies, programs and practices are in place.
•	Regulatory solvency requirements include risk-based capital requirements and are monitored regularly.
•	Product Design and Pricing Policy requires a detailed risk assessment and pricing provisions for material risks.
•	Stress-testing techniques, such as DCAT, are used to measure the effects of large and sustained adverse market movements.
•	Insurance contract liabilities are established in accordance with Canadian actuarial standards of practice.
•

Internal capital targets are established at an enterprise level to cover all risks and are above regulatory supervisory and minimum targets. Actual capital levels are monitored to ensure they exceed internal targets.

128 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Specific market risks and our risk management strategies are discussed below in further detail.

6.B.i Equity Market Risk

Equity market risk is the potential for financial loss arising from declines or volatility in equity market prices. We are exposed to equity risk from a number of sources. A portion of our exposure to equity market risk arises in connection with benefit guarantees on segregated fund contracts. These benefit guarantees may be triggered upon death, maturity, withdrawal or annuitization. The cost of providing for these guarantees is uncertain, and will depend upon a number of factors including general capital market conditions, underlying fund performance, policyholder behaviour, and mortality experience, which may result in negative impacts on our net income and capital.

We generate revenue from fee income in our asset management businesses and from certain insurance and annuity contracts where fees are levied on account balances that are affected directly by equity market levels. Accordingly, we have further exposure to equity risk as adverse fluctuations in the market value of such assets will result in corresponding adverse impacts on our revenue and net income. In addition, declining and volatile equity markets may have a negative impact on sales and redemptions (surrenders) in these businesses, and this may result in further adverse impacts on our net income and financial position.

We also have direct exposure to equity markets from the investments supporting general account liabilities, surplus, and employee benefit plans. These exposures fall within our risk-taking philosophy and appetite, and are therefore generally not hedged.

The carrying value of equities by issuer country is shown in the following tables:

As at December 31, 2015	Fair value through profit or loss	Available- for-sale	Total equities
Canada	$2,887	$40	$2,927
United States	706	634	1,340
United Kingdom	112	5	117
Other	721	208	929
Total equities	$4,426	$887	$5,313

As at December 31, 2014	Fair value through profit or loss	Available- for-sale	Total equities
Canada	$3,016	$62	$3,078
United States	622	598	1,220
United Kingdom	107	4	111
Other	612	202	814
Total equities	$4,357	$866	$5,223

6.B.ii Embedded Derivatives Risk

An embedded derivative is contained within a host insurance contract if it includes an identifiable condition to modify the cash flows that are otherwise payable. This section is applicable to those embedded derivatives where we are not required to, and have not measured (either separately or together with the host contract) the embedded derivative at fair value.

A significant market risk exposure from embedded derivatives arises in connection with the benefit guarantees on segregated fund contracts. These benefit guarantees are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal, or annuitization. We have implemented hedging programs to mitigate a portion of this market risk exposure.

We are also exposed to significant interest rate risk from embedded derivatives in certain general account products and segregated fund contracts, which contain explicit or implicit investment guarantees in the form of minimum crediting rates, guaranteed premium rates, settlement options, and benefit guarantees. If investment returns fall below guaranteed levels, we may be required to increase liabilities or capital in respect of these contracts. The guarantees attached to these products may be applicable to both past premiums collected and future premiums not yet received. Segregated fund contracts provide benefit guarantees that are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal, or annuitization. These products are included in our asset-liability management program and the residual interest rate exposure is managed within our risk appetite limits.

We are also exposed to interest rate risk through guaranteed annuitization options included primarily in retirement contracts and pension plans. These embedded options give policyholders the right to convert their investment into a pension on a guaranteed basis, thereby exposing us to declining long-term interest rates as the annuity guarantee rates come into effect. Embedded options on unit-linked pension contracts give policyholders the right to convert their fund at retirement into pensions on a guaranteed basis, thereby exposing us to declining interest rates and increasing equity market returns (increasing the size of the fund which is eligible for the guaranteed conversion basis). Guaranteed annuity options are included in our asset-liability management program and most of the interest rate and equity exposure is mitigated through hedging.

Significant changes or volatility in interest rates or spreads could have a negative impact on sales of certain insurance and annuity products, and adversely impact the expected pattern of redemptions (surrenders) on existing policies. Increases in interest rates or widening spreads may increase the risk that policyholders will surrender their contracts, potentially forcing us to liquidate assets at a loss and accelerate recognition of certain acquisition expenses. While we have established hedging programs in place and our insurance and annuity products often contain surrender mitigation features, these may not be sufficient to fully offset the adverse impact of the underlying losses.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 129

Certain annuity and long-term disability contracts contain embedded derivatives as benefits are linked to the Consumer Price Index; however most of this exposure is hedged through the Company’s ongoing asset-liability management program.

6.C Liquidity Risk

Risk Description

Liquidity risk is the possibility that we will not be able to fund all cash outflow commitments as they fall due. This includes the risk of being forced to sell assets at depressed prices resulting in realized losses on sale. This risk also includes restrictions on our ability to efficiently allocate capital among our subsidiaries due to various market and regulatory constraints on the movement of funds. Our funding obligations arise in connection with the payment of policyholder benefits, expenses, asset purchases, investment commitments, interest on debt, and dividends on capital stock. Sources of available cash flow include general fund premiums and deposits, investment related inflows (such as maturities, principal repayments, investment income and proceeds of asset sales), proceeds generated from financing activities in normal markets, and dividends and interest payments from subsidiaries. We have various financing transactions and derivative contracts under which we may be required to pledge collateral or to make payments to our counterparties for the decline in market value of specified assets. The amount of collateral or payments may increase under certain circumstances, which could adversely affect our liquidity.

Liquidity Risk Management Governance and Control

We generally maintain a conservative liquidity position and employ a wide range of liquidity risk management practices and controls, which are described below:

•	Liquidity risk governance practices are in place, including independent monitoring and review and reporting to senior management and the Risk Review Committee.
•	Liquidity is managed in accordance with our Asset Liability Management Policy and operating guidelines.
•	Liquidity contingency plans for the management of liquidity in the event of a liquidity crisis are maintained.
•

Stress testing is performed by comparing liquidity coverage ratios under one-month and one-year stress scenarios to our policy thresholds. These liquidity ratios are measured and managed at the enterprise and business segment level.

•	Stress testing of our collateral is performed by comparing collateral coverage ratios to our policy threshold.
•

Cash management and asset-liability management programs support our ability to maintain our financial position by ensuring that sufficient cash flow and liquid assets are available to cover potential funding requirements. We invest in various types of assets with a view of matching them to our liabilities of various durations.

•

Internal capital targets are established at an enterprise level to cover all risks and are above regulatory supervisory and minimum targets. Actual capital levels are monitored to ensure they exceed internal targets.

•	We actively manage and monitor our capital and asset levels, and the diversification and credit quality of our investments.
•	Various credit facilities for general corporate purposes are maintained.

We are subject to various regulations in the jurisdictions in which we operate. The ability of SLF Inc.‘s subsidiaries to pay dividends and transfer funds is regulated in certain jurisdictions and may require local regulatory approvals and the satisfaction of specific conditions in certain circumstances. Through effective cash management and capital planning, SLF Inc. ensures that its subsidiaries, as a whole and on a stand-alone basis, are properly funded and maintain adequate liquidity to meet obligations, both individually and in aggregate.

Based on our historical cash flows and liquidity management processes, we believe that the cash flows from our operating activities will continue to provide sufficient liquidity for us to satisfy debt service obligations and to pay other expenses as they fall due.

7. Insurance Risk Management

7.A Insurance Risk

Risk Description

Insurance risk is the uncertainty of product performance due to differences between the actual experience and expected experience in the areas of mortality, morbidity, longevity and policyholder behaviour. In addition, product design and pricing, expense and reinsurance risks impact multiple risk categories, including insurance risk.

Insurance Risk Management Governance and Control

We employ a wide range of insurance risk management practices and controls, as outlined below:

•	Insurance risk governance practices are in place, including independent monitoring and review and reporting to senior management and the Risk Review Committee.
•	Risk appetite limits have been established for mortality and morbidity, longevity and policyholder behaviour risks.
•	Income and regulatory capital sensitivities are monitored, managed and reported against pre-established risk limits.
•	Comprehensive Insurance Risk Management Policy, guidelines and practices are in place.
•	The global underwriting manual aligns underwriting practices with our corporate risk management standards and ensures a consistent approach in insurance underwriting.
•	Board-approved maximum retention limits (amounts issued in excess of these limits are reinsured) are in place.
•	Detailed procedures, including criteria for approval of risks and for claims adjudication are established and monitored for each business segment.
•	Underwriting and risk selection standards are established and overseen by the corporate underwriting and claims risk management function.
•	Diversification and risk pooling is managed by aggregation of exposures across product lines, geography and distribution channels.
•

The Insurance Risk Policy, and Investment and Credit Risk Management Policy establish acceptance criteria and protocols to monitor the level of reinsurance ceded to any single reinsurer or group of reinsurers.

•	Reinsurance counterparty risk is monitored, including through annual reporting to the Risk Review Committee.

130 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

•	Concentration risk exposure is monitored and mitigated on group policies in a single location to avoid a catastrophic event occurrence resulting in a significant impact.
•	Various limits, restrictions and fee structures are introduced into plan designs in order to establish a more homogeneous policy risk profile and limit potential for anti-selection.
•	Regulatory solvency requirements include risk-based capital requirements and are monitored regularly.
•	The Product Design and Pricing Policy requires detailed risk assessment and pricing provision for material risks.
•	Company specific and industry level experience studies and sources of earnings analysis are monitored and factored into valuation, renewal and new business pricing processes.
•	Stress-testing techniques, such as DCAT, are used to measure the effects of large and sustained adverse movements in insurance risk factors.
•	Insurance contract liabilities are established in accordance with Canadian actuarial standards of practice.
•

Internal capital targets are established at an enterprise level to cover all risks and are above regulatory supervisory and minimum targets. Actual capital levels are monitored to ensure they exceed internal targets.

We use reinsurance to limit losses, minimize exposure to significant risks and to provide additional capacity for growth. Our Insurance Risk Policy sets maximum global retention limits and related management standards and practices which are applied to reduce our exposure to large claims. Amounts in excess of the Board-approved maximum retention limits are reinsured. On a single life or joint-first-to-die basis our retention limit is $25 in Canada and is US$25 outside of Canada. For survivorship life insurance, our maximum global retention limit is $30 in Canada and is US$30 outside of Canada. In certain markets and jurisdictions retention levels below the maximum are applied. Reinsurance is utilized for numerous products in most business segments, and placement is done on an automatic basis for defined insurance portfolios and on a facultative basis for individual risks with certain characteristics. Reinsurance is used to provide catastrophic mortality and morbidity coverage for the Canadian Group Benefits business.

Our reinsurance coverage is well diversified and controls are in place to manage exposure to reinsurance counterparties. Reinsurance exposures are monitored to ensure that no single reinsurer represents an undue level of credit risk. This includes performing periodic due diligence on our reinsurance counterparties as well as internal credit assessments on counterparties with which we have material exposure. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, we retain primary responsibility to the policyholders.

Specific insurance risks and our risk management strategies are discussed below in further detail. The sensitivities provided below reflect the impact of any applicable ceded reinsurance arrangements.

7.A.i Mortality and Morbidity Risk

Risk Description

Mortality and morbidity risk is the risk that future experience could be worse than the assumptions used in the pricing and valuation of products. Mortality and morbidity risk can arise in the normal course of business through random fluctuation in realized experience, through catastrophes, or in association with other risk factors such as product development and pricing or model risk. Adverse mortality and morbidity experience could also occur through systemic anti-selection, which could arise due to poor plan design, or underwriting process failure or the development of investor-owned and secondary markets for life insurance policies.

The risk of adverse morbidity experience increases during economic slowdowns, especially with respect to disability coverages, as well as with increases in high medical treatment costs and growth in utilization of specialty drugs. This introduces the potential for adverse financial volatility in our financial results. External factors including medical advances could adversely affect our life insurance, health insurance, critical illness, disability, long-term care insurance and annuity businesses.

For life insurance products for which higher mortality would be financially adverse to the Company, a 2% increase in the best estimate assumption would decrease net income and equity by about $35 ($30 in 2014). This sensitivity reflects the impact of any applicable ceded reinsurance arrangements.

For products where morbidity is a significant assumption, a 5% adverse change in the assumptions would reduce net income and equity by about $140 ($150 in 2014). This sensitivity reflects the impact of any applicable ceded reinsurance arrangements.

Mortality and Morbidity Risk Management Governance and Control

Detailed uniform underwriting procedures have been established to determine the insurability of applicants and to manage exposure to large claims. These underwriting requirements are regularly scrutinized against industry guidelines and oversight is provided through a corporate underwriting and claim management function.

We do not have a high degree of concentration risk to single individuals or groups due to our well-diversified geographic and business mix. The largest portion of mortality risk within the Company is in North America. Individual and group insurance policies are underwritten prior to initial issue and renewals, based on risk selection, plan design, and rating techniques.

The Insurance Risk Policy approved by the Risk Review Committee includes limits on the maximum amount of insurance that may be issued under one policy and the maximum amount that may be retained. These limits vary by geographic region and amounts in excess of limits are reinsured to ensure there is no exposure to unreasonable concentration of risk.

7.A.ii Longevity Risk

Risk Description

Longevity risk is the potential for economic loss, accounting loss or volatility in earnings arising from adverse changes in rates of mortality improvement relative to the assumptions used in the pricing and valuation of products. This risk can manifest itself slowly over time as socioeconomic conditions improve and medical advances continue. It could also manifest itself more quickly, for example, due to medical breakthroughs that significantly extend life expectancy. Longevity risk affects contracts where benefits are based upon the likelihood of survival (for example, annuities, pensions, pure endowments, segregated funds, and specific types of health contracts). Additionally, our longevity risk exposure is exacerbated for certain annuity products such as guaranteed annuity options by an increase in equity market levels.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 131

For annuities products for which lower mortality would be financially adverse to us, a 2% decrease in the mortality assumption would decrease net income and equity by about $115 ($105 in 2014). These sensitivities reflect the impact of any applicable ceded reinsurance arrangements.

Longevity Risk Management Governance and Control

To improve management of longevity risk, we monitor research in the fields which could result in mortality improvement. Stress-testing techniques are used to measure and monitor the impact of extreme mortality improvement on the aggregate portfolio of insurance and annuity products as well as our own pension plans.

7.A.iii Policyholder Behaviour Risk

Risk Description

We can incur losses due to adverse policyholder behaviour relative to the assumptions used in the pricing and valuation of products with regard to lapse of policies or exercise of other embedded policy options.

Uncertainty in policyholder behaviour can arise from several sources including unexpected events in the policyholder’s life circumstances, the general level of economic activity (whether higher or lower than expected), changes in pricing and availability of current products, the introduction of new products, changes in underwriting technology and standards, as well as changes in our financial strength or reputation. Uncertainty in future cash flows affected by policyholder behaviour can be further exacerbated by irrational behaviour during times of economic turbulence or at key option exercise points in the life of an insurance contract.

For individual life insurance products where fewer terminations would be financially adverse to us, net income and equity would be decreased by about $245 ($240 in 2014) if the termination rate assumption were reduced by 10%. For products where more terminations would be financially adverse to us, net income and equity would be decreased by about $120 ($100 in 2014) if the termination rate assumption were increased by 10%. These sensitivities reflect the impact of any applicable ceded reinsurance arrangements.

Policyholder Behaviour Risk Management Governance and Control

Various types of provisions are built into many of our products to reduce the impact of uncertain policyholder behaviour. These provisions include:

•	Surrender charges which adjust the payout to the policyholder by taking into account prevailing market conditions.
•	Limits on the amount that policyholders can surrender or borrow.
•	Restrictions on the timing of policyholders’ ability to exercise certain options.
•	Restrictions on both the types of funds customers can select and the frequency with which they can change funds.
•	Policyholder behaviour risk is also mitigated through reinsurance on some insurance contracts.

7.A.iv Product Design and Pricing Risk

Risk Description

Product design and pricing risk is the risk a product does not perform as expected, causing adverse financial consequences. This risk may arise from deviations in realized experience versus assumptions used in the pricing of products. Risk factors include uncertainty concerning future investment yields, policyholder behaviour, mortality and morbidity experience, sales levels, mix of business, expenses and taxes. Although some of our products permit us to increase premiums or adjust other charges and credits during the life of the policy or contract, the terms of these policies or contracts may not allow for sufficient adjustments to maintain expected profitability. This could have an adverse effect on our profitability and capital position.

Product Design and Pricing Governance and Control

Our Product Design and Pricing Policy, approved by the Risk Review Committee, establishes the framework governing our product design and pricing practices and is designed to align our product offerings with our strategic objectives and risk taking philosophy. Consistent with this policy, product development, design and pricing processes have been implemented throughout the Company. New products follow a stage-gate process with defined management approvals based on the significance of the initiative, and each initiative is subject to a risk assessment process to identify key risks and risk mitigation requirements and must be approved by multi-disciplinary committees. Additional governance and control procedures have been listed below:

•	Pricing models, methods, and assumptions are subject to periodic internal peer reviews.
•	Experience studies, sources of earnings analysis, and product dashboards are used to monitor actual experience against those assumed in pricing and valuation.
•

On experience rated, participating, and adjustable products, emerging experience is reflected through changes in policyholder dividend scales as well as other policy adjustment mechanisms such as premium and benefit levels.

•	Limits and restrictions may be introduced into the design of products to mitigate adverse policyholder behaviour or apply upper thresholds on certain benefits.

7.A.v Expense Risk

Risk Description

Expense risk is the risk that future expenses are higher than the assumptions used in the pricing and valuation of products. This risk can arise from general economic conditions, unexpected increases in inflation, slower than anticipated growth, or reduction in productivity leading to increases in unit expenses. Expense risk occurs in products where we cannot or will not pass increased costs onto the customer and will manifest itself in the form of a liability increase or a reduction in expected future profits.

The sensitivity of liabilities for insurance contracts to a 5% increase in unit expenses would result in a decrease in net income and equity of about $180 ($155 in 2014). These sensitivities reflect the impact of any applicable ceded reinsurance arrangements.

132 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Expenses Risk Management Governance and Control

We closely monitor expenses through an annual budgeting process and ongoing monitoring of any expense gaps between unit expenses assumed in pricing and actual expenses.

7.A.vi Reinsurance Risk

Risk Description

We purchase reinsurance for certain risks underwritten by our various insurance businesses. Reinsurance risk is the risk of financial loss due to adverse developments in reinsurance markets (for example, discontinuance or diminution of reinsurance capacity, or an increase in the cost of reinsurance), insolvency of a reinsurer or inadequate reinsurance coverage.

Changes in reinsurance market conditions, including actions taken by reinsurers to increase rates on existing and new coverage and our ability to obtain appropriate reinsurance, may adversely impact the availability or cost of maintaining existing or securing new reinsurance capacity, with adverse impacts on our business strategies, profitability and financial position.

Reinsurance Risk Management Governance and Control

We have an Insurance Risk Policy, and Investment and Credit Risk Management Policy approved by the Risk Review Committee which set acceptance criteria and processes to monitor the level of reinsurance ceded to any single reinsurer or group of reinsurers. These policies also set out criteria for determining which reinsurance companies qualify as suitable reinsurance counterparties and require that all agreements include provisions to allow action to be taken, such as recapture of ceded risk (at a potential cost to the Company), in the event that the reinsurer loses its legal ability to carry on business through insolvency or regulatory action. Periodic due diligence is performed on the reinsurance counterparties with which we do business and internal credit assessments are performed on reinsurance counterparties with which we have material exposure. Reinsurance counterparty credit exposures are monitored closely and reported annually to the Risk Review Committee.

New sales of our products can be discontinued or changed to reflect developments in the reinsurance markets. Rates for in-force reinsurance treaties can be either guaranteed or adjustable for the life of the ceded policy. There is generally more than one reinsurer supporting a reinsurance pool to diversify this risk.

8. Other Assets

Other assets consist of the following:

As at December 31,	2015	2014
Accounts receivable	$1,550	$1,365
Investment income due and accrued	1,172	1,065
Deferred acquisition costs(1)	194	170
Prepaid expenses	205	163
Premium receivable	356	369
Accrued benefit assets (Note 26)	99	82
Other	355	215
Total other assets	$3,931	$3,429

(1)	Amortization of deferred acquisition cost charged to income during the year amounted to $62 in 2015 ($54 in 2014).

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 133

9. Property and Equipment

Changes in property and equipment are as follows:

	Owner-occupied properties		Other property and equipment	Total
	Land	Building
Gross carrying amount
Balance, January 1, 2014	$58	$521	$522	$1,101
Additions	–	10	74	84
Disposals	(23)	(127)	(51)	(201)
Leasing commissions amortization	–	(2)	(2)	(4)
Foreign exchange rate movements	1	14	28	43
Balance, December 31, 2014	$36	$416	$571	$1,023
Additions	1	15	92	108
Acquisitions (Note 3)	–	–	9	9
Disposals	(1)	–	(31)	(32)
Leasing commissions amortization	–	(2)	(3)	(5)
Foreign exchange rate movements	2	30	62	94
Balance, December 31, 2015	$38	$459	$700	$1,197
Accumulated depreciation and impairment
Balance, January 1, 2014	$–	$(183)	$(260)	$(443)
Depreciation charge for the year	–	(12)	(66)	(78)
Disposals	–	32	37	69
Foreign exchange rate movements	–	(4)	(12)	(16)
Balance, December 31, 2014	$–	$(167)	$(301)	$(468)
Depreciation charge for the year	–	(8)	(75)	(83)
Disposals	–	–	30	30
Foreign exchange rate movements	–	(16)	(24)	(40)
Balance, December 31, 2015	$–	$(191)	$(370)	$(561)
Net carrying amount, end of period:
As at December 31, 2014	$36	$249	$270	$555
As at December 31, 2015	$38	$268	$330	$636

10. Goodwill and Intangible Assets

10.A Goodwill

Changes in the carrying amount of goodwill acquired through business combinations by reportable segment are as follows:

	SLF Canada	SLF U.S.	SLF Asia	SLF Asset Management(1)	Corporate(1)	Total
Balance, January 1, 2014	$2,573	$356	$467	$417	$189	$4,002
Foreign exchange rate movements	–	34	44	32	5	115
Balance, December 31, 2014	$2,573	$390	$511	$449	$194	$4,117
Acquisitions (Note 3)	–	–	–	255	–	255
Foreign exchange rate movements	–	74	98	80	22	274
Balance, December 31, 2015	$2,573	$464	$609	$784	$216	$4,646

(1)	Due to changes in how we report our segments, goodwill pertaining to MFS ($449 as at December 31, 2014), previously classified in Corporate, has been reclassified to SLF Asset Management to be consistent with the 2015 presentation.

134 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Goodwill was not impaired in 2015 or 2014. The carrying amounts of goodwill allocated to our CGUs are as follows:

As at December 31,	2015	2014
SLF Canada
Individual	$1,066	$1,066
Group retirement services	453	453
Group benefits	1,054	1,054
SLF U.S.
Employee benefits group	464	390
SLF Asia
Hong Kong	609	511
SLF Asset Management
MFS(1)	523	449
SLIM(2)	261	–
Corporate
U.K.	216	194
Total	$4,646	$4,117

(1)	Due to changes in how we report our segments, goodwill pertaining to MFS, previously classified in Corporate, has been reclassified to SLF Asset Management to be consistent with the 2015 presentation.
(2)	Includes the goodwill recognized from the 2015 acquisitions in the SLF Asset Management segment (Note 3).

Goodwill acquired in business combinations is allocated to the CGUs or groups of CGUs that are expected to benefit from the synergies of the particular acquisition. Goodwill is assessed for impairment annually or more frequently if events or circumstances occur that may result in the recoverable amount of a CGU falling below its carrying value. The recoverable amount is the higher of fair value less cost to sell and value in use. We use fair value less cost to sell as the recoverable amount.

We use the best evidence of fair value less cost to sell as the price obtainable for the sale of a CGU, or group of CGUs. Fair value less cost to sell is initially assessed by looking at recently completed market comparable transactions. In the absence of such comparables, we use either an appraisal methodology (with market assumptions commonly used in the valuation of insurance companies), earnings multiples or factors based on assets under management. The fair value measurements are categorized in Level 3 of the fair value hierarchy.

The appraisal methodology is based on best estimates of future income, expenses, level and cost of capital over the lifetime of the policies and, where appropriate, adjusted for items such as transaction costs. The value ascribed to new business is based on sales anticipated in our business plans, sales projections for the valuation period based on reasonable growth assumptions, and anticipated levels of profitability of that new business. In calculating the value of new business, future sales are projected for 10 to 15 years. In some instances, market multiples are used to approximate the explicit projection of new business.

The discount rates applied reflect the nature of the environment for that CGU. The discount rates used range from 9.5% to 12% (after tax). More established CGUs with a stronger brand and competitive market position use discount rates at the low end of the range and CGUs with a weaker competitive position use discount rates at the high end of the range. The capital levels used are aligned with our business objectives.

Judgment is used in estimating the recoverable amounts of CGUs and the use of different assumptions and estimates could result in material adjustments to the valuation of CGUs and the size of any impairment. Any material change in the key assumptions including those for capital, discount rates, the value of new business, and expenses, as well as cash flow projections used in the determination of recoverable amounts, may result in impairment charges, which could be material.

In considering the sensitivity of the key assumptions above, management determined that there is no reasonably possible change in any of the above that would result in the recoverable amount of any of the CGUs to be less than its carrying amount.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 135

10.B Intangible Assets

Changes in intangible assets are as follows:

	Finite life		Indefinite life	Total
	Internally generated software	Other
Gross carrying amount
Balance, January 1, 2014	$290	$714	$243	$1,247
Additions	66	–	–	66
Disposals	–	–	–	–
Foreign exchange rate movements	11	12	23	46
Balance, December 31, 2014	$367	$726	$266	$1,359
Additions	72	–	–	72
Acquisitions (Note 3)	–	152	350	502
Disposals	(17)	–	–	(17)
Foreign exchange rate movements	29	26	61	116
Balance, December 31, 2015	$451	$904	$677	$2,032

Accumulated amortization and impairment losses
Balance, January 1, 2014	$(136)	$(245)	$–	$(381)
Amortization charge for the year	(47)	(25)	–	(72)
Disposals	–	–	–	–
Impairment of intangible assets	(3)	–	–	(3)
Foreign exchange rate movements	(4)	(4)	–	(8)
Balance, December 31, 2014	$(190)	$(274)	$–	$(464)
Amortization charge for the year	(55)	(28)	–	(83)
Disposals	17	–	–	17
Impairment of intangible assets	–	–	(4)	(4)
Foreign exchange rate movements	(11)	(8)	–	(19)
Balance, December 31, 2015	$(239)	$(310)	$(4)	$(553)

Net carrying amount, end of period:
As at December 31, 2014	$177	$452	$266	$895
As at December 31, 2015	$212	$594	$673	$1,479

The components of the intangible assets are as follows:

As at December 31,	2015	2014
Finite life intangible assets:
Sales potential of field force	$338	$340
Asset administration contracts and client relationships	256	112
Internally generated software	212	177
Total finite life intangible assets	$806	$629
Indefinite life intangible assets:
Fund management contracts(1)	$673	$266
Total indefinite life intangible assets	$673	$266
Total intangible assets	$1,479	$895

(1)	Fund management contracts are attributable to the MFS and SLIM CGUs, where their competitive position in, and the stability of, their respective markets support their classification as indefinite life intangible assets.

11. Insurance Contract Liabilities and Investment Contract Liabilities

11.A Insurance Contract Liabilities

11.A.i Description of Business

The majority of the products sold by the Company are insurance contracts. These contracts include all forms of life, health and critical illness insurance sold to individuals and groups, life contingent annuities, accumulation annuities, and segregated fund products with guarantees.

136 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

11.A.ii Methods and Assumptions

General

The liabilities for insurance contracts represent the estimated amounts which, together with estimated future premiums and net investment income, will provide for outstanding claims, estimated future benefits, policyholders’ dividends, taxes (other than income taxes), and expenses on in-force insurance contracts.

In determining our liabilities for insurance contracts, assumptions must be made about mortality and morbidity rates, lapse and other policyholder behaviour, interest rates, equity market performance, asset default, inflation, expenses, and other factors over the life of our products. Most of these assumptions relate to events that are anticipated to occur many years in the future. Assumptions require significant judgment and regular review and, where appropriate, revision.

We use best estimate assumptions for expected future experience and apply margins for adverse deviations to provide for uncertainty in the choice of the best estimate assumptions. The amount of insurance contract liabilities related to the application of margins for adverse deviations to best estimate assumptions is called a provision for adverse deviations.

Best Estimate Assumptions

Best estimate assumptions are intended to be current, neutral estimates of the expected outcome as guided by Canadian actuarial standards of practice. The choice of best estimate assumptions takes into account current circumstances, past experience data (Company and/or industry), the relationship of past to expected future experience, anti-selection, the relationship among assumptions, and other relevant factors. For assumptions on economic matters, the assets supporting the liabilities and the expected policy for asset-liability management are relevant factors.

Margins for Adverse Deviations

The appropriate level of margin for adverse deviations on an assumption is guided by Canadian actuarial standards of practice. For most assumptions, the standard range of margins for adverse deviations is 5% to 20% of the best estimate assumption, and the actuary chooses from within that range based on a number of considerations related to the uncertainty in the determination of the best estimate assumption. The level of uncertainty, and hence the margin chosen, will vary by assumption and by line of business and other factors. Considerations that would tend to indicate a choice of margin at the high end of the range include:

•	The statistical credibility of the Company’s experience is too low to be the primary source of data for choosing the best estimate assumption
•	Future experience is difficult to estimate
•	The cohort of risks lacks homogeneity
•	Operational risks adversely impact the ability to estimate the best estimate assumption
•	Past experience may not be representative of future experience and the experience may deteriorate

Provisions for adverse deviations in future interest rates are included by testing a number of scenarios of future interest rates, some of which are prescribed by Canadian actuarial standards of practice, and determining the liability based on the range of possible outcomes. A scenario of future interest rates includes, for each forecast period between the statement of financial position date and the last liability cash flow, interest rates for risk-free assets, premiums for asset default, rates of inflation, and an investment strategy consistent with the Company’s investment policy. The starting point for all future interest rate scenarios is consistent with the current market environment. If few scenarios are tested, the liability would be at least as great as the largest of the outcomes. If many scenarios are tested, the liability would be within a range defined by the average of the outcomes that are above the 60th percentile of the range of outcomes and the corresponding average for the 80th percentile.

Provisions for adverse deviations in future equity returns are included by scenario testing or by applying margins for adverse deviations. In blocks of business where the valuation of liabilities uses scenario testing of future equity returns, the liability would be within a range defined by the average of the outcomes that are above the 60th percentile of the range of outcomes and the corresponding average for the 80th percentile. In blocks of business where the valuation of liabilities does not use scenario testing of future equity returns, the margin for adverse deviations on common share dividends is between 5% and 20%, and the margin for adverse deviations on capital gains would be 20% plus an assumption that those assets reduce in value by 20% to 50% at the time when the reduction is most adverse. A 30% reduction is appropriate for a diversified portfolio of North American common shares and, for other portfolios, the appropriate reduction depends on the volatility of the portfolio relative to a diversified portfolio of North American common shares.

In choosing margins, we ensure that, when taken one at a time, each margin is reasonable with respect to the underlying best estimate assumption and the extent of uncertainty present in making that assumption, and also that, in aggregate, the cumulative impact of the margins for adverse deviations is considered reasonable with respect to the total amount of our insurance contract liabilities. Our margins are generally stable over time and are generally only revised to reflect changes in the level of uncertainty in the best estimate assumptions. Our margins tend to be at the high end of the range for expenses and future equity and real estate returns and in the mid-range for mortality, morbidity, policyholder behaviour, and future interest rates. When considering the aggregate impact of margins, the actuary assesses the consistency of margins for each assumption across each block of business to ensure there is no double counting or omission and to avoid choosing margins that might be mutually exclusive. In particular, the actuary chooses similar margins for blocks of business with similar characteristics, and also chooses margins that are consistent with other assumptions, including assumptions about economic factors. The actuary is guided by Canadian actuarial standards of practice in making these professional judgments about the reasonableness of margins for adverse deviations.

The best estimate assumptions and margins for adverse deviations are reviewed at least annually and revisions are made when appropriate. The choice of assumptions underlying the valuation of insurance contract liabilities is subject to external actuarial peer review.

Mortality

Mortality refers to the rates at which death occurs for defined groups of people. Life insurance mortality assumptions are generally based on the past five to ten years of experience. Our experience is combined with industry experience where our own experience is

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 137

insufficient to be statistically valid. Assumed mortality rates for life insurance and annuity contracts include assumptions about future mortality improvement based on recent trends in population mortality and our outlook for future trends.

Morbidity

Morbidity refers to both the rates of accident or sickness and the rates of recovery therefrom. Most of our disability insurance is marketed on a group basis. We offer critical illness policies on an individual basis in Canada and Asia, long-term care on an individual basis in Canada, and medical stop-loss insurance is offered on a group basis in the U.S. In Canada, group morbidity assumptions are based on our five-year average experience, modified to reflect any emerging trend in recovery rates. For long-term care and critical illness insurance, assumptions are developed in collaboration with our reinsurers and are largely based on their experience. In the United States, our experience is used for both medical stop-loss and disability assumptions, with some consideration of industry experience.

Lapse and Other Policyholder Behaviour

Lapse

Policyholders may allow their policies to lapse prior to the end of the contractual coverage period by choosing not to continue to pay premiums or by surrendering their policy for the cash surrender value. Assumptions for lapse experience on life insurance are generally based on our five-year average experience. Lapse rates vary by plan, age at issue, method of premium payment, and policy duration.

Premium Payment Patterns

For universal life contracts, it is necessary to set assumptions about premium payment patterns. Studies prepared by industry or the actuarial profession are used for products where our experience is insufficient to be statistically valid. Premium payment patterns usually vary by plan, age at issue, method of premium payment, and policy duration.

Expense

Future policy-related expenses include the costs of premium collection, claims adjudication and processing, actuarial calculations, preparation and mailing of policy statements, and related indirect expenses and overheads. Expense assumptions are mainly based on our recent experience using an internal expense allocation methodology. Inflationary increases assumed in future expenses are consistent with the future interest rates used in scenario testing.

Investment Returns

Interest Rates

We generally maintain distinct asset portfolios for each major line of business. In the valuation of insurance contract liabilities, the future cash flows from insurance contracts and the assets that support them are projected under a number of interest rate scenarios, some of which are prescribed by Canadian actuarial standards of practice. Reinvestments and disinvestments take place according to the specifications of each scenario, and the liability is set based on the range of possible outcomes.

Non-Fixed Income Rates of Return

We are exposed to equity markets through our segregated fund products (including variable annuities) that provide guarantees linked to underlying fund performance and through insurance products where the insurance contract liabilities are supported by non-fixed income assets.

For segregated fund products (including variable annuities), we have implemented hedging programs involving the use of derivative instruments to mitigate a large portion of the equity market risk associated with the guarantees. The cost of these hedging programs is reflected in the liabilities. The equity market risk associated with anticipated future fee income is not hedged.

The majority of non-fixed income assets which are designated as FVTPL support our participating and universal life products where investment returns are passed through to policyholders through routine changes in the amount of dividends declared or in the rate of interest credited. In these cases, changes in non-fixed income values are largely offset by changes in insurance contract liabilities.

Asset Default

As required by Canadian actuarial standards of practice, insurance contract liabilities include a provision for possible future default of the assets supporting those liabilities. The amount of the provision for asset default included in the insurance contract liabilities is based on possible reductions in future investment yield that vary by factors such as type of asset, asset credit quality (rating), duration, and country of origin. The asset default assumptions are comprised of a best estimate plus a margin for adverse deviations, and are intended to provide for loss of both principal and income. Best estimate asset default assumptions by asset category and geography are derived from long-term studies of industry experience and the Company’s experience. Margins for adverse deviation are chosen from the standard range (of 25% to 100%) as recommended by Canadian actuarial standards of practice based on the amount of uncertainty in the choice of best estimate assumption. The credit quality of an asset is based on external ratings if available (public bonds) and internal ratings if not (mortgages and loans). Any assets without ratings are treated as if they are rated below investment grade.

In contrast to asset impairment provisions and changes in FVTPL assets arising from impairments, both of which arise from known credit events, the asset default provision in the insurance contract liabilities covers losses related to possible future (unknown) credit events. Canadian actuarial standards of practice require the asset default provision to be determined taking into account known impairments that are recognized elsewhere on the statement of financial position. The asset default provision included in the insurance contract liabilities is reassessed each reporting period in light of impairments, changes in asset quality ratings, and other events that occurred during the period.

138 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

11.A.iii Insurance Contract Liabilities

Insurance contract liabilities consist of the following:

As at December 31, 2015	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$19,465	$6,370	$6,338	$1,727	$33,900
Individual non-participating life	8,042	21,197	442	101	29,782
Group life	1,074	1,768	16	–	2,858
Individual annuities	9,086	(100)	–	7,269	16,255
Group annuities	9,871	250	–	–	10,121
Health insurance	8,539	2,133	2	140	10,814
Insurance contract liabilities before other policy liabilities	56,077	31,618	6,798	9,237	103,730
Add: Other policy liabilities(2)	3,047	1,080	2,000	370	6,497
Total insurance contract liabilities	$59,124	$32,698	$8,798	$9,607	$110,227

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes U.K. business of $1,638 for Individual participating life, $101 for Individual non-participating life, $6,522 for Individual annuities, and $174 for Other policy liabilities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.

As at December 31, 2014	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)		Total
Individual participating life	$19,370	$5,522	$5,699	$1,823		$32,414
Individual non-participating life	7,221	17,349	273	(7	)(3)	24,836	(3)
Group life	1,125	1,392	14	–		2,531
Individual annuities	9,168	(52)	–	6,934	(3)	16,050	(3)
Group annuities	9,069	68	–	–		9,137
Health insurance	8,335	1,815	1	124		10,275
Insurance contract liabilities before other policy liabilities	54,288	26,094	5,987	8,874		95,243
Add: Other policy liabilities(2)	3,040	969	1,622	354		5,985
Total insurance contract liabilities	$57,328	$27,063	$7,609	$9,228		$101,228

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes U.K. business of $1,737 for Individual participating life, $(9) for Individual non-participating life, $6,248 for Individual annuities, and $156 for Other policy liabilities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.
(3)	Balances have been changed to conform with current year presentation.

11.A.iv Changes in Insurance Contract Liabilities and Reinsurance Assets

Changes in Insurance contract liabilities and Reinsurance assets are as follows:

For the years ended December 31,	2015			2014
	Insurance contract liabilities	Reinsurance assets	Net	Insurance contract liabilities	Reinsurance assets	Net
Balances, before Other policy liabilities and assets as at January 1,	$95,243	$3,671	$91,572	$83,426	$3,414	$80,012
Change in balances on in-force policies	(2,142)	244	(2,386)	6,909	(305)	7,214
Balances arising from new policies	3,106	275	2,831	2,085	87	1,998
Method and assumption changes	297	(14)	311	(74)	205	(279)
Increase (decrease) in Insurance contract liabilities and Reinsurance assets	1,261	505	756	8,920	(13)	8,933
Foreign exchange rate movements	7,226	636	6,590	2,897	270	2,627
Balances before Other policy liabilities and assets	103,730	4,812	98,918	95,243	3,671	91,572
Other policy liabilities and assets	6,497	574	5,923	5,985	371	5,614
Total Insurance contract liabilities and Reinsurance assets, December 31	$110,227	$5,386	$104,841	$101,228	$4,042	$97,186

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 139

11.A.v Impact of Method and Assumption Changes

Impacts of method and assumption changes on Insurance contract liabilities net of Reinsurance assets are as follows:

For the year ended December 31, 2015	Net increase (decrease) before income taxes	Description
Mortality / Morbidity	$ (200)	Updates to reflect mortality/morbidity experience in all jurisdictions and changes to future mortality improvement assumptions in the International insurance business in SLF U.S.
Lapse and other policyholder behaviour	755	Updates to reflect experience as discussed below.
Expenses	90	Updates to reflect expense studies primarily in our International wealth business in SLF U.S. and in the individual wealth business in SLF Canada.
Investment returns	(158)	Updates to various investment related assumptions. The largest item is a change to the provision for investment risk in the SLF Canada participating account.
Model enhancements and other	(176)	Other changes, the largest of which is a change in the tax assumptions in the SLF U.S. insurance business.
Total impact of method and assumption changes	$ 311

Changes in lapse and policyholder behaviour assumptions were primarily in the individual insurance businesses in SLF Canada and SLF U.S. The largest items, which all had negative impacts, were the increase in lapse rates at renewal for term insurance in SLF Canada to reflect a stronger link between lapse rates and the size of the renewal premium increase; the reduction in lapse rates at medium policy durations for Universal Life policies in SLF Canada to reflect emerging experience; the reduction in assumed premium payments for flexible premium insurance policies in SLF U.S. to reflect the increasing tendency of policyholders to stop paying premiums when their policy becomes fully funded; and the reduction in lapse rates on International insurance policies, especially for no-lapse-guarantee policies.

For the year ended December 31, 2014	Net increase (decrease) before income taxes	Description
Mortality / Morbidity	$ 527	Updates to reflect recent experience. Includes $490 relating to changes to future mortality improvement assumptions.
Lapse and other policyholder behaviour	264	Updates to reflect recent lapse and premium persistency experience across various product lines and various jurisdictions.
Expenses	23	Updates to reflect recent experience.
Investment returns	(212)	Primarily updates to credit spread assumptions, asset default assumptions, and provisions for investment risks in the participating accounts.
Model enhancements and other	(109)	Reflects modelling enhancements across various product lines and jurisdictions.
Economic reinvestment assumption changes	(476)	Reflects changes to Canadian actuarial standards of practice which became effective in 2014.
Future funding costs liability release	(296)	Reflects increased certainty of U.S. regulatory requirements related to captive arrangements.
Total impact of method and assumption changes	$ (279)

11.B Investment Contract Liabilities

11.B.i Description of Business

The following are the types of Investment contracts in-force:

•	Term certain payout annuities in Canada and the U.S.
•	Guaranteed Investment Contracts in Canada
•	Unit-linked products issued in the U.K. and Hong Kong
•	Non-unit-linked pensions contracts issued in the U.K. and Hong Kong

140 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

11.B.ii Method and Assumption Changes

Investment Contracts with Discretionary Participation Features

Investment contracts with DPF are measured using the same approach as insurance contracts.

Investment Contracts without Discretionary Participation Features

Investment contracts without DPF are measured at FVTPL if by doing so, a potential accounting mismatch is eliminated or significantly reduced or if the contract is managed on a fair value basis. Other investment contracts without DPF are measured at amortized cost.

The fair value liability is measured through the use of prospective discounted cash-flow techniques. For unit-linked contracts, the fair value liability is equal to the current unit fund value, plus additional non-unit liability amounts on a fair value basis if required. For non- unit-linked contracts, the fair value liability is equal to the present value of expected cash flows.

Amortized cost is measured at the date of initial recognition as the fair value of consideration received, less the net effect of principal payments such as transaction costs and front-end fees. At each reporting date, the amortized cost liability is measured as the value of future best estimate cash flows discounted at the effective interest rate. The effective interest rate is the one that equates the discounted cash payments to the liability at the date of initial recognition.

11.B.iii Investment Contract Liabilities

Investment contract liabilities consist of the following:

As at December 31, 2015	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total
Individual participating life	$–	$–	$–	$18	$18
Individual non-participating life	–	–	322	4	326
Individual annuities	2,184	24	–	72	2,280
Group annuities	–	–	289	–	289
Total investment contract liabilities	$2,184	$24	$611	$94	$2,913

Included in the Investment contract liabilities of $2,913 are liabilities of $701 for investment contracts with DPF, $2,208 for investment contracts without DPF measured at amortized cost, and $4 for investment contracts without DPF measured at fair value.

As at December 31, 2014	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total
Individual participating life	$–	$–	$–	$16	$16
Individual non-participating life	–	–	316	5	321
Individual annuities	2,121	32	–	71	2,224
Group annuities	–	–	258	–	258
Total investment contract liabilities	$2,121	$32	$574	$92	$2,819

Included in the Investment contract liabilities of $2,819 are liabilities of $661 for investment contracts with DPF, $2,142 for investment contracts without DPF measured at amortized cost, and $16 for investment contracts without DPF measured at fair value.

11.B.iv Changes in Investment Contract Liabilities

Changes in investment contract liabilities without DPF are as follows:

For the years ended December 31,	2015		2014
	Measured at fair value	Measured at amortized cost	Measured at fair value	Measured at amortized cost
Balance as at January 1	$16	$2,142	$18	$2,000
Deposits	–	438	–	519
Interest	–	43	–	41
Withdrawals	(13)	(435)	(1)	(443)
Fees	–	(5)	–	(3)
Change in fair value	–	–	(1)	–
Other	–	19	1	22
Change in estimate	–	–	–	3
Foreign exchange rate movements	1	6	(1)	3
Balance as at December 31	$4	$2,208	$16	$2,142

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 141

Changes in investment contract liabilities with DPF are as follows:

For the years ended December 31,	2015	2014
Balance as at January 1	$661	$584
Change in liabilities on in-force	(85)	2
Liabilities arising from new policies	13	25
Increase (decrease) in liabilities	(72)	27
Foreign exchange rate movements	112	50
Balance as at December 31	$701	$661

11.C Gross Claims and Benefits Paid

Gross claims and benefits paid consist of the following:

For the years ended December 31,	2015	2014
Maturities and surrenders	$2,913	$2,953
Annuity payments	1,865	1,327	(1)
Death and disability benefits	3,499	3,242	(1)
Health benefits	4,650	4,213
Policyholder dividends and interest on claims and deposits	1,159	1,081
Total gross claims and benefits paid	$14,086	$12,816

(1)	Balances have been changed to conform with current year presentation.

11.D Total Assets Supporting Liabilities and Equity

The following tables show the total assets supporting total liabilities for the product lines shown (including insurance contract and investment contract liabilities) and assets supporting equity and other:

As at December 31, 2015	Debt securities		Equity securities	Mortgages and loans	Investment properties	Other		Total
Individual participating life	$18,658		$2,715	$7,278	$4,463	$5,292		$38,406
Individual non-participating life	17,141		1,596	9,544	1,046	9,245		38,572
Group life	679		18	1,429	–	1,610		3,736
Individual annuities	12,969		29	5,597	–	1,237		19,832
Group annuities	5,150		38	5,538	–	768		11,494
Health insurance	3,545		30	6,781	–	2,540		12,896

Equity and other	11,754		887	2,936	1,031	13,869		30,477
Total assets	$69,896		$5,313	$39,103	$6,540	$34,561		$155,413

As at December 31, 2014	Debt securities		Equity securities	Mortgages and loans	Investment properties	Other		Total
Individual participating life	$17,825		$2,785	$6,709	$4,282	$4,634		$36,235
Individual non-participating life	14,984	(1)	1,367	6,809	841	10,095	(1)	34,096	(1)
Group life	735		12	1,368	–	1,255		3,370
Individual annuities	12,047	(1)	16	5,702	–	1,338	(1)	19,103	(1)
Group annuities	4,574		24	4,905	–	384		9,887
Health insurance	4,243		153	6,229	85	1,709		12,419
Equity and other	11,806		866	1,957	900	8,780		24,309
Total assets	$66,214		$5,223	$33,679	$6,108	$28,195		$139,419

(1)	Balances have been changed to conform with current year presentation.

11.E Role of the Appointed Actuary

The Appointed Actuary is appointed by the Board and is responsible for ensuring that the assumptions and methods used in the valuation of policy liabilities and reinsurance recoverables are in accordance with accepted actuarial practice in Canada, applicable legislation, and associated regulations or directives.

The Appointed Actuary is required to provide an opinion regarding the appropriateness of the policy liabilities net of reinsurance recoverables at the statement dates to meet all policy obligations of the Company. Examination of supporting data for accuracy and completeness and analysis of our assets for their ability to support the amount of policy liabilities net of reinsurance recoverables are important elements of the work required to form this opinion.

142 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

The Appointed Actuary is required each year to investigate the financial condition of the Company and prepare a report for the Board. The 2015 analysis tested our capital adequacy until December 31, 2019, under various adverse economic and business conditions. The Appointed Actuary reviews the calculation of our Canadian Minimum Continuing Capital and Surplus Requirements (“MCCSR”).

12. Reinsurance

Reinsurance is used primarily to limit exposure to large losses. We have a retention policy that requires that such arrangements be placed with well-established, highly rated reinsurers. Coverage is well-diversified and controls are in place to manage exposure to reinsurance counterparties. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, we retain primary responsibility to the policyholders.

12.A Reinsurance Assets

Reinsurance assets are measured using the amounts and assumptions associated with the underlying insurance contracts and in accordance with the terms of each reinsurance contract. Reinsurance assets are comprised of the following:

As at December 31, 2015	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$26	$(15)	$188	$–	$199
Individual non-participating life	61	1,971	119	30	2,181
Group life	55	1,469	–	–	1,524
Individual annuities	–	–	–	260	260
Group annuities	147	–	–	–	147
Health insurance	344	156	–	1	501
Reinsurance assets before other policy assets	633	3,581	307	291	4,812
Add: Other policy assets(2)	78	307	14	175	574
Total Reinsurance assets	$711	$3,888	$321	$466	$5,386

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes U.K. business of $30 for Individual non-participating life and $83 for Individual annuities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.

As at December 31, 2014	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)		Total
Individual participating life	$14	$(15)	$143	$–		$142
Individual non-participating life	(77)	1,504	96	25	(3)	1,548	(3)
Group life	59	1,152	–	–		1,211
Individual annuities	–	–	–	235	(3)	235	(3)
Health insurance	411	123	–	1		535
Reinsurance assets before other policy assets	407	2,764	239	261		3,671
Add: Other policy assets(2)	76	275	11	9		371
Total Reinsurance assets	$483	$3,039	$250	$270		$4,042

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes U.K. business of $25 for Individual non-participating life and $74 for Individual annuities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.
(3)	Balances have been changed to conform with current year presentation.

There was no impairment of Reinsurance assets in 2015 and 2014. Changes in Reinsurance assets are included in Note 11.A.iv.

12.B Reinsurance (Expenses) Recoveries

Reinsurance (expenses) recoveries are comprised of the following:

For the years ended December 31,	2015	2014
Recovered claims and benefits	$5,356	$4,629
Commissions	67	55
Reserve adjustments	191	216
Operating expenses and other	532	511
Reinsurance (expenses) recoveries	$6,146	$5,411

12.C Reinsurance Gains or Losses

We entered into a reinsurance arrangement that resulted in a profit on inception of $13 after tax for the year ended December 31, 2015 ($nil for the year ended December 31, 2014).

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 143

13. Other Liabilities

13.A Composition of Other Liabilities

Other liabilities consist of the following:

As at December 31,	2015	2014
Accounts payable	$2,470	$2,118
Bank overdrafts and cash pooling	166	4
Repurchase agreements (Note 5)	1,549	1,333
Accrued expenses and taxes	2,829	2,648
Borrowed funds	908	307
Senior financing	2,097	1,760
Accrued benefit liability (Note 26)	622	600
Secured borrowings from mortgage securitization (Note 5)	667	303
Other(1)	1,024	652
Total other liabilities	$12,332	$9,725

(1)	Includes third-party interest in consolidated investment funds managed by the Company of $271 for 2015 and $25 for 2014.

13.B Borrowed Funds

Borrowed funds include the following:

As at December 31,	Currency of borrowing	Maturity	2015	2014
Encumbrances on real estate	Cdn. dollars	Current – 2033	$294	$240
Encumbrances on real estate	U.S. dollars	Current – 2020	61	67
Other (1)	U.S. dollars	Current – 2017	553	—
Total borrowed funds			$908	$307

(1)	The loan bears interest at a spread over the one month London Inter Bank Offered Rate (“LIBOR”).

Interest expense for the borrowed funds was $18 and $17 for 2015 and 2014. The aggregate maturities of borrowed funds are included in Note 6.

13.C Senior Financing

On November 8, 2007, a structured entity consolidated by us issued a US$1,000 variable principal floating rate certificate (the

“Certificate”) to a financial institution (the “Lender”). At the same time, Sun Life Assurance Company of Canada-U.S. Operations

Holdings, Inc. (“U.S. Holdings”), a subsidiary of SLF Inc., entered into an agreement with the Lender, pursuant to which U.S. Holdings will bear the ultimate obligation to repay the outstanding principal amount of the Certificate and be obligated to make quarterly interest payments at three-month LIBOR plus a fixed spread. SLF Inc. has fully guaranteed the obligation of U.S. Holdings. The structured entity issued additional certificates after the initial issuance, totaling to US$515, none of which were issued during 2015. Total collateral posted per the financing agreement was US$24 as at December 31, 2015 (US$24 as at December 31, 2014).

The maximum capacity of this agreement is US$2,500. The agreement expires on November 8, 2037 and the maturity date may be extended annually for additional one-year periods upon the mutual agreement of the parties, provided such date is not beyond November 8, 2067. The agreement can be cancelled or unwound at the option of U.S. Holdings in whole or in part from time to time, or in whole under certain events.

For the year ended December 31, 2015, we recorded $19 of interest expense relating to this obligation ($16 in 2014). The fair value of the obligation is $1,663 ($1,507 in 2014). The fair value is determined by discounting the expected future cash flows using a current market interest rate adjusted by SLF Inc.‘s credit spread and is categorized in Level 3 of the fair value hierarchy.

144 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

14. Senior Debentures and Innovative Capital Instruments

14.A Senior Debentures

The following Canadian dollar obligations are included in Senior debentures:

	Interest rate	Earliest par call date		Maturity	December 31, 2015	December 31, 2014
SLF Inc. senior unsecured debentures
Series A issued November 23, 2005(1)	4.80%	November 23, 2015		2035	$–	$600
Series B issued March 13, 2006(2)	4.95%	June 1, 2016	(3)	2036	700	700
Series B issued February 26, 2007(2)	4.95%	June 1, 2016	(3)	2036	250	251
Series D issued June 30, 2009	5.70%	n/a	(4)	2019	300	300
Series E issued August 23, 2011	4.57%	n/a	(4)	2021	298	298
Sun Life Assurance debentures(5)
Issued to Sun Life Capital Trust I (“SLCT I”)
Series B issued June 25, 2002	7.09%	June 30, 2032	(6)	2052	200	200
Issued to Sun Life Capital Trust II (“SLCT II”)
Series C issued November 20, 2009(7)	6.06%	December 31, 2019	(8)	2108	500	500
Total senior debentures					$2,248	$2,849
Fair value					$2,464	$3,139

(1)	Redeemed on November 23, 2015 at redemption price equal to the principal amount together with accrued and unpaid interest to that date.
(2)	From June 1, 2016, interest is payable at 1% over the Canadian dollar offered rate for three-month bankers’ acceptances (“CDOR”).
(3)	The relevant debenture may be redeemed, at par, on an interest payment date on or after the date noted, at the option of the issuer.
(4)	The relevant debenture may be redeemed, at the option of SLF Inc. at any time, at a redemption price equal to the greater of par and a price based on the yield of a corresponding Government of Canada bond.
(5)	The Sun Life Assurance debentures were issued to SLCT I and SLCT II, which issued innovative capital instruments and used the proceeds to purchase Sun Life Assurance debentures. Further details about SLCT I and SLCT II are described later in this Note.
(6)	This debenture may be redeemed, at the option of the issuer, in whole or in part on any interest payment date or in whole upon the occurrence of a Regulatory Event or Tax Event, as described in the debenture. Prior to June 30, 2032, the redemption price is the greater of par and a price based on the yield of a corresponding Government of Canada bond plus 0.32%; from June 30, 2032, the redemption price is par. Redemption is subject to regulatory approval.
(7)	On December 31, 2019, and every fifth anniversary thereafter (“Interest Reset Date”), the interest rate will reset to an annual rate equal to the five-year Government of Canada bond yield plus 3.60%.
(8)	On or after December 31, 2014, this debenture may be redeemed in whole or in part at the option of the issuer. If redemption occurs on an Interest Reset Date, the redemption price is par; otherwise, it is the greater of par and a price based on the yield of a corresponding Government of Canada bond plus (i) 0.65% if redemption occurs prior to December 31, 2019, or (ii) 1.30% if redemption occurs after December 31, 2019. Also, at the option of the issuer, this debenture may be redeemed in whole at par at any time upon the occurrence of a Regulatory Event or Tax Event, as described in the debenture. Redemption is subject to regulatory approval.

Fair value is determined based on quoted market prices for identical or similar instruments. When quoted market prices are not available, fair value is determined from observable market data by dealers that are typically the market makers. The fair value is categorized in Level 2 of the fair value hierarchy.

Interest expense for senior debentures was $148 and $151 for 2015 and 2014.

All senior unsecured debentures of SLF Inc. are direct senior unsecured obligations of SLF Inc. and rank equally with other unsecured and unsubordinated indebtedness of SLF Inc.

14.B Innovative Capital Instruments

Innovative capital instruments consist of Sun Life ExchangEable Capital Securities (“SLEECS”), which were issued by SLCT I and SLCT II (together “SL Capital Trusts”), established as trusts under the laws of Ontario. SLCT I issued Sun Life ExchangEable Securities – Series B (“SLEECS B”), which are classes of units that represent an undivided beneficial ownership interest in the assets of that trust. SLEECS B are non-voting except in certain limited circumstances. Holders of the SLEECS B are eligible to receive semi-annual non-cumulative fixed cash distributions. SLCT II issued Sun Life ExchangEable Capital Securities – Series 2009-1 (“SLEECS 2009-1”), which are subordinated unsecured debt obligations. Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments. The proceeds of the issuances of SLEECS B and SLEECS 2009-1 were used by the SL Capital Trusts to purchase senior debentures of Sun Life Assurance. The SL Capital Trusts are not consolidated by us. As a result, the innovative capital instruments are not reported on our Consolidated Financial Statements. However, the senior debentures issued by Sun Life Assurance to the SL Capital Trusts are reported on our Consolidated Financial Statements.

The SLEECS are structured with the intention of achieving Tier 1 regulatory capital treatment for SLF Inc. and Sun Life Assurance and, as such, have features of equity capital. No interest payments or distributions will be paid in cash by the SL Capital Trusts on the SLEECS if Sun Life Assurance fails to declare regular dividends (i) on its Class B Non-Cumulative Preferred Shares Series A, or (ii) on its public preferred shares, if any are outstanding (each, a “Missed Dividend Event”). In the case of the SLEECS 2009-1, if a Missed Dividend Event occurs or if an interest payment is not made in cash on the SLEECS 2009-1 for any reason, including at the election of Sun Life Assurance, holders of the SLEECS 2009-1 will be required to invest interest paid on the SLEECS 2009-1 in non-cumulative perpetual preferred shares of Sun Life Assurance. In the case of the SLEECS B, if a Missed Dividend Event occurs, the net distributable funds of SLCT I will be distributed to Sun Life Assurance as the holder of Special Trust Securities of that trust. If the SL Capital Trusts fail to pay in cash the semi-annual interest payments or distributions on the SLEECS in full for any reason other than a Missed Dividend Event, then, for a specified period of time, Sun Life Assurance will not declare dividends of any kind on any of its public preferred shares, and if no such public preferred shares are outstanding, SLF Inc. will not declare dividends of any kind on any of its preferred shares or common shares.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 145

Each SLEECS B and each one thousand dollars principal amount of SLEECS 2009-1 will be automatically exchanged for 40 non-cumulative perpetual preferred shares of Sun Life Assurance if any one of the following events occurs: (i) proceedings are commenced or an order is made for the winding-up of Sun Life Assurance; (ii) OSFI takes control of Sun Life Assurance or its assets; (iii) Sun Life Assurance’s Tier 1 capital ratio is less than 75% or its MCCSR ratio is less than 120%; or (iv) OSFI directs Sun Life Assurance to increase its capital or provide additional liquidity and Sun Life Assurance either fails to comply with such direction or elects to have the SLEECS automatically exchanged (“Automatic Exchange Event”). Upon an Automatic Exchange Event, former holders of the SLEECS will cease to have any claim or entitlement to distributions, interest or principal against the issuing SL Capital Trusts and will rank as preferred shareholders of Sun Life Assurance in a liquidation of Sun Life Assurance.

According to OSFI guidelines, innovative capital instruments can comprise up to 15% of net Tier 1 capital with an additional 5% eligible for Tier 2B capital. As at December 31, 2015, for regulatory capital purposes of Sun Life Assurance, $697 (2014 – $697) represents Tier 1 capital.

The table below presents additional significant terms and conditions of the SLEECS:

Issuer	Issuance date	Distribution or interest payment dates	Annual yield		Redemption date at the issuer’s option	Conversion date at the holder’s option	Principal Amount
Sun Life Capital Trust(1)(2)(3)(4)
SLEECS B	June 25, 2002	June 30, December 31	7.093%		June 30, 2007	Any time	$200
Sun Life Capital Trust II(1)(2)
SLEECS 2009-1	November 20, 2009	June 30, December 31	5.863%	(5)	December 31, 2014	No conversion option	500
Total							$700

(1)	Subject to the approval of OSFI, (i) the SL Capital Trusts may, in whole or in part, on the redemption date specified above or on any distribution date thereafter, or in the case of SLCT II, on any date thereafter, redeem any outstanding SLEECS without the consent of the holders, and (ii) upon occurrence of a Regulatory Event or a Tax Event, prior to the redemption date specified above, the SL Capital Trusts may redeem all, but not part of, any class of SLEECS without the consent of the holders.
(2)	The SLEECS B may be redeemed for cash equivalent to (i) the greater of the Early Redemption Price or the Redemption Price if the redemption occurs prior to June 30, 2032 or (ii) the Redemption Price if the redemption occurs on or after June 30, 2032. Redemption Price refers to an amount equal to one thousand dollars plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. Early Redemption Price for the SLEECS B refers to the price calculated to provide an annual yield, equal to the yield of a Government of Canada bond issued on the redemption date that has a maturity date of June 30, 2032, plus 32 basis points, plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. The SLEECS 2009-1 may be redeemed for cash equivalent to, on any day that is not an Interest Reset Date, accrued and unpaid interest on the SLEECS 2009-1 plus the greater of par and a price calculated to provide an annual yield equal to the yield of a Government of Canada bond maturing on the next Interest Reset Date plus (i) 0.60% if the redemption date is prior to December 31, 2019 or (ii) 1.20% if the redemption date is any time after December 31, 2019. On an Interest Reset Date, the redemption price is equal to par plus accrued and unpaid interest on the SLEECS 2009-1.
(3)	The non-cumulative perpetual preferred shares of Sun Life Assurance issued upon an Automatic Exchange Event in respect of the SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after December 31, 2032.
(4)	Holders of SLEECS B may exchange, at any time, all or part of their holdings of SLEECS B at a price for each SLEECS of 40 non-cumulative perpetual preferred shares of Sun Life Assurance. SLCT I will have the right, at any time before the exchange is completed, to arrange for a substituted purchaser to purchase SLEECS tendered for surrender to SLCT I so long as the holder of the SLEECS so tendered has not withheld consent to the purchase of its SLEECS. Any non-cumulative perpetual preferred shares issued in respect of an exchange by the holders of SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after December 31, 2032.
(5)	Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments at a fixed rate until December 31, 2019. The interest rate on the SLEECS 2009-1 will reset on December 31, 2019 and every fifth anniversary thereafter to equal the five-year Government of Canada bond yield plus 3.40%.

15. Subordinated Debt

The following obligations are included in Subordinated debt as at December 31, and qualify as capital for Canadian regulatory purposes:

	Currency of borrowing	Interest rate	Earliest par call date(1)	Maturity	2015	2014
Sun Life Assurance:
Issued May 15, 1998(2)	Cdn. dollars	6.30%	–	2028	$150	$150
Sun Life Financial Inc.:
Issued May 29, 2007(3)	Cdn. dollars	5.40%	May 29, 2037	2042	398	398
Issued January 30, 2008(4)	Cdn. dollars	5.59%	January 30, 2018	2023	399	399
Issued March 31, 2009(5)	Cdn. dollars	7.90%	March 31, 2014	2019	–	–
Issued March 2, 2012(6)	Cdn. dollars	4.38%	March 2, 2017	2022	799	798
Issued May 13, 2014(7)	Cdn. dollars	2.77%	May 13, 2019	2024	249	249
Issued September 25, 2015(8)	Cdn. dollars	2.60%	September 25, 2020	2025	497	–
Sun Canada Financial Co.:
Issued December 15, 1995(9)	U.S. dollars	7.25%	n/a	2015	–	174
Total subordinated debt					$2,492	$2,168
Fair value					$2,648	$2,379

(1)	The relevant debenture may be redeemed, at the option of the issuer. Prior to the date noted, the redemption price is the greater of par and a price based on the yield of a corresponding Government of Canada bond; from the date noted, the redemption price is par and redemption may only occur on a scheduled interest payment date. Redemption of all subordinated debentures is subject to regulatory approval. The notes issued by Sun Canada Financial Co. are not redeemable prior to maturity.
(2)	6.30% Debentures, Series 2, due 2028. Issued by The Mutual Life Assurance Company of Canada, which thereafter changed its name to Clarica Life Insurance Company (“Clarica”). Clarica was amalgamated with Sun Life Assurance effective December 31, 2002.
(3)	Series 2007-1 Subordinated Unsecured 5.40% Fixed/Floating Debentures due 2042. From May 29, 2037, interest is payable at 1.00% over CDOR.
(4)	Series 2008-1 Subordinated Unsecured 5.59% Fixed/Floating Debentures due 2023. From January 30, 2018, interest is payable at 2.10% over CDOR.
(5)	Series 2009-1 Subordinated Unsecured 7.90% Fixed/Floating Debentures due 2019 with a principal amount of $500 were redeemed on March 31, 2014.
(6)	Series 2012-1 Subordinated Unsecured 4.38% Fixed/Floating Debentures due 2022. From March 2, 2017, interest is payable at 2.70% over CDOR.
(7)	Series 2014-1 Subordinated Unsecured 2.77% Fixed/Floating Debentures due 2024. From May 13, 2019, interest is payable at 0.75% over CDOR.
(8)	Series 2015-1 Subordinated Unsecured 2.60% Fixed/Floating Debentures due 2025. From September 25, 2020, interest is payable at 1.43% over CDOR.
(9)	7.25% Subordinated Notes matured on December 15, 2015.

146 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Fair value is determined based on quoted market prices for identical or similar instruments. When quoted market prices are not available, fair value is determined from observable market data by dealers that are typically the market makers. The fair value is categorized in Level 2 of the fair value hierarchy.

Interest expense on subordinated debt was $112 and $115 for 2015 and 2014.

16. Share Capital

The authorized share capital of SLF Inc. consists of the following:

•

An unlimited number of common shares without nominal or par value. Each common share is entitled to one vote at meetings of the shareholders of SLF Inc. There are no pre-emptive, redemption, purchase, or conversion rights attached to the common shares.

•

An unlimited number of Class A and Class B non-voting shares, issuable in series. The Board is authorized before issuing the shares, to fix the number, the consideration per share, the designation of, and the rights and restrictions of the Class A and Class B shares of each series, subject to the special rights and restrictions attached to all the Class A and Class B shares. The Board has authorized thirteen series of Class A non-voting preferred shares, nine of which are outstanding.

The common and preferred shares of SLF Inc. qualify as capital for Canadian regulatory purposes, and are included in Note 22.

Dividends and Restrictions on the Payment of Dividends

Under the provisions of the Insurance Companies Act (Canada), SLF Inc. and Sun Life Assurance are each prohibited from declaring or paying a dividend on any of its shares if there are reasonable grounds for believing that it is, or by paying the dividend would be, in contravention of: (i) the requirement that it maintains adequate capital and adequate and appropriate forms of liquidity, (ii) any regulations under the Insurance Companies Act (Canada) in relation to capital and liquidity, and (iii) any order by which OSFI directs it to increase its capital or provide additional liquidity.

SLF Inc. and Sun Life Assurance have each covenanted that, if a distribution is not paid when due on any outstanding SLEECS issued by the SL Capital Trusts, then (i) Sun Life Assurance will not pay dividends on its public preferred shares, if any are outstanding, and (ii) if Sun Life Assurance does not have any public preferred shares outstanding, then SLF Inc. will not pay dividends on its preferred shares or common shares, in each case, until the 12th month (in the case of the SLEECS issued by SLCT I) or 6th month (in the case of SLEECS issued by SLCT II) following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of SLEECS. Public preferred shares means preferred shares issued by Sun Life Assurance which: (a) have been issued to the public (excluding any preferred shares held beneficially by affiliates of Sun Life Assurance); (b) are listed on a recognized stock exchange; and (c) have an aggregate liquidation entitlement of at least $200. As at December 31, 2015, Sun Life Assurance did not have outstanding any shares that qualify as public preferred shares.

The terms of SLF Inc.‘s outstanding preferred shares provide that for so long as Sun Life Assurance is a subsidiary of SLF Inc., no dividends on such preferred shares are to be declared or paid if the MCCSR ratio of Sun Life Assurance is then less than 120%.

The terms of SLF Inc.‘s outstanding preferred shares also restrict our ability to pay dividends on SLF Inc.‘s common shares. Under the terms of SLF Inc.‘s preferred shares, SLF Inc. cannot pay dividends on its common shares without the approval of the holders of the preferred shares unless all dividends on the preferred shares for the last completed period for which dividends are payable have been declared and paid or set apart for payment.

Currently, the above limitations do not restrict the payment of dividends on SLF Inc.‘s preferred or common shares.

The declaration and payment of dividends on SLF Inc.‘s shares are at the sole discretion of the Board of Directors and will be dependent upon our earnings, financial condition and capital requirements. Dividends may be adjusted or eliminated at the discretion of the Board on the basis of these or other considerations.

16.A Common Shares

The changes in common shares issued and outstanding for the years ended December 31 are as follows:

	2015		2014
Common shares (in millions of shares)	Number of shares	Amount	Number of shares	Amount
Balance, January 1	613.1	$8,465	609.4	$8,304
Stock options exercised (Note 20)	1.6	54	2.4	83
Common shares repurchased(1)	(5.3)	(74)	(0.9)	(13)
Canadian Dividend Reinvestment and Share Purchase Plan(2)	2.0	88	2.2	91
Shares issued as consideration for business acquisition (Note 3)	0.9	34	–	–
Balance, December 31	612.3	$8,567	613.1	$8,465

(1)	On November 10, 2014, SLF Inc. launched a normal course issuer bid to purchase and cancel up to 9 million common shares. The program expired on November 9, 2015. The purchases were made through the facilities of the Toronto Stock Exchange and alternative Canadian trading platforms (the “Exchanges”), at prevailing market rates. In 2015, the common shares purchased and cancelled under this program were purchased at an average price per share of $39.97 ($41.75 in 2014) for a total amount of $212 ($39 in 2014). The total amount paid to purchase the shares is allocated to Common shares and Retained earnings in our Consolidated Statements of Changes in Equity. The amount allocated to Common shares is based on the average cost per common share and amounts paid above the average cost are allocated to Retained earnings.
(2)	Under SLF Inc.‘s Canadian DRIP, Canadian-resident common and preferred shareholders may choose to have their dividends automatically reinvested in common shares and may also purchase common shares for cash. For dividend reinvestments, SLF Inc. may, at its option, issue common shares from treasury at a discount of up to 5% to the volume weighted average trading price or direct that common shares be purchased by the DRIP agent for participants through the Exchanges at the market price. Common shares acquired by participants through optional cash purchases may be issued from treasury or purchased through the Exchanges at SLF Inc.‘s option, in either case at no discount. The common shares issued from treasury for dividend reinvestments in all of 2014 and 2015 were issued with no discount. An insignificant number of common shares were issued from treasury in 2014 and 2015 for optional cash purchases at no discount.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 147

16.B Preferred Shares

The changes in preferred shares issued and outstanding for the years ended December 31 are as follows:

	2015		2014
Preferred shares (in millions of shares)	Number of shares	Amount	Number of shares	Amount
Balance, January 1	92.2	$2,257	102.2	$2,503
Redeemed, Class A, Series 6R(1)	–	–	(10.0)	(246)
Converted, Class A, Series 8R(2)	(6.0)	(150)	–	–
Issued, Class A, Series 9QR(2)	6.0	150	–	–
Balance, December 31	92.2	$2,257	92.2	$2,257

(1)	Class A Non-Cumulative 5-Year Rate Reset Preferred Shares Series 6R of $250 were redeemed on June 30, 2014 at a redemption price of $25.00 per share, together with all declared and unpaid dividends. At redemption, we recorded $246 to Preferred shares and $4 to Retained earnings in our Consolidated Statement of Changes in Equity.
(2)	Holders of the Class A Non-Cumulative 5-Year Rate Reset Preferred Shares Series 8R (“Series 8R Shares”) had a right to convert all or part of their Series 8R Shares on a one-for-one basis, into Class A Non-Cumulative Floating Rate Preferred Shares Series 9QR (“Series 9QR Shares”) on June 30, 2015 and certain holders exercised this right on that date.

Further information on the preferred shares outstanding as at December 31, 2015, is as follows:

Class A Preferred shares (in millions of shares)	Issue date	Annual dividend rate		Annual dividend per share		Earliest redemption date(1)	Number of shares	Face amount	Net amount(2)
Series 1	February 25, 2005	4.75%		$1.19		March 31, 2010(3)	16.0	$400	$394
Series 2	July 15, 2005	4.80%		$1.20		September 30, 2010(3)	13.0	325	318
Series 3	January 13, 2006	4.45%		$1.11		March 31, 2011(3)	10.0	250	245
Series 4	October 10, 2006	4.45%		$1.11		December 31, 2011(3)	12.0	300	293
Series 5	February 2, 2007	4.50%		$1.13		March 31, 2012(3)	10.0	250	245
Series 8R(4)	May 25, 2010	2.275%	(4)	$0.83	(4)	June 30, 2020(5)	5.2	130	127
Series 9QR(6)	June 30, 2015	Floating	(6)	Floating	(6)	June 30, 2020(7)	6.0	150	147
Series 10R(8)	August 12, 2011	3.90%		$0.98		September 30, 2016(9)	8.0	200	195
Series 12R(10)	November 10, 2011	4.25%		$1.06		December 31, 2016(11)	12.0	300	293
Total preferred shares							92.2	$2,305	$2,257

(1)	Redemption of all preferred shares is subject to regulatory approval.
(2)	Net of after-tax issuance costs.
(3)	On or after the earliest redemption date, SLF Inc. may redeem these shares in whole or in part, at a premium that declines from 4% of the par amount to nil over the next following four years.
(4)	Prior to June 30, 2015, the annual dividend rate was 4.35%. The dividend rate was reset on June 30, 2015 to a fixed annual dividend rate of 2.275% until June 30, 2020. Every five years thereafter, the dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 1.41%. The annual dividend per share in the table above is the amount paid per share in 2015. Holders of the Series 8R Shares will have the right, at their option, to convert their Series 8R Shares into Series 9QR Shares on June 30, 2020 and every five years thereafter.
(5)	On June 30, 2020 and June 30 every five years thereafter, SLF Inc. may redeem these shares in whole or in part, at par.
(6)	Holders of the Series 9QR Shares are entitled to receive quarterly floating rate non-cumulative dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 1.41%. The dividend rate for the period commencing on June 30, 2015 to but excluding September 30, 2015 was 2.075% per annum or $0.13 per share per quarter. The dividend rate for the period commencing on September 30, 2015 to but excluding December 31, 2015, was 1.786% per annum or $0.11 per share per quarter. Total dividends paid in 2015 were $0.24 per share. Holders of the Series 9QR Shares will have the right, at their option, to convert their Series 9QR Shares into Series 8R Shares on June 30, 2020 and on June 30 every five years thereafter.
(7)	On June 30, 2020 and June 30 every five years thereafter, SLF Inc. may redeem these shares in whole or in part, at par, and on any other date at $25.50 per share.
(8)	On September 30, 2016, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 2.17%. Holders of the Series 10R Shares will have the right, at their option, to convert their Series 10R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 11QR (“Series 11QR Shares”) on September 30, 2016, and every five years thereafter. Holders of Series 11QR Shares will be entitled to receive quarterly floating rate non-cumulative dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 2.17%.
(9)	On September 30, 2016 and September 30 every five years thereafter, SLF Inc. may redeem these shares in whole or in part, at par.
(10)	On December 31, 2016, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 2.73%. Holders of the Series 12R Shares will have the right, at their option, to convert their Series 12R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 13QR (“Series 13QR Shares”) on December 31, 2016 and on every five years thereafter. Holders of Series 13QR Shares will be entitled to receive quarterly floating rate non-cumulative dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 2.73%.
(11)	On December 31, 2016 and December 31 every five years thereafter, SLF Inc. may redeem these shares in whole or in part, at par.

17. Interests in Other Entities

17.A Subsidiaries

Our principal subsidiaries are Sun Life Assurance and Sun Life Global Investments Inc. Sun Life Assurance holds our insurance operations in Canada, the U.S., the U.K., Hong Kong, the Philippines, and Indonesia. These insurance operations are operated directly by Sun Life Assurance Company of Canada or through other subsidiaries. Sun Life Global Investments Inc. holds our asset management businesses, including Massachusetts Financial Services Company, Bentall Kennedy and Sun Life Global Investments (Canada) Inc.

We are required to comply with various regulatory capital and solvency requirements in the jurisdictions in which we operate that may restrict our ability to access or use the assets of the group and to pay dividends. Further details on these restrictions are included in Notes 16 and 22.

148 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

17.B Joint Ventures and Associates

We have interests in various joint ventures and associates that principally operate in India, Indonesia, China, the Philippines, Vietnam, and Malaysia. We also have interests in joint ventures related to certain real estate investments in Canada. Our interests in these joint ventures and associates range from 24.99% to 49%. The following table summarizes, in aggregate, the financial information of these joint ventures and associates:

As at or for the years ended December 31,	2015	2014
Carrying amount of interests in joint ventures and associates	$956	$870
Our share of:
Net income (loss)	$58	$39
Other comprehensive income (loss)	55	57
Total comprehensive income (loss)	$113	$96

In 2015, we did not significantly increase our investment in our joint ventures and associates ($87 increase in 2014, primarily in China and Canada). During 2015, we received dividends from our joint ventures and associates of $32 ($5 in 2014).

On December 2, 2015, we announced that we entered into an agreement to increase our ownership in one of our joint ventures in India, Birla Sun Life Insurance Company Limited (“BSLI”), from 26% to 49% by purchasing additional shares of BSLI from Aditya Birla Nuvo Limited for consideration of approximately $340. The transaction is expected to close by the end of the first quarter of 2016, subject to regulatory approvals and customary closing conditions.

On January 7, 2016, we increased our investment in our joint venture in Vietnam from 49% to 75% and obtained control, as described in Note 3. As a result, Vietnam will no longer be classified as a joint venture in 2016.

17.C Joint Operations

We invest jointly in investment properties which are co-managed under contractual relationships with the other investors. We share in the revenues and expenses generated by these investment properties in proportion to our investment. The carrying amount of these jointly controlled assets, which is included in Investment properties, is $1,170 as at December 31, 2015 ($1,131 as at December 31, 2014).

17.D Unconsolidated Structured Entities

SLF Inc. and its subsidiaries have interests in various structured entities that are not consolidated by us. A structured entity is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate to administrative tasks only and the relevant activities are directed by means of contractual arrangements. We have an interest in a structured entity when we have a contractual or non-contractual involvement that exposes us to variable returns from the performance of the entity. Our interest includes investments held in securities or units issued by these entities and fees earned from management of the assets within these entities.

Information on our interests in unconsolidated structured entities is as follows:

As at December 31, 2015
Type of structured entity	Type of investment held	Consolidated Statements of Financial Position line item	Carrying amount	Maximum exposure to loss(1)
Securitization entities – third-party managed	Debt securities	Debt securities	$4,935	$4,935
Securitization entities – third-party managed	Short-term securities	Cash, cash equivalents and short-term securities	$716	$716
Investment funds – third-party managed	Investment fund units	Equity securities	$4,035	$4,035
Investment funds – company managed(2)	Investment fund units	Equity securities and Other invested assets	$1,285	$1,285
Limited partnerships – third-party managed	Limited partnership units	Other invested assets	$1,100	$1,100

(1)	The maximum exposure to loss is the maximum loss that we could record through comprehensive income as a result of our involvement with these entities.
(2)	Includes investments in funds managed by our joint ventures with a carrying amount of $231.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 149

As at December 31, 2014
Type of structured entity	Type of investment held	Consolidated Statement of Financial Position line item	Carrying amount	Maximum exposure to loss(1)
Securitization entities – third-party managed	Debt securities	Debt securities	$4,444	$4,444
Securitization entities – third-party managed	Short-term securities	Cash, cash equivalents and short-term securities	$788	$788
Investment funds – third-party managed	Investment fund units	Equity securities	$4,011	$4,011
Investment funds – company managed(2)	Investment fund units	Equity securities and Other invested assets	$916	$916
Limited partnerships – third-party managed	Limited partnership units	Other invested assets	$788	$788

(1)	The maximum exposure to loss is the maximum loss that we could record through comprehensive income as a result of our involvement with these entities.
(2)	Includes investments in funds managed by our joint ventures with a carrying amount of $187. In 2014, we redeemed units of funds managed by our Indian joint venture for proceeds of $22 and subsequently used these funds to seed additional funds managed by this joint venture. The redemption resulted in a gain of $11 reported in Net investment income in our Consolidated Statements of Operations.

17.D.i Securitization Entities

Securitization entities are structured entities that are generally financed primarily through the issuance of debt securities that are backed by a pool of assets, such as mortgages or loans.

Third-Party Managed

Our investment in third-party managed securitization entities consist of asset-backed securities, such as commercial mortgage-backed securities, residential mortgage-backed securities, collateralized debt obligations (“CDOs”), and commercial paper. These securities are generally large-issue debt securities designed to transform the cash flows from a specific pool of underlying assets into tranches providing various risk exposures for investment purposes. We do not provide financial or other support to these entities other than our original investment and therefore our maximum exposure to loss on these investments is limited to the carrying amount of our investment. We do not have control over these investments since we do not have power to direct the relevant activities of these entities, regardless of the level of our investment.

Company Managed

We provide collateral management services to various securitization entities, primarily CDOs, from which we earn a fee for our services. The financial support provided to these entities is limited to the carrying amount of our investment in these entities. We provide no guarantees or other contingent support to these entities. We have not consolidated these entities since we do not have significant variability from our interests in these entities and we do not have any investment in these entities.

17.D.ii Investment Funds and Limited Partnerships

Investment funds and limited partnerships are investment vehicles that consist of a pool of funds collected from a group of investors for the purpose of investing in assets such as money market instruments, debt securities, equity securities, real estate, and other similar assets. The preceding table includes our investments in all investment funds, including mutual funds, exchange-traded funds, and segregated funds, and our investments in certain limited partnerships. Some of these investment funds and limited partnerships are structured entities. For all investment funds and limited partnerships, our maximum exposure to loss is equivalent to the carrying amount of our investment in the fund or partnership. Investment funds and limited partnerships are generally financed through the issuance of investment fund units or limited partnership units.

Third-Party Managed

We hold units in investment funds and limited partnerships managed by third-party asset managers. Our investment in fund units and limited partnership units generally give us an undivided interest in the investment performance of a portfolio of underlying assets managed or tracked to a specific investment mandate for investment purposes. We do not have control over investment funds or limited partnerships that are structured entities since we do not have power to direct their relevant activities.

Company Managed

We hold units in Company managed investment funds. We generally have power over Company managed investment funds that are structured entities since we have power to direct the relevant activities of the funds. However, we have not consolidated these funds since we do not have significant variability from our interests in these funds. We earn management fees from the management of these investment funds that are commensurate with the services provided and are reported in Fee income. Management fees are generally based on the value of the assets under management. Therefore, the fees earned are impacted by the composition of the assets under management and fluctuations in financial markets. The fee income earned is included in Fund management and other asset based fees in Note 18. We also hold units in investment funds managed by our joint ventures. Our share of the management fees earned is included as part of the net income (loss) reported in Note 17.B.

17.E. Consolidated Structured Entities

A significant structured entity consolidated by us is the entity that issued the senior financing that is described in more detail in Note 13.C. We also consolidate investment funds managed by SLIM Inc. that invest primarily in mortgages and loans and investment properties. During 2014, we contributed $656 of assets to these funds in exchange for units issued by the funds.

150 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

18. Fee Income

Fee income for the years ended December 31 consists of the following:

	2015	2014
Contract administration and guarantee fees	$563	$501
Fund management and other asset based fees	3,461	2,863
Commissions	952	820
Service contract fees	242	212
Other fees	106	57
Total fee income	$5,324	$4,453

19. Operating Expenses

Operating expenses for the years ended December 31 consist of the following:

	2015	2014
Employee expenses(1)	$2,841	$2,624
Premises and equipment	212	194
Capital asset depreciation (Note 9)	83	78
Service fees	711	637
Amortization of intangible assets (Note 10)	83	72
Impairment of intangible assets (Note 10)	4	3
Other expenses(2)	1,103	929
Total operating expenses	$5,037	$4,537

(1)	See table below for further details.
(2)	Includes costs relating to the restructuring of our International wealth business in the U.S. in 2015.

Employee expenses for the years ended December 31 consist of the following:

	2015	2014
Salaries, bonus, employee benefits	$2,457	$2,111
Share-based payments (Note 20)	348	481
Other personnel costs	36	32
Total employee expenses	$2,841	$2,624

20. Share-Based Payments

20.A Stock Option Plans

SLF Inc. has granted stock options to certain employees under the Executive Stock Option Plan. These options are granted at the closing price of the common shares on the Toronto Stock Exchange (“TSX”) on the grant date for stock options granted after January 1, 2007, and the closing price of the trading day preceding the grant date for stock options granted before January 1, 2007. The options granted under the stock option plans generally vest over a four-year period. All options have a maximum exercise period of 10 years. The maximum numbers of common shares that may be issued under the Executive Stock Option Plan are 29,525,000 shares.

The activities in the stock option plans for the years ended December 31 are as follows:

	2015		2014
	Number of stock options (thousands)	Weighted average exercise price	Number of stock options (thousands)	Weighted average exercise price
Balance, January 1,	6,359	$33.39	9,226	$32.99
Granted	390	$39.02	352	$39.12
Exercised	(1,556)	$27.97	(2,329)	$29.10
Forfeited	(261)	$44.78	(890)	$42.72
Expired	(123)	$40.80	–	$–
Balance, December 31,	4,809	$34.79	6,359	$33.39
Exercisable, December 31,	3,550	$35.98	4,511	$35.74

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 151

The average share price at the date of exercise of stock options for the year ended December 31, 2015 was $41.75 ($40.47 for 2014).

Compensation expense for stock options was $3 for the year ended December 31, 2015 ($4 for 2014).

The stock options outstanding as at December 31, 2015 by exercise price, are as follows:

Range of exercise prices	Number of stock options (thousands)	Weighted average remaining contractual life (years)	Weighted average exercise price
$18.00 to $24.00	1,347	5.40	$21.16
$24.01 to $30.00	474	6.82	$27.87
$30.01 to $35.00	815	4.57	$30.83
$35.01 to $45.00	716	8.63	$39.09
$45.01 to $53.00	1,457	1.25	$49.75
Total stock options	4,809	4.63	$34.79

The weighted average fair values of the stock options, calculated using the Black-Scholes option pricing model, granted during the year ended December 31, 2015, was $7.74 ($8.63 for 2014). The Black-Scholes option pricing model used the following assumptions to determine the fair value of options granted during the years ending December 31:

Weighted average assumptions	2015	2014
Risk-free interest rate	1.0%	2.0%
Expected volatility	32.8%	33.6%
Expected dividend yield	4%	4%
Expected life of the option (in years)	6.3	6.3
Exercise price	$39.02	$39.12

Expected volatility is based on historical volatility of the common shares, implied volatilities from traded options on the common shares, and other factors. The expected term of options granted is derived based on historical employee exercise behaviour and employee termination experience. The risk-free rate for periods within the expected term of the option is based on the Canadian government bond yield curve in effect at the time of grant.

20.B Employee Share Ownership Plan

In Canada, we match eligible employees’ contributions to the Sun Life Financial Employee Stock Plan. Employees may elect to contribute from 1% to 20% of their target annual compensation to the Sun Life Financial Employee Stock Plan. Under this plan the match is provided for employees who have met one year of employment eligibility and is equal to 50% of the employee’s contributions up to 5% of an employee’s annual compensation. The match is further capped by a one thousand five hundred dollar annual maximum. Our contributions vest immediately and are expensed. We recorded an expense of $6 for the year ended December 31, 2015 ($5 for 2014).

20.C Other Share-Based Payment Plans

All other share-based payment plans use notional units that are valued based on the common share price on the TSX. Any fluctuation in the common share price changes the value of the units, which affects our share-based payment compensation expense. Upon redemption of these units, payments are made to the employees with a corresponding reduction in the accrued liability. We use equity swaps and forwards to hedge our exposure to variations in cash flows due to changes in the common share price for all of these plans.

Details of these plans are as follows:

Senior Executives’ Deferred Share Unit (“DSU”) Plan: Under the DSU plan, designated executives may elect to receive all or a portion of their annual incentive award in the form of DSUs. Each DSU is equivalent in value to one common share and earns dividend equivalents in the form of additional DSUs at the same rate as the dividends on common shares. The designated executives must elect to participate in the plan prior to the beginning of the plan year and this election is irrevocable. Awards generally vest immediately; however, participants are not permitted to redeem the DSUs until termination, death, or retirement. The value at the time of redemption will be based on the fair value of the common shares immediately before their redemption.

Sun Share Unit (“Sun Share”) Plan: Under the Sun Share plan, participants are granted units that are equivalent in value to one common share and have a grant price equal to the average of the closing price of a common share on the TSX on the five trading days immediately prior to the date of grant. Participants generally hold units for up to 36 months from the date of grant. The units earn dividend equivalents in the form of additional units at the same rate as the dividends on common shares. Units may vest or become payable if we meet specified threshold performance targets. The plan provides for performance factors to motivate participants to achieve a higher return for shareholders (performance factors are determined through a multiplier that can be as low as zero or as high as two times the number of units that vest). Payments to participants are based on the number of units vested multiplied by the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.

152 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Additional information for other share-based payment plans: The units outstanding under these plans and the liabilities recognized for these units in our Consolidated Statements of Financial Position are summarized in the following table:

Number of units (in thousands)	Sun Shares	DSUs	Total
Units outstanding December 31, 2014	6,523	814	7,337
Units outstanding December 31, 2015	6,194	878	7,072
Liability accrued as at December 31, 2014	$215	$34	$249
Liability accrued as at December 31, 2015	$194	$35	$229

Compensation expense and the income tax expense (benefit) for other share-based payment plans for the years ended December 31 are shown in the following table. Since expenses for the DSUs are accrued as part of incentive compensation in the year awarded, the expenses below do not include these accruals. The expenses presented in the following table include increases in the liabilities for Sun Shares and DSUs due to changes in the fair value of the common shares and the accruals of the Sun Shares liabilities over the vesting period, and exclude any adjustment in expenses due to the impact of hedging.

For the years ended December 31,	2015	2014
Compensation expense	$104	$134
Income tax expense (benefit)	$(28)	$(36)

20.D Share-Based Payment Plans of MFS

Share-based payment awards within MFS are based on their own shares. Restricted share awards and stock option awards are settled in MFS shares and restricted stock unit awards are settled in cash. Restricted share awards, restricted stock unit awards, and stock option awards generally vest over a four-year period and continued employment is generally the only service requirement for these awards. Holders of restricted share awards and restricted stock unit awards are entitled to receive non-forfeitable dividend equivalent payments during the vesting period at the same rate as the dividends on MFS’s shares.

Although restricted share awards and stock option awards are settled in shares, all of the MFS share-based awards, including outstanding MFS shares, are accounted for as cash-settled share-based payment awards due to the fact that MFS has a practice of repurchasing its outstanding shares after a specified holding period. The fair value of stock option awards is determined using the Black-Scholes option pricing model, while the fair value of restricted share awards, restricted stock unit awards, and outstanding MFS shares are estimated using a market consistent share valuation model. The amount of periodic compensation expense recognized is impacted by grants of new awards, vesting, exercise, and forfeiture of unvested awards, share repurchases, changes in fair value of awards, and outstanding MFS shares. The total liability accrued attributable to all MFS share-based payment plans as at December 31, 2015 was $1,078 ($1,053 as at December 31, 2014) which includes a liability of $964 (US$696) for the stock options, restricted shares, and outstanding MFS shares.

Compensation expense and the income tax expense (benefit) for these awards for the years ended December 31 are shown in the following table:

For the years ended December 31,	2015	2014
Compensation expense	$235	$338
Income tax expense (benefit)	$(66)	$(74)

21. Income Taxes

21.A Deferred Income Taxes

The following represents the deferred tax assets and liabilities in the Consolidated Statements of Financial Position by source of temporary differences:

As at December 31,	2015		2014
	Assets(1)	Liabilities(1)	Assets(1)	Liabilities(1)
Investments	$(947)	$(10)	$(987)	$170
Policy liabilities(2)	1,073	904	1,098	720
Deferred acquisition costs	176	(47)	135	(64)
Losses available for carry forward	558	(264)	634	(444)
Pension and other employee benefits	144	(232)	132	(233)
Other(3)	368	54	218	6
Total	$1,372	$405	$1,230	$155
Total net deferred tax asset	$967		$1,075

(1)	Our deferred tax assets and deferred tax liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred taxes relate to the same taxable entity and the same taxation authority. Negative amounts reported under Assets are deferred tax liabilities included in a net deferred tax asset position; negative amounts under Liabilities are deferred tax assets included in a net deferred tax liability position.
(2)	Consists of Insurance contract liabilities and Investment contract liabilities net of Reinsurance assets.
(3)	Includes unused tax credits.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 153

The movement in net deferred tax assets for the years ended December 31, are as follows:

	Investments	Policy liabilities(1)	Deferred acquisition costs	Losses available for carry forward	Pension and other employee benefits	Other(2)	Total
As at December 31, 2014	$(1,157)	$378	$199	$1,078	$364	$213	$1,075
Acquisitions (disposals) through business combinations	–	–	–	3	2	(93)	(88)
Charged to statement of operations	235	(185)	(17)	(344)	(29)	163	(177)
Charged to other comprehensive income	86	–	–	(7)	12	24	115
Foreign exchange rate movements	(101)	(24)	41	92	27	7	42
As at December 31, 2015	$(937)	$169	$223	$822	$376	$314	$967

(1)	Consists of Insurance contract liabilities and Investment contract liabilities net of Reinsurance assets.
(2)	Includes unused tax credits.

	Investments	Policy liabilities(1)	Deferred acquisition costs	Losses available for carry forward	Pension and other employee benefits	Other(2)	Total
As at December 31, 2013	$(762)	$(50)	$217	$1,288	$292	$196	$1,181
Charged to statement of operations	(301)	432	(39)	(302)	10	7	(193)
Charged to other comprehensive income	(58)	–	–	(5)	63	4	4
Foreign exchange rate movements	(36)	(4)	21	65	(1)	6	51
Adjustments on sale of discontinued operation	–	–	–	32	–	–	32
As at December 31, 2014	$(1,157)	$378	$199	$1,078	$364	$213	$1,075

(1)	Consists of Insurance contract liabilities and Investment contract liabilities net of Reinsurance assets.
(2)	Includes unused tax credits.

We have accumulated non-capital tax losses, primarily in Canada, the U.S., and the U.K., totaling $3,617 ($4,199 in 2014). The benefit of these tax losses has been recognized to the extent that it is probable that the benefit will be realized. In addition, in the U.S., we have unused tax credits for which a deferred tax asset has been recognized in the amount of $194 ($102 in 2014). Unused tax losses for which a deferred tax asset has not been recognized amount to $688 as of December 31, 2015 ($414 in 2014) in the Philippines, Indonesia, and the U.K. We also have capital losses of $524 in the U.K. ($465 in 2014) and $193 in Canada ($nil in 2014) for which a deferred tax asset of $120 ($93 in 2014) has not been recognized.

We will realize the benefit of tax losses carried forward in future years through a reduction in current income taxes as and when the losses are utilized. These tax losses are subject to examination by various tax authorities and could be reduced as a result of the adjustments to tax returns. Furthermore, legislative, business or other changes may limit our ability to utilize these losses.

Included in the deferred tax asset related to losses available for carry forward are tax benefits that have been recognized on losses incurred in either the current or the preceding year. In determining if it is appropriate to recognize these tax benefits we relied on projections of future taxable profits, and we also considered tax planning opportunities that will create taxable income in the period in which the unused tax losses can be utilized.

The non-capital losses carried forward in Canada expire beginning in 2028 and the capital losses can be carried forward indefinitely. The non-capital tax losses carried forward in the U.S expire beginning in 2023 and the unused tax credits expire beginning in 2018. The operating and capital losses in the U.K. can be carried forward indefinitely.

We recognize a deferred tax liability on all temporary differences associated with investments in subsidiaries, branches, joint ventures and associates unless we are able to control the timing of the reversal of these differences and it is probable that these differences will not reverse in the foreseeable future. As at December 31, 2015, temporary differences associated with investments in subsidiaries, branches, joint ventures and associates for which a deferred tax liability has not been recognized amount to $6,037 ($4,169 in 2014).

154 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

21.B Income Tax Expense (Benefit)

21.B.i  In our Consolidated Statements of Operations, Income tax expense (benefit) for the years ended December 31 has the following components:

	2015	2014
Current income tax expense (benefit):
Current year	$408	$439
Adjustments in respect of prior years, including resolution of tax disputes	14	(141)
Total current income tax expense (benefit)	$422	$298
Deferred income tax expense (benefit):
Origination and reversal of temporary differences	$245	$94
Tax expense (benefit) arising from unrecognized tax losses	23	(8)
Adjustments in respect of prior years, including resolution of tax disputes	(91)	107
Total deferred income tax expense (benefit)	$177	$193
Total income tax expense (benefit)	$599	$491

21.B.ii  Income tax benefit (expense) recognized directly in equity for the years ended December 31:

	2015	2014
Recognized in other comprehensive income:
Current income tax benefit (expense)	$(5)	$–
Deferred income tax benefit (expense)	115	4
Total recognized in other comprehensive income	$110	$4
Total income tax benefit (expense) recorded in equity, including tax benefit (expense) recorded in other comprehensive income	$110	$4

21.B.iii  Our effective income tax rate differs from the combined Canadian federal and provincial statutory income tax rate as follows:

For the years ended December 31,	2015		2014
		%		%
Total net income (loss)	$2,300		$1,882
Add: Income tax expense (benefit)	599		491
Total net income (loss) before income taxes	$2,899		$2,373
Taxes at the combined Canadian federal and provincial statutory income tax rate	$775	26.8	$629	26.5
Increase (decrease) in rate resulting from:
Higher (lower) effective rates on income subject to taxation in foreign jurisdictions	(4)	(0.1)	43	1.8
Tax (benefit) cost of unrecognized tax losses and tax credits	23	0.8	(8)	(0.3)
Tax exempt investment income	(154)	(5.3)	(146)	(6.2)
Tax rate and other legislative changes	1	–	–	–
Adjustments in respect of prior years, including resolution of tax disputes	(77)	(2.7)	(34)	(1.4)
Other	35	1.2	7	0.3
Total tax expense (benefit) and effective income tax rate	$599	20.7	$491	20.7

In June 2015, a provincial corporate tax rate increase from 10% to 12% was enacted in Alberta, Canada. As a result, our statutory tax rate increased from 26.5% in 2014 to 26.75% (rounded to 26.8% in the table above) in 2015 and future years.

Statutory income tax rates in other jurisdictions in which we conduct business range from 0% to 35%, which creates a tax rate differential and corresponding tax provision difference compared to the Canadian federal and provincial statutory rate when applied to foreign income not subject to tax in Canada. Generally, higher earnings in jurisdictions with higher statutory tax rates, such as the U.S., result in an increase of our tax expense, while earnings arising in tax jurisdictions with statutory rates lower than 26.75% reduce our tax expense. These differences are reported in Higher (lower) effective rates on income subject to taxation in foreign jurisdictions. The benefit reported in 2015 included higher favourable tax differences in various jurisdictions, mainly in Asia and the U.K., compared to 2014.

Tax (benefit) cost of unrecognized tax losses and tax credits in 2015 primarily includes unrecognized capital losses in Canada. In 2014, the benefit resulted from the recognition of previously unrecognized tax credits in the U.S.

Tax exempt investment income includes tax rate differences related to various types of investment income that is taxed at rates lower than our statutory income tax rate, such as dividend income, capital gains arising in Canada, and various others. Fluctuations in foreign exchange rates, changes in market values of real estate properties and other investments have an impact on the amount of these tax rate differences.

In October 2015, corporate income tax rate reductions from 20% in 2015 to 19% effective April 1, 2017 and 18% effective April 1, 2020 were substantively enacted in the U.K. Changes to statutory tax rates require us to re-measure our deferred tax assets and deferred tax liabilities. The net impact of tax rate changes in the UK and Canada is reported in Tax rate and other legislative changes in 2015.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 155

Adjustments in respect of prior periods, including the resolution of tax disputes in 2015 relates primarily to audit adjustments and the finalization of 2014 tax filings in Canada and the U.S. In 2014, the adjustments mainly related to the finalization of tax filings in various jurisdictions.

Other in 2015 includes $50 ($4 in 2014) relating to withholding taxes on distributions from our foreign subsidiaries.

22. Capital Management

Our capital base is structured to exceed minimum regulatory and internal capital targets and maintain strong credit and financial strength ratings while maintaining a capital efficient structure. We strive to achieve an optimal capital structure by balancing the use of debt and equity financing. Capital is managed both on a consolidated basis under principles that consider all the risks associated with the business as well as at the business group level under the principles appropriate to the jurisdiction in which each operates. We manage the capital for all of our international subsidiaries on a local statutory basis in a manner commensurate with their individual risk profiles.

The Board of Directors of SLF Inc. is responsible for the annual review and approval of the Company’s capital plan and capital risk policy. Management oversight of our capital programs and position is provided by the Company’s Executive Risk Committee, the membership of which includes senior management from the finance, actuarial, and risk management functions.

We engage in a capital planning process annually in which capital deployment options, fundraising, and dividend recommendations are presented to the Risk Review Committee of the Board of Directors. Capital reviews are regularly conducted which consider the potential impacts under various business, interest rate, and equity market scenarios. Relevant components of these capital reviews, including dividend recommendations, are presented to the Risk Review Committee on a quarterly basis. The Board of Directors is responsible for the approval of the dividend recommendations.

The capital risk policy is designed to ensure that adequate capital is maintained to provide the flexibility necessary to take advantage of growth opportunities, to support the risks associated with our businesses and to optimize return to our shareholders. This policy is also intended to provide an appropriate level of risk management over capital adequacy risk, which is defined as the risk that capital is not or will not be sufficient to withstand adverse economic conditions, to maintain financial strength or to allow us and our subsidiaries to support ongoing operations and to take advantage of opportunities for expansion.

Prior to January 1, 2016, SLF Inc. was subject to OSFI’s Guideline A-2 – Capital Regime for Regulated Insurance Holding Companies and Non-Operating Life Companies, which sets out the framework to assess capital adequacy for regulated insurance holding companies and non-operating life companies (collectively, “Insurance Holding Companies”). In accordance with this guideline, SLF Inc. manages its capital in a manner commensurate with its risk profile and control environment, and SLF Inc.‘s regulated subsidiaries comply with the capital adequacy requirements imposed in the jurisdictions in which they operate. SLF Inc.‘s consolidated capital position is above its internal target. SLF Inc. exceeded levels that would require regulatory or corrective action as at December 31, 2015 and December 31, 2014. Effective January 1, 2016, Insurance Holding Companies are subject to the MCCSR capital rules which have been established by OSFI with Guideline A-2 repealed.

The Company’s regulated subsidiaries must comply with the capital adequacy requirements imposed in the jurisdictions in which they operate. In certain jurisdictions, the payment of dividends from our subsidiaries is subject to maintaining capital levels exceeding regulatory targets and/or receiving regulatory approval. We maintained capital levels above minimum local requirements as at December 31, 2015 and December 31, 2014.

Our principal operating life insurance subsidiary in Canada, Sun Life Assurance, is also subject to the MCCSR capital rules. We expect to maintain an MCCSR ratio for Sun Life Assurance at or above 200%. With an MCCSR ratio of 240% as at December 31, 2015, Sun Life Assurance’s capital ratio is well above OSFI’s supervisory target ratio of 150% and regulatory minimum ratio of 120%. In the U.S., Sun Life Assurance operates through a branch which is subject to U.S. regulatory supervision and it exceeded the levels under which regulatory action would be required as at December 31, 2015 and December 31, 2014. In the U.S., we use captive reinsurance arrangements to provide efficient financing of U.S. statutory reserve requirements in excess of those required under IFRS. Under one such arrangement, the funding of these reserve requirements is supported by a guarantee from SLF Inc.

Our capital base consists mainly of common shareholders’ equity, participating policyholders’ equity, preferred shareholders’ equity and certain other capital securities that qualify as regulatory capital. For regulatory reporting purposes, there are further adjustments including goodwill, non-life investments, and others as prescribed by OSFI to the total capital figure presented in the table below.

As at December 31,	2015	2014
Equity:
Participating policyholders’ equity	$168	$141
Preferred shareholders’ equity	2,257	2,257
Common shareholders’ equity	18,993	16,474
Total equity included in capital	21,418	18,872
Less: Unrealized gains (losses) on available-for-sale debt securities and cash flow hedges	56	346
Equity after adjustments	21,362	18,526
Other capital securities:
Subordinated debt	2,492	2,168
Innovative capital instruments(1)	697	697
Total capital	$24,551	$21,391

(1)	Innovative capital instruments are SLEECS issued by the SL Capital Trusts (Note 14). The SL Capital Trusts are not consolidated by us.

The significant changes in capital are included in Notes 14, 15, and 16.

156 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

23. Segregated Funds

We have segregated fund products, including variable annuities and unit-linked products, within Canada, the U.S., the U.K., and Asia. Under these contracts, the benefit amount is contractually linked to the fair value of the investments in the particular segregated fund. Policyholders can select from a variety of categories of segregated fund investments. Although the underlying assets are registered in our name and the segregated fund contract holder has no direct access to the specific assets, the contractual arrangements are such that the segregated fund policyholder bears the risk and rewards of the funds’ investment performance. Therefore, net realized gains and losses, other net investment income earned, and expenses incurred on the segregated funds are attributable to policyholders and not to us. However, certain contracts include guarantees from us. We are exposed to equity market risk and interest rate risk as a result of these guarantees. Further details on these guarantees and our risk management activities related to these guarantees are included in the Risk Management section of the MD&A.

We derive fee income from segregated funds. Market value movements in the investments held for segregated fund holders impact the management fees earned on these funds.

The segregated fund types offered, by percentage of total investments for account of segregated fund holders, was within the following ranges as at December 31, 2015 and 2014:

Type of fund	%
Money market	5 to 10
Fixed income	10 to 15
Balanced	40 to 45
Equity	40 to 45

Money market funds include investments that have a term to maturity of less than one year. Fixed income funds are funds that invest primarily in investment grade fixed income securities and where less than 25% can be invested in diversified equities or high-yield bonds. Balanced funds are a combination of fixed income securities with a larger equity component. The fixed income component is greater than 25% of the portfolio. Equity consists primarily of broad-based diversified funds that invest in a well-diversified mix of Canadian, U.S. or global equities. Other funds in this category include low volatility funds, intermediate volatility funds, and high volatility funds.

23.A Investments for Account of Segregated Fund Holders

The carrying value of investments held for segregated fund holders are as follows:

As at December 31,	2015	2014
Segregated and mutual fund units	$76,076	$69,402
Equity securities	11,169	10,600
Debt securities	3,217	3,050
Cash, cash equivalents and short-term securities	719	686
Investment properties	479	391
Mortgages	36	30
Other assets	152	99
Total assets	$91,848	$84,258
Less: Liabilities arising from investing activities	$408	$320
Total investments for account of segregated fund holders	$91,440	$83,938

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 157

23.B Changes in Insurance Contracts and Investment Contracts for Account of Segregated Fund Holders

Changes in insurance contracts and investment contracts for account of segregated fund holders are as follows:

	Insurance contracts		Investment contracts
For the years ended December 31,	2015	2014	2015	2014
Balance as at January 1	$76,736	$69,088	$7,202	$7,053
Additions to segregated funds:
Deposits	11,926	9,120	121	129
Net transfer (to) from general funds	(43)	(30)	–	–
Net realized and unrealized gains (losses)	(827)	4,081	37	130
Other investment income	3,911	3,330	201	195
Total additions	$14,967	$16,501	$359	$454
Deductions from segregated funds:
Payments to policyholders and their beneficiaries	8,477	8,437	673	459
Management fees	801	738	79	85
Taxes and other expenses	171	149	10	11
Foreign exchange rate movements	(1,416)	(471)	(971)	(250)
Total deductions	$8,033	$8,853	$(209)	$305
Net additions (deductions)	$6,934	$7,648	$568	$149
Balance as at December 31	$83,670	$76,736	$7,770	$7,202

24. Commitments, Guarantees and Contingencies

24.A Lease Commitments

We lease offices and certain equipment. These are operating leases with rents charged to operations in the year to which they relate. Total future rental payments for the remainder of these leases total $922. The future rental payments by year of payment are included in Note 6.

24.B Contractual Commitments

In the normal course of business, various contractual commitments are outstanding, which are not reflected in our Consolidated Financial Statements. In addition to loan commitments for debt securities and mortgages included in Note 6.A.i, we have equity, investment property, and property and equipment commitments. As at December 31, 2015, we had a total of $1,873 of contractual commitments outstanding. The expected maturities of these commitments are included in Note 6.

24.C Letters of Credit

We issue commercial letters of credit in the normal course of business. As at December 31, 2015, we had credit facilities of $882 available for the issuance of letters of credit ($785 as at December 31, 2014), from which a total of $213 in letters of credit were outstanding ($199 as at December 31, 2014).

24.D Indemnities and Guarantees

In the normal course of our business, we have entered into agreements that include indemnities in favour of third parties, such as confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, trade-mark licensing agreements, underwriting and agency agreements, information technology agreements, distribution agreements, financing agreements, the sale of equity interests, and service agreements. These agreements may require us to compensate the counterparties for damages, losses or costs incurred by the counterparties as a result of breaches in representation, changes in regulations (including tax matters), or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. We have also agreed to indemnify our directors and certain of our officers and employees in accordance with our by-laws. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on our liability, and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, we cannot estimate our potential liability under these indemnities. We believe that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, we have not made any significant payment under such indemnification provisions. In certain cases, we have recourse against third parties with respect to the aforesaid indemnities, and we also maintain insurance policies that may provide coverage against certain of these claims.

In the normal course of our business, we have entered into purchase and sale agreements that include indemnities in favour of third parties. These agreements may require us to compensate the counterparties for damages, losses, or costs incurred by the counterparties as a result of breaches in representation. As at December 31, 2015, we are not aware of any breaches in representations that would result in any payment required under these indemnities that would have a material impact on our Consolidated Financial Statements.

Guarantees made by us that can be quantified are included in Note 6.A.i.

158 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

24.E Guarantees of Sun Life Assurance Preferred Shares and Subordinated Debentures

SLF Inc. has provided a guarantee on the $150 of 6.30% subordinated debentures due 2028 issued by Sun Life Assurance. Claims under this guarantee will rank equally with all other subordinated indebtedness of SLF Inc. SLF Inc. has also provided a subordinated guarantee of the preferred shares issued by Sun Life Assurance from time to time, other than such preferred shares which are held by SLF Inc. and its affiliates. Sun Life Assurance has no outstanding preferred shares subject to the guarantee. As a result of these guarantees, Sun Life Assurance is entitled to rely on exemptive relief from most continuous disclosure and the certification requirements of Canadian securities laws.

The following tables set forth certain consolidating summary financial information for SLF Inc. and Sun Life Assurance (Consolidated):

Results for the years ended	SLF Inc. (unconsolidated)	Sun Life Assurance (consolidated)	Other subsidiaries of SLF Inc. (combined)	Consolidation adjustment	SLF Inc. (consolidated)
December 31, 2015
Revenue	$378	$15,367	$4,584	$(1,055)	$19,274
Shareholders’ net income (loss)	$2,285	$1,787	$327	$(2,114)	$2,285

December 31, 2014
Revenue	$121	$22,426	$5,287	$(2,070)	$25,764
Shareholders’ net income (loss)	$1,922	$1,551	$564	$(2,164)	$1,873

Assets and liabilities as at	SLF Inc. (unconsolidated)	Sun Life Assurance (consolidated)	Other subsidiaries of SLF Inc. (combined)	Consolidation adjustment	SLF Inc. (consolidated)
December 31, 2015
Invested assets	$20,695	$130,977	$5,794	$(19,503)	$137,963
Total other general fund assets	$10,922	$21,279	$22,265	$(37,016)	$17,450
Investments for account of segregated fund holders	$–	$91,389	$51	$–	$91,440
Insurance contract liabilities	$–	$110,568	$7,029	$(7,370)	$110,227
Investment contract liabilities	$–	$2,913	$–	$–	$2,913
Total other general fund liabilities	$10,367	$22,386	$20,380	$(32,278)	$20,855

December 31, 2014
Invested assets	$19,211	$118,450	$5,412	$(17,922)	$125,151
Total other general fund assets	$9,354	$17,074	$19,124	$(31,284)	$14,268
Investments for account of segregated fund holders	$–	$83,891	$47	$–	$83,938
Insurance contract liabilities	$–	$101,440	$5,700	$(5,912)	$101,228
Investment contract liabilities	$–	$2,819	$–	$–	$2,819
Total other general fund liabilities	$9,834	$17,112	$17,925	$(28,371)	$16,500

24.F Legal and Regulatory Proceedings

We are regularly involved in legal actions, both as a defendant and as a plaintiff. Legal actions naming us as a defendant ordinarily involve our activities as a provider of insurance protection and wealth management products, as an investor and investment advisor, and as an employer. In addition, government and regulatory bodies in Canada, the U.S., the U.K., and Asia, including federal, provincial, and state securities and insurance regulators and government authorities, from time to time, make inquiries and require the production of information or conduct examinations or investigations concerning our compliance with insurance, securities, and other laws.

Provisions for legal proceedings related to insurance contracts, such as for disability and life insurance claims and the cost of litigation, are included in Insurance contract liabilities in our Consolidated Statements of Financial Position. Other provisions are established outside of the Insurance contract liabilities if, in the opinion of management, it is both probable that a payment will be required and a reliable estimate can be made of the amount of the obligation. Management reviews the status of all proceedings on an ongoing basis and exercises judgment in resolving them in such manner as management believes to be in our best interest.

Two putative class action lawsuits have been filed against Sun Life Assurance in connection with sales practices relating to, and the administration of, individual policies issued by the Metropolitan Life Insurance Company (“MLIC”). These policies were assumed by Clarica when Clarica acquired the bulk of MLIC’s Canadian operations in 1998 and subsequently assumed by Sun Life Assurance as a result of its amalgamation with Clarica. One of the lawsuits (Fehr et al v Sun Life Assurance Company of Canada) is a purported class action issued in Ontario and the other (Alamwala v Sun Life Assurance Company of Canada) is in British Columbia. Neither action has been certified at this time. In the Fehr action, on November 12, 2015, the court dismissed the plaintiff’s motion for certification for certain claims and has not yet made a decision on the balance of the motion for the remaining claims. We expect the court will deliver its final ruling on this part of the motion sometime in 2016. In addition, the plaintiffs have the right to appeal any decision against

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 159

certification. The Alamwala action remains dormant. We will continue to vigorously defend against the claims in these actions. In connection with the acquisition of the Canadian operations of MLIC, MLIC agreed to indemnify Clarica for certain losses, including those incurred relating to the sales of its policies. Should either of the Fehr or the Alamwala lawsuits result in a loss, Sun Life Assurance will seek recourse against MLIC under that indemnity through arbitration.

Management does not believe that the probable conclusion of any current legal or regulatory matter, either individually or in the aggregate, will have a material adverse effect on the Consolidated Statements of Financial Position or results of operations of the Company.

25. Related Party Transactions

SLF Inc. and its subsidiaries, joint ventures and associates transact business worldwide. All transactions between SLF Inc. and its subsidiaries have been eliminated on consolidation. Transactions with joint ventures and associates, which are also related parties, are disclosed in Note 17. Transactions between the Company and related parties are executed and priced on an arm’s-length basis in a manner similar to transactions with third parties.

25.A Transactions with Key Management Personnel, Remuneration and Other Compensation

Key management personnel refers to the executive team and Board of Directors of SLF Inc. These individuals have the authority and responsibility for planning, directing, and controlling the activities of the Company. The aggregate compensation to the executive team and directors are as follows:

For the years ended December 31,	2015		2014
	Executive team	Directors	Executive team	Directors
Number of individuals	11	12	13	13
Base salary and annual incentive compensation	$13	$–	$13	$–
Additional short-term benefits and other	$–	$1	$–	$1
Share-based long-term incentive compensation	$15	$2	$16	$2
Value of pension and post-retirement benefits	$2	$–	$2	$–
Severance	$–	$–	$1	$–

25.B Other Related Party Transactions

We provide investment management services for our pension plans. The services are provided on substantially the same terms as for comparable transactions with third parties. We also hold units of investment funds managed by certain of our joint ventures. The carrying amount of our investment in these funds is included in Note 17.D.

26. Pension Plans and Other Post-Retirement Benefits

We sponsor defined benefit pension plans and defined contribution plans for eligible employees. All of our material defined benefit plans worldwide are closed to new entrants with new hires participating in defined contribution plans. Material defined benefit plans are located in Canada, the U.S., and the U.K. The defined benefit pension plans offer benefits based on length of service and final average earnings and certain plans offer some indexation of benefits. The specific features of these plans vary in accordance with the employee group and countries in which employees are located. In addition, we maintain supplementary non-contributory defined benefit pension arrangements for eligible employees, primarily for benefits which do not qualify for funding under the various registered pension plans. As at December 31, 2014, there are no active members in the U.K. and the U.S. defined benefit plans continuing to accrue future service benefits. On January 1, 2009, the Canadian defined benefit plans were closed to new employees. Canadian employees hired before January 1, 2009 continue to earn future service benefits in the previous plans, which includes both defined benefit and defined contribution components, while new hires since then are eligible to join a defined contribution plan. In addition, one small defined benefit plan in the Philippines remains open to new hires.

Our funding policy for defined benefit pension plans is to make at least the minimum annual contributions required by regulations in the countries in which the plans are offered. Our U.K. defined benefit pension scheme is governed by pension trustees. In other countries in which we operate, the defined benefit pension arrangements are governed by local pension committees. Significant plan changes require the approval of the Board of Directors of the sponsoring subsidiary of SLF Inc.

We also established defined contribution plans for eligible employees. Our contributions to these defined contribution pension plans may be subject to certain vesting requirements. Generally, our contributions are a set percentage of employees’ annual income and may be a set percentage of employee contributions, up to specified levels.

In addition to our pension plans, in Canada and the U.S., we provide certain post-retirement health care and life insurance benefits to eligible employees and to their dependants upon meeting certain requirements. Eligible retirees may be required to pay a portion of the premiums for these benefits and, in general, deductible amounts and co-insurance percentages apply to benefit payments. These post-retirement benefits are not pre-funded. In Canada, certain post-retirement health care and life insurance benefits are provided for eligible employees who retired before December 31, 2015. Eligible employees in Canada who retire after December 31, 2015 will have access to voluntary retiree-paid health care coverage. In the U.S., certain post-retirement health care and life insurance benefits are provided to eligible retirees. In 2015, changes in the U.S. retiree benefits program were announced; employees who are not age 50 with 10 years of service as of December 31, 2015 will only have access to subsidized retiree health care coverage until eligible for

160 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Medicare, and starting in April 2016, eligible existing and future retirees and covered dependents eligible for Medicare will receive an annual contribution to a health reimbursement account to be applied against individual coverage and other eligible expenses.

26.A Risks Associated with Employee Defined Benefit Plans

With the closure of the material defined benefit pension and retiree benefit plans to new entrants, the volatility associated with future service accruals for active members has been limited and will decline over time.

The major risks remaining in relation to past service obligations are increases in liabilities due to a decline in discount rates, greater life expectancy than assumed and adverse asset returns. We continue to implement our plan to de-risk our defined benefit pension plans Company-wide by systematically shifting the pension asset mix towards liability matching investments over the next few years. The target for our material funded defined benefit plans is to minimize volatility in funded status arising from changes in discount rates and exposure to equity markets.

26.B Defined Benefit Pension and Other Post-Retirement Benefit Plans

The following tables set forth the status of the defined benefit pension and other post-retirement benefit plans:

		2015			2014
	Pension	Other post- retirement	Total	Pension	Other post- retirement	Total
Change in defined benefit obligations:
Defined benefit obligation, January 1	$3,202	$304	$3,506	$2,672	$262	$2,934
Current service cost	39	5	44	33	4	37
Interest cost	126	13	139	129	13	142
Actuarial losses (gains)	15	(18)	(3)	445	29	474
Benefits paid	(141)	(13)	(154)	(119)	(12)	(131)
Curtailment losses (gains)	–	–	–	(20)	–	(20)
Plan amendments	–	(30)	(30)	–	–	–
Termination benefits	1	–	1	–	–	–
Foreign exchange rate movement	198	15	213	62	8	70
Defined benefit obligation, December 31	$3,440	$276	$3,716	$3,202	$304	$3,506
Change in plan assets:
Fair value of plan assets, January 1	$2,988	$–	$2,988	$2,583	$–	$2,583
Administrative expense	(1)	–	(1)	–	–	–
Interest income on plan assets	117	–	117	125	–	125
Return on plan assets (excluding amounts included in net interest expense)	(50)	–	(50)	281	–	281
Employer contributions	84	13	97	71	12	83
Benefits paid	(141)	(13)	(154)	(119)	(12)	(131)
Curtailment losses (gains)	–	–	–	(16)	–	(16)
Foreign exchange rate movement	196	–	196	63	–	63
Fair value of plan assets, December 31	$3,193	$–	$3,193	$2,988	$–	$2,988
Amounts recognized on Statement of Financial Position:
Fair value of plan assets	$3,193	$–	$3,193	$2,988	$–	$2,988
Defined benefit (obligation)	(3,440)	(276)	(3,716)	(3,202)	(304)	(3,506)
Net recognized (liability) asset, December 31	$(247)	$(276)	$(523)	$(214)	$(304)	$(518)

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 161

		2015			2014
	Pension	Other post- retirement	Total	Pension	Other post- retirement	Total
Components of net benefit expense recognized:
Current service cost	$39	$5	$44	$33	$4	$37
Administrative expense	1	–	1	–	–	–
Net interest expense (income)	9	13	22	4	13	17
Curtailment losses (gain)	–	–	–	(4)	–	(4)
Plan amendments	–	(30)	(30)	–	–	–
Termination benefits	1	–	1	–	–	–
Other long-term employee benefit losses (gain)	–	3	3	–	(1)	(1)
Net benefit expense	$50	$(9)	$41	$33	$16	$49
Remeasurement of net recognized (liability) asset:
Return on plan assets (excluding amounts included in net interest expense)	$(50)	$–	$(50)	$281	$–	$281
Actuarial gains (losses) arising from changes in demographic assumptions	(5)	–	(5)	(44)	(4)	(48)
Actuarial gains (losses) arising from changes in financial assumptions	12	7	19	(390)	(29)	(419)
Actuarial gains (losses) arising from experience adjustments	(22)	14	(8)	(11)	4	(7)
Foreign exchange rate movement	(2)	(15)	(17)	1	(8)	(7)
Components of defined benefit costs recognized in Other comprehensive income (loss)	$(67)	$6	$(61)	$(163)	$(37)	$(200)

26.C Principal Assumptions for Significant Plans

	2015			2014
	Canada %	U.K. %	U.S. %	Canada %	U.K. %	U.S. %
To determine defined benefit obligation at end of year:
Discount rate for pension plans	3.90	3.55	4.75	4.00	3.25	4.25
Rate of compensation increase	3.00	n/a	n/a	3.00	n/a	n/a
Pension increases	0.00-0.25	3.45	n/a	0.00-0.25	3.15	n/a
To determine net benefit expense for year:
Discount rate for pension plans	4.00	3.25	4.25	4.90	4.40	5.10
Rate of compensation increase	3.00	n/a	n/a	3.00	n/a	3.50
Pension increases	0.00-0.25	3.15	n/a	0.00-0.25	3.60	n/a
Health care trend rates:
Initial health care trend rate	5.43	n/a	7.00	5.50	n/a	7.50
Ultimate health care trend rate	4.50	n/a	5.00	4.50	n/a	5.00
Year ultimate health care trend rate reached	2030	n/a	2020	2030	n/a	2020

	2015			2014
	Canada	U.K.	U.S.	Canada	U.K.	U.S.
Mortality rates:
Life expectancy (in years) for individuals currently at age 65:
Male	22	25	22	22	25	22
Female	24	27	24	24	27	24
Life expectancy (in years) at 65 for individuals currently at age 45:
Male	23	28	24	23	28	24
Female	25	30	26	25	30	26
Average duration (in years) of pension obligation	16.8	20.9	14.5	15.5	21.7	16.4

162 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Discount Rate, Return on Plan Assets and Rate of Compensation Increase

The major economic assumptions which are used in determining the actuarial present value of the accrued benefit obligations vary by country.

The discount rate assumption used in each country is based on the market yields, as of December 31, of high quality corporate bonds that have terms to maturity approximating the terms of the related obligation. Health care cost calculations are based on long-term trend assumptions which may differ from actual results.

26.D Sensitivity of Key Assumptions

The following table provides the potential impact of changes in key assumptions on the defined benefit obligation for pension and other post-retirement benefit plans as at December 31, 2015. These sensitivities are hypothetical and should be used with caution. The impact of changes in each key assumption may result in greater than proportional changes in sensitivities.

	Pension	Post-retirement benefits
Interest/discount rate sensitivity:(1)
1% decrease	$599	$37
1% increase	$(491)	$(30)
Rate of compensation increase assumption:
1% decrease	$(61)	n/a
1% increase	$64	n/a
Health care trend rate assumption:
1% decrease	n/a	$(14)
1% increase	n/a	$16
Mortality rates:(2)
10% decrease	$81	$6

(1)	Represents a parallel shift in interest rates across the entire yield curve, resulting in a change in the discount rate assumption.
(2)	Represents 10% decrease in mortality rates at each age.

26.E Fair Value of Plan Assets

Composition of fair value of plan assets, December 31:

	2015	2014
Equity investments	5%	12%
Fixed income investments	87%	80%
Real estate investments	5%	4%
Other	3%	4%
Total composition of fair value of plan assets	100%	100%

The fair value of all of our equity investments in 2015 and 2014 and 3% of our fixed income investments in 2015 (4% in 2014), are determined based on valuation techniques consistent with Level 1 of the fair value hierarchy.

The assets of the defined benefit pension plans are primarily held in trust for plan members, and are managed within the provisions of each plan’s investment policies and procedures. Diversification of the investments is used to limit credit, market, and foreign currency risks. We continue to implement our plan to de-risk our defined benefit pension plans by shifting the pension asset mix towards liability matching investments, taking into account the long-term nature of the pension obligations and related cash flows. The long-term investment objectives of the defined benefit pension plans are to equal or exceed the rate of growth of the liabilities. Over shorter periods, the objective of the defined benefit pension plan investment strategy is to minimize volatility in the funded status. Liquidity is managed with consideration to the cash flow requirements of the liabilities.

26.F Future Cash Flows

The following tables set forth the expected contributions and expected future benefit payments of the defined benefit pension and other post-retirement benefit plans:

	Pension	Post-retirement	Total
Expected contributions for the next 12 months	$76	$15	$91

Expected Future Benefit Payments

	2016	2017	2018	2019	2020	2021 to 2025
Pension	$148	$151	$154	$162	$167	$925
Post-retirement	15	15	15	15	16	80
Total	$163	$166	$169	$177	$183	$1,005

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2015 163

26.G Defined Contribution Plans

We expensed $81 in 2015 ($65 for 2014) with respect to defined contribution plans.

27. Earnings (Loss) Per Share

Details of the calculation of the net income (loss) and the weighted average number of shares used in the earnings per share computations are as follows:

For the years ended December 31,	2015	2014
Common shareholders’ net income (loss) for basic earnings per share	$2,185	$1,762
Add: increase in income due to convertible instruments(1)	10	10
Common shareholders’ net income (loss) on a diluted basis	$2,195	$1,772
Weighted average number of common shares outstanding for basic earnings per share (in millions)	612	611
Add: dilutive impact of stock options(2) (in millions)	1	2
Add: dilutive impact of convertible instruments(1) (in millions)	5	6
Weighted average number of common shares outstanding on a diluted basis (in millions)	618	619
Basic earnings (loss) per share	$3.57	$2.88
Diluted earnings (loss) per share	$3.55	$2.86

(1)	The convertible instruments are the SLEECS B issued by Sun Life Capital Trust I.
(2)	Excludes the impact of 2 million stock options for the year ended December 31, 2015 (2 million for the year ended December 31, 2014) because these stock options were antidilutive for the period.

164 Sun Life Financial Inc. Annual Report 2015	Notes to Consolidated Financial Statements

Appointed Actuary’s Report

THE SHAREHOLDERS AND DIRECTORS OF SUN LIFE FINANCIAL INC.

I have valued the policy liabilities and reinsurance recoverables of Sun Life Financial Inc. and its subsidiaries for its Consolidated Statements of Financial Position at December 31, 2015 and December 31, 2014 and their change in the Consolidated Statements of Operations for the year ended December 31, 2015 in accordance with accepted actuarial practice in Canada, including selection of appropriate assumptions and methods.

In my opinion, the amount of policy liabilities net of reinsurance recoverables makes appropriate provision for all policy obligations and the Consolidated Financial Statements fairly present the results of the valuation.

Larry Madge

Fellow, Canadian Institute of Actuaries

Toronto, Canada

February 10, 2016

Appointed Actuary’s Report	Sun Life Financial Inc. Annual Report 2015 165

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Sun Life Financial Inc.

We have audited the accompanying consolidated financial statements of Sun Life Financial Inc. and subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2015 and December 31, 2014, and the consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated statements of changes in equity, and consolidated statements of cash flows for each of the years in the two-year period ended December 31, 2015, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Sun Life Financial Inc. and subsidiaries as at December 31, 2015 and December 31, 2014 and their financial performance and their cash flows for each of the years in the two-year period ended December 31, 2015 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control –Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 10, 2016 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Chartered Professional Accountants

Licensed Public Accountants

February 10, 2016

166 Sun Life Financial Inc. Annual Report 2015	Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Sun Life Financial Inc.

We have audited the internal control over financial reporting of Sun Life Financial Inc. and subsidiaries (the “Company”) as of December 31, 2015, based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s Financial Reporting Responsibilities report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the Canadian generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2015 of the Company and our report dated February 10, 2016 expressed an unqualified opinion on those financial statements.

Chartered Professional Accountants

Licensed Public Accountants

February 10, 2016

Report of Independent Registered Public Accounting Firm	Sun Life Financial Inc. Annual Report 2015 167